As filed with the Securities and Exchange Commission on _______ __, 1999
                                                   Registration No.  333-81613
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              ----------------------------------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
              ----------------------------------------------------

                            Riviera Black Hawk, Inc.
             (Exact name of registrant as specified in its charter)

            Colorado                                   0000899647                       86-0886265
  (State or other jurisdiction                (Primary Standard Industrial            (I.R.S. Employer
of  incorporation  or  organization)           Classification Code Number)          Identification No.)

                   -------------------------------------------
                                 444 Main Street
                           Black Hawk, Colorado 80422
                                 (303) 582-1000

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                     ---------------------------------------
                              William L. Westerman
                      Chief Executive Officer and Director
                            Riviera Black Hawk, Inc.
                           444 Main Street Black Hawk,
                                 Colorado 80422
                                 (303) 582-1000

    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                     ---------------------------------------
                                 With Copies to:
                                Fredric J. Klink
                             Dechert Price & Rhoads
                              30 Rockefeller Plaza
                            New York, New York 10112
                                  (212)698-3500
                     ---------------------------------------
        Approximate date of commencement of proposed sale to the public:

      As soon as practicable after the effective date of this Registration
                                   Statement.

   If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with
                General Instruction G, check the following box.

     If this form is filed to register additional securities or an offering pursuant to Rule 462(b)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

                     ---------------------------------------
                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------- ----------------- -------------------- ------------------- -------------------
                                                                       Proposed Maximum     Proposed Maximum
              Title of Each Class of                  Amount to be      Offering Price     Aggregate Offering      Amount of
           Securities to be Registered                 Registered        Per Unit (1)          Price (1)        Registration Fee
--------------------------------------------------- ----------------- -------------------- ------------------- -------------------
--------------------------------------------------- ----------------- -------------------- ------------------- -------------------
13% First Mortgage Notes due 2005 With  Contingent
Interest.......................................         $45,000,000          100%              $45,000,000             $12,510
--------------------------------------------------- ----------------- -------------------- ------------------- -------------------


(1) Estimated pursuant to Rule 457(f) solely for purposes of calculating the registration fee.

                     ---------------------------------------
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED ________ __, 1999
PROSPECTUS
                                Offer to Exchange
 13% First Mortgage Notes due 2005 With Contingent Interest for all outstanding
           13% First Mortgage Notes due 2005 With Contingent Interest
                                       of

                            RIVIERA BLACK HAWK, INC.

                  The exchange offer will expire at 5:00 P.M.,
         New York City time, on ______________ __, 1999 (90 days after the effective date of this Registration Statement), unless extended.

                            -------------------------

Terms of the exchange offer:

     - We will exchange all existing notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     - You may withdraw tenders of existing notes at any time prior to the expiration of the exchange offer.

     - We believe that the exchange of existing notes will not be a taxable event for U.S. federal income tax purposes, but you should see "United States Federal Income Tax Considerations" on page 64 for more information.

     -    We will not receive any proceeds from the exchange offer.

     - The terms of the exchange notes are substantially identical to the existing notes, except that the exchange notes are registered under the Securities Act of 1933 and the transfer restrictions and registration rights applicable to the existing notes do not apply to the exchange notes.

     - Each broker-dealer that receives exchange notes are required to deliver a prospectus in connection with any resale of such note.

     - Each broker-dealer that acquired existing notes as a result of market making or other trading activities may use the exchange offer prospectus, as supplemented or amended for resales of exchange notes.

     - Broker-dealers that acquired the existing notes directly from the Company in the initial offering and not as a result of market making or trading activities cannot use the prospectus for the exchange offer in connection with resales of the exchange notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resale of the exchange notes and cannot rely on the position of the staff in Exxon Capital Holdings Corporation (avail. April 13, 1989).
          -------------------------

     See "Risk Factors" beginning on page 8 for a discussion of risks that should be considered by holders.

                           -------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                           -------------------------

                The date of this prospectus is _______ __, 1999.

                               TABLE OF CONTENTS

                                                           Page



Summary......................................................1
Risk Factors.................................................8
Use Of Proceeds.............................................15
Capitalization..............................................15
Selected Financial Information..............................16
Ratio Of Earnings To Fixed Charges..........................17
Management's Discussion And Analysis Of Financial Condition
And Results Of Operations...................................18
The Exchange Offer..........................................21
Business....................................................28
Gaming And Liquor Regulatory Matters........................33
Material Agreements.........................................37
Management..................................................39
Principal Stockholders......................................41
Relationships And Related Transactions......................43
Description Of Notes........................................44
United States Federal Income Tax Considerations.............64
Plan Of Distribution........................................67
Legal Matters...............................................68
Experts.....................................................68
Available Information.......................................68



You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this document.

                           FORWARD-LOOKING STATEMENTS

     We make "forward-looking statements" throughout this prospectus. Whenever you read a statement that is not simply a statement of historical fact (such as when we describe what we "believe," "expect" or "anticipate" will occur, and other similar statements), you must remember that our expectations may not be correct, even though we believe they are reasonable. We do not guarantee that the transactions and events described in this prospectus will happen as described or that they will happen at all. The forward-looking information contained in this prospectus is generally located in the material set forth under the headings "Summary," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon our management's reasonable estimates of future results or trends. The factors that may affect our expectations of our operations, markets and services include, among others, the following:

-    local and regional economic and business conditions;

-    changes or developments in laws, regulations or taxes;

- actions taken or omitted to be taken by third parties, including our customers, suppliers, competitors and stockholders, as well as governmental authorities;

-    competition;

- the loss of any licenses or permits or our failure to obtain our gaming or liquor license on a timely basis;

-    delays in completing the construction of the casino;

- changes in our business strategy, capital improvements or development plans;

- the availability of additional capital to support capital improvements and development; and

-    other  factors   discussed  under  "Risk  Factors"  or  elsewhere  in  this prospectus.

You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even though our situation may change in the future.

                                     SUMMARY

     This summary highlights selected information from this prospectus and may not contain all the information that is important to you. You should carefully read this entire prospectus, including any information to which we refer you, before deciding to purchase any of the notes. The terms "Company," "our company," "we" and "us" refer to Riviera Black Hawk, Inc. and the terms "Riviera Black Hawk" and "our casino" refer to the casino we are constructing in Black
Hawk, Colorado. The term "Riviera Holdings" refers to Riviera Holdings Corporation, our parent company.

                               The Exchange Offer

     On June 3, 1999, we sold $45.0 million aggregate principal amount of 13% First Mortgage Notes due 2005 With Contingent Interest (the "existing notes"). In connection with this offering, we entered into a registration rights agreement with the initial purchaser of the existing notes, Jefferies & Company, Inc., in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the existing notes. We are offering to exchange $45.0 million aggregate principal amount of our 13% First Mortgage Notes due 2005 With Contingent Interest, which have been registered under the Securities Act (the "exchange notes" or the "notes"), for a like aggregate principal amount of our existing notes (the "exchange offer"). You are entitled to exchange your existing notes for exchange notes with substantially identical terms. We urge you to read the discussions under the headings "The exchange offer" and "The exchange notes" in this Summary for further information regarding the exchange offer and the exchange notes.

                                   The Company

     Our company, a wholly-owned subsidiary of Riviera Holdings, is constructing and will own and operate a casino with entertainment and parking facilities in Black Hawk, Colorado, approximately 40 miles west of Denver. Our casino will be one of the largest in Colorado with approximately 1,000 slot machines and 12 blackjack tables. In Colorado, each slot machine and each table game is considered one gaming position.

     We expect to open our casino in the first quarter of 2000. The total cost for our casino, excluding capitalized interest, is expected to be $77.1 million. Riviera Holdings owns all of our stock as a result of a $20 million equity investment in us (excluding capitalized interest).

     Our casino will be managed by a wholly-owned subsidiary of Riviera Holdings. Riviera Holdings owns and operates the Riviera Hotel & Casino located on the Las Vegas Strip. Upon completion, our casino will be the only casino in the Black Hawk/Central City market developed and operated by a Las Vegas Strip casino company.

The Black Hawk/Central City Market

     Limited stakes gaming -- a maximum single bet of $5 -- is permitted in Colorado in three historic mining towns -- Black Hawk, Central City and Cripple Creek. 95% of Colorado gaming revenues are attributable to slot play. The Black Hawk/Central City market primarily caters to "day-trip" customers from Denver, Boulder, Fort Collins and Golden as well as Cheyenne, Wyoming area. Approximately 3.3 million people reside within a 100-mile radius of the Black Hawk/Central City market, of which 1.9 million reside in the Denver metropolitan area.

Strengths

     We believe that the following competitive strengths will contribute to the success of our casino:

     - Our casino is located at the entrance to Black Hawk and will be one of the first three casinos encountered when traveling from Denver to the Black Hawk/Central City market.

     - The Black Hawk/Central City market lacks adequate parking. Our casino will feature an attached 175,000 square foot multi-level parking facility with capacity for approximately 520 vehicles (92% of which will be covered). In addition to valet parking, we will offer patrons the convenience of a self-park option. We will not charge for parking.

     - Our approximately 1,000 gaming positions will be significantly larger than the market average of 336 positions per casino as of December 31, 1998, and combined with our ability to place all gaming devices on a single floor, we will create an atmosphere that is closer to that found in Las Vegas casinos than that typically found in casinos in the Black Hawk/Central City market. Unlike most other Central City/Black Hawk casinos, we will offer food service through our 265-seat casual dining restaurant and entertainment through our 7,000 square foot entertainment center.

Weaknesses

     -    Neither we nor Riviera Holdings has managed a casino in Colorado.

     - Our attempt to stress the atmosphere of a Las Vegas casino may not be accepted in the Black Hawk/Central City market.

     - Our cash flow may be insufficient to enable us to pay the $5.85 million of fixed interest per annum on the notes after the first three years of operation.

     - Our equity is limited and Riviera Holdings has made only limited commitments related to construction and opening and to subsidize cash flow shortfalls and interest on the notes for the first three years of operation.

Riviera Holdings Corporation

     Riviera Holdings owns the Riviera Hotel & Casino located on the Las Vegas Strip. Riviera Holdings will be obligated under the completion capital commitment to contribute to us up to $10.0 million of cash if at any time there are insufficient funds available to enable our casino to be operating by May 31, 2000. In addition, if our casino is not operating by May 31, 2000, Riviera Holdings will be obligated to contribute on that date $10.0 million in cash less any amounts previously contributed under the completion capital commitment. Furthermore, if (1) we do not have the necessary funds to make a payment of fixed interest on the notes during our first three years of operations or (2) our cash flow is less than $9.0 million in any of our first three years of operations, Riviera Holdings will be obligated under the keep-well agreement to contribute cash to us to make up those amounts, subject to a maximum of $5.0 million for any one operating year and $10.0 million in the aggregate. Riviera Holdings has also deposited $5.0 million to insure a title insurance company against potential mechanics lien claims. As of June 30, 1999, Riviera Holdings had about $46.6 million of unrestricted cash and short term investments to support these commitments.

                                The Transactions

     The existing notes were issued on June 3, 1999. The proceeds from the sale of the existing notes was approximately $45.0 million, which were used as follows: (1) approximately $31.9 million was deposited into a construction disbursement account, of which $10.1 million was used to reimburse Riviera Holdings for amounts advanced to us to cover construction and development costs incurred prior to the sale of the existing notes, and the remaining $21.8 million has been and will continue to be used to finance the cost to develop, construct, equip and open the Riviera Black Hawk, (2) $5.0 million was deposited into a completion reserve account to be held as a reserve in case there are insufficient funds in the construction disbursement account to complete the Riviera Black Hawk, (3) $5.1 million was deposited into an interest reserve account and used to purchase government securities representing funds sufficient to pay the first two payments of fixed interest on the notes and (4) approximately $3.0 million was used to pay fees and expenses relating to the foregoing as well as the sale of the existing notes.

                               The Exchange Offer

Securities Offered............     Up to $45,000,000  aggregate principal amount
                                   of 13% First Mortgage  Notes  due  2005  With
                                   Contingent   Interest.   The   terms  of  the
                                   exchange   notes  and   existing   notes  are
                                   identical in all material respects, except for transfer restrictions and registration rights relating to the existing notes.

The  Exchange  Offer.............  We are offering the exchange  notes to you in exchange for a like principal amount of existing notes. Existing notes may be
                                   exchanged  only  in  integral   multiples  of
                                   $1,000.

Expiration date; Withdrawal
     of Tender...................  The exchange  offer will expire at 5:00 p.m.,
                                   New York City time, on ______ __ , 1999 (90 days after the effective date of this Registration Statement), or such later date and time to which it may be extended by us but in no event beyond December 31, 1999. The tender of existing notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date. Any existing notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the exchange offer.

Conditions to the Exchange
    Offer........................  Our obligation to accept for exchange,  or to issue exchange notes in exchange for, any existing notes is subject to customary conditions relating to compliance with any applicable law or any applicable interpretation by the staff of the Securities and Exchange Commission, the receipt of any applicable governmental approvals and the absence of any actions or proceedings of any governmental agency or court which could materially impair our ability to consummate the exchange offer. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Conditions to the exchange offer."

Procedures for Tendering Existing
   Notes.........................  If you wish to accept the exchange  offer and tender your existing notes, you must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with its instructions and the instructions in this prospectus, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such existing notes and any other required documentation, to the exchange agent at the address set forth herein. See "The Exchange Offer--Procedures for Tendering existing notes."

Use of Proceeds..................  We will not  receive  any  proceeds  from the exchange offer.

Exchange Agent...................  IBJ Whitehall Bank & Trust Company is serving as the exchange agent in connection with the exchange offer.

Federal Income Tax Consequences..  The   exchange  of  Notes   pursuant  to  the
                                   exchange  offer should not be a taxable event
                                   for federal income tax purposes.  See "United
                                   States Federal Income Tax Considerations." We
                                   will  not  receive  any  proceeds   from  the
                                   exchange offer.

                         Consequences of Exchange Offer

     Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that holders of existing notes (other than any holder who is an "affiliate" of our company within the meaning of Rule 405 under the Securities
Act) who exchange their existing notes for exchange notes pursuant to the exchange offer generally may offer such exchange notes for resale, resell such exchange notes and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided:

     - the exchange notes are acquired in the ordinary course of the holders' business;

     - the holders have no arrangement with any person to participate in a distribution of such exchange notes; and

     - neither the holder nor any other person is engaging in or intends to engage in a distribution of the exchange notes.

     Each broker-dealer that receives exchange notes for its own account in exchange for existing notes must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or in compliance with an available exemption from registration or qualification. We have agreed, pursuant to the registration rights agreement and subject to limitations specified in the registration rights agreement, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Notes reasonably requests in writing. If a holder of existing notes does not exchange such existing notes for exchange notes pursuant to the exchange offer, such existing notes will continue to be subject to the restrictions on transfer contained in the legend printed on the existing notes. In general, the existing notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of existing notes do not have any appraisal or dissenters' rights under the Colorado Business Corporation Act in connection with the exchange offer. See "The Exchange Offer--Consequences of Failure to Exchange; Resales of exchange notes."

     The existing notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following commencement of the exchange offer but prior to its consummation, the existing notes may continue to be traded in the PORTAL market. Following consummation of the exchange offer, the exchange notes will not be eligible for PORTAL trading.

                               The Exchange Notes

    The terms of the exchange notes and the existing notes are identical in all material respects, except for transfer restrictions and registration rights relating to the existing notes.

Securities Offered..............   $45.0 million  principal  amount of 13% First
                                   Mortgage  Notes  due  2005  With   Contingent
                                   Interest.

Maturity Date...................   May 1, 2005.

Interest Payment Dates..........   May 1 and November 1 of each year,  beginning
                                   on November 1, 1999.

Fixed Interest..................   Fixed  interest  will be payable on the notes
                                   at a rate of 13% per annum.

Contingent Interest.............   Contingent  interest  will be  payable on the
                                   notes on each interest payment date after the
                                   Riviera Black Hawk begins operating. However,
                                   no  contingent  interest will accrue prior to
                                   the date that the  Riviera  Black Hawk begins
                                   operating.  The amount of contingent interest
                                   will,  subject to certain limits, be equal to
                                   5% of  our  cash  flow  for  the  two  fiscal
                                   quarters  ending  prior  to the  record  date
                                   applicable to the relevant  interest  payment
                                   date.  We may defer  paying  any or all of an
                                   installment  of  contingent   interest  under
                                   circumstances   described   in  the   section
                                   "Description of Notes-- Principal, Maturity and Interest."

Ranking.........................   The notes will be senior secured obligations,
                                   will rank  equal in payment  preference  with
                                   all  of  our  existing   and  future   senior
                                   indebtedness and will rank senior in right of
                                   payment  to all of our  existing  and  future
                                   subordinated  indebtedness.   Currently,  the
                                   notes   are  our  only   outstanding   senior
                                   indebtedness   and  we   have   no   existing
                                   subordinated indebtedness.

Security........................   The notes will, with certain  exceptions,  be
                                   secured   by  a   first   priority   lien  on
                                   substantially all of our existing and future assets, including, without limitation:

                                   o a pledge of the net proceeds  from the sale
                                     of  the  existing  notes  which  have  been
                                     deposited  into   restricted   disbursement
                                     accounts to be used to fund construction and development of the Riviera Black Hawk and pay the first two payments of fixed interest on the notes;

                                   o substantially  all of the assets  that will
                                     comprise   our   casino,   other  than  (1)
                                     furniture,  fixtures and  equipment and (2)
                                     the  assets  of  our  future   unrestricted
                                     subsidiaries;

                                   o agreements  pursuant  to which  our  casino
                                     will be constructed,  operated and managed;
                                     and

                                   o licenses   and  permits   relating  to  the
                                     construction, operation and management of our casino, other than our Colorado gaming and liquor licenses.

Completion Capital Commitment...   Riviera Holdings, our parent company, will be
                                   obligated   under  the   completion   capital
                                   commitment  to  contribute  to us up to $10.0
                                   million  of cash  if at any  time  there  are
                                   insufficient  funds  available  to enable our
                                   casino to be operating  by May 31, 2000.  The
                                   contributions  will  be  made  at  the  times
                                   necessary   to  enable   our   casino  to  be
                                   operating  by May 31, 2000.  In addition,  if
                                   our casino is not  operating by May 31, 2000,
                                   Riviera   Holdings   will  be   obligated  to
                                   contribute  to us on that date $10.0  million
                                   in   cash   less   any   amounts   previously
                                   contributed  under  the  completion   capital
                                   commitment.   See   "Description  of  Notes--
                                   Completion Capital Commitment."

Keep-Well Agreement.............   If (1) we do not have the necessary  funds to
                                   make a payment of fixed interest on the notes
                                   during our first three years of operations or
                                   (2) our cash flow is less  than $9.0  million
                                   in  any  of  our   first   three   years   of
                                   operations,    Riviera   Holdings   will   be
                                   obligated under the keep-well agreement to contribute cash to us to make up those amounts, subject to a maximum of $5.0 million for any one operating year and $10.0 million in the aggregate.

Optional Redemption.............   On or after May 1, 2002,  we may redeem  some
                                   or all  of  the  notes  at  any  time  at the
                                   redemption  prices  described  in the section
                                   "Description    of    Notes    --    Optional
                                   Redemption."

                                   Prior to May 1, 2001, we may redeem up to 35% of the notes with the proceeds of a public offering of our equity or the proceeds contributed to us of offerings by our parent company of its equity at the redemption prices listed in the section "Description of Notes -- Optional Redemption."

Gaming Redemption...............   The  notes  will  be  subject  to   mandatory
                                   disposition and redemption requirements in accordance with determinations by any gaming authority.

Change of Control...............   If we experience a change of control, we must
                                   offer to repurchase the notes at the prices listed in the section "Description of Notes--
                                   Repurchase at the Option of Holders-- Change of Control."

Asset Sales and Events of Loss..   If we sell  assets  or  experience  events of
                                   loss,   we  may  be   required  to  offer  to
                                   repurchase  the notes at the prices listed in
                                   the   section    "Description    of   Notes--
                                   Repurchase  at the Option of Holders--  Asset
                                   Sales" and "--Events of Loss."

Excess Cash Purchase Offers.....   At the end of each four fiscal quarters after
                                   our casino begins operating, we must offer to
                                   repurchase  the maximum  principal  amount of
                                   notes that can be  purchased  with 50% of our
                                   excess   cash  flow  from  that  four  fiscal
                                   quarter   period.    The   prices   for   the
                                   repurchases   are   listed  in  the   section
                                   "Description of Notes-- Repurchase at the Option of Holders-- Excess Cash Purchase
                                   Offers."

Basic Covenants of the
  Indenture.....................   We will  issue the notes  under an  indenture
                                   that will, among other things, restrict our ability to:

                                   borrow money;

                                   pay dividends on or repurchase our capital stock;

                                   make investments;


                                   use  our   assets   as   security   in  other
                                   transactions; and

                                   sell   assets  or  enter   into   mergers  or
                                   consolidations.

                                  RISK FACTORS

     Before you invest in the notes, you should carefully consider the following factors, in addition to the other information contained in this prospectus.

Substantial leverage and ability to service debt

     - We will be substantially leveraged. In addition to our obligation to pay principal and interest on the notes, we will also be incurring construction and operating expenses for the Riviera Black Hawk.

     - At June 30, 1999, our total indebtedness was $45.8 million, our stockholders' equity was $23.4 million and our debt to equity ratio was 2.0 to 1.

     - The indenture will permit us to incur additional indebtedness, including up to $15.0 million of indebtedness to finance the purchase of furniture, fixtures and equipment which, when incurred, will rank equal in payment preference with the notes. Our substantial indebtedness could have important consequences to you. For example, it could: (1) make it more difficult for us to satisfy our obligations with respect to these notes; (2) increase our vulnerability to general adverse economic and industry conditions; (3) limit our ability to fund future working capital, capital expenditures and other general corporate requirements; (4) require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes; (5) limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; (6) place us at a competitive disadvantage compared to our competitors that have less debt; and (7) limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Completion and operation of our casino

     Our ability to make payments on the notes and our other debt obligations depends upon the timely completion and successful operation of our casino.
Successful operation will depend on prevailing economic conditions and financial, business, regulatory and other factors beyond our control.

     It is difficult for us to predict with accuracy our casino's potential earning ability given the inherent uncertainties and variables in the factors affecting such earning ability. The ability to generate profit from slot machines will determine our cash flow. Table games, food and beverage and entertainment are all loss leader adjuncts to the generation of slot machine profits. If our casino cannot generate sufficient cash flow, we may be forced to reduce or delay planned capital expenditures, restructure or refinance our debt or obtain additional equity capital. We might not be able to implement any of these alternatives on satisfactory terms or at all.

Construction and related risks

     - We have entered into a construction contract with The Weitz Company, Inc. to construct our casino and perform all necessary excavation and other site work. The construction contract provides for our casino to be completed by January 15, 2000 for a price of $27.6 million. The construction contract allows for increases in this price if: (1) we make changes to the plans and specifications; (2) work is delayed due to our actions; or (3) "force majeure" events occur during construction. See "Business -- Design and Construction Summary" and "Material Agreements -- Construction Contract."

     - The construction of our casino involves significant risks, including cost overruns, shortages of materials, labor disputes and work stoppages, unforeseen environmental or engineering conditions, natural disasters, construction scheduling problems and weather interferences. Any of these risks, if they occurred, could delay construction or substantially increase the construction costs of our casino. Furthermore, other items, including offsite improvements, permit fees and independent testing, are not included in the construction contract costs.

No loss proceeds

     We have no obligation to make any purchase of notes with the net loss proceeds, following a loss with respect to collateral with a fair market value between $1.0 million and $20.0 million.

Gaming licenses, permits and approvals

     In general we, Riviera Holdings, the principal executive officers of us and Riviera Holdings, and any of our employees who will be involved in our gaming operations, will be required to be licensed by the State of Colorado. Colorado also requires that significant stockholders of Riviera Holdings be licensed or certified as suitable for licensure. None of such licenses have been obtained and there can be no assurance that all necessary licenses will be obtained prior to the time our casino is otherwise ready to open. The licensure process involves the filling out of a form prescribed by the Colorado Gaming Commission, an interview of the prospective licensee and an investigation of such licensee to the extent the Staff of the Colorado Gaming Commission deems necessary. We pay the investigation costs. If any such officer, director or employee were found to be unsuitable for licensure by the Colorado Gaming Commission, we would have to replace such an employee. If the Colorado Gaming Commission objected to our licensure or that of Riviera Holdings or its significant stockholders, we might be forced to sell our interest in Riviera Black Hawk and pay off the notes to the extent of the net sale proceeds. If the objection of the Colorado Gaming Commission related to licensure or suitability for licensure of any of Riviera Holdings' significant stockholders, Riviera Holdings might attempt to purchase or arrange for the purchase of the Riviera Holdings shares owned by the stockholder to which the Colorado Gaming Commission objected, but Riviera Holdings' ability to make such purchase is limited and it is uncertain whether Riviera Holdings could arrange for such stock repurchase.

Competition

     - The Black Hawk/Central City gaming market is characterized by intense competition. If our casino is unable to compete effectively in this market, we may not be able to generate sufficient cash flow to satisfy our obligations under the notes. The primary competitive factors in the market are location, availability and convenience of parking, number of slot machines and gaming tables, types and pricing of non-gaming amenities, name recognition and overall atmosphere. Our main competitors will be the larger gaming facilities, particularly those with considerable on-site or nearby parking and established reputations in the local market. These facilities have high-profile brand names in the local market, including the Isle of Capri Casino, Harvey's Wagon Wheel Casino Hotel, Colorado Central Station, Bullwhackers Black Hawk, Canyon Casino, Fitzgeralds Casino, the Lodge at Black Hawk and Gilpin Hotel Casino. These competitors have more gaming experience in the Black Hawk/Central City market and some have greater financial resources than we do. Construction has also begun on the "Mardi Gras" casino, which is expected to feature over 600 slot machines. Other projects have also been announced, proposed, discussed or rumored for the Black Hawk/Central City market.

     - We expect that the gaming facilities near the intersection of Main and Mill Streets will provide significant competition to our casino. Colorado Central Station, which has been the most successful casino in Colorado, is located across the street from our casino and has approximately 700 slot machines, 20 gaming tables and approximately 700 valet parking spaces. The Isle of Capri Casino, operated by Casino America, which opened in December 1998, is located directly across the street from our casino and features approximately 1,100 slot machines, 14 table games and 1,100 parking spaces.

     - Casinos offering hotel accommodations for overnight stay may have a competitive advantage over our casino. The number of hotel rooms currently in the Black Hawk/Central City market is approximately 170, with only two gaming facilities providing hotel accommodations to patrons. These include Harvey's Wagon Wheel Casino Hotel with approximately 120 rooms and the Lodge at Black Hawk with approximately 50 rooms. In addition, the Isle of Capri Casino began construction in 1999 of an approximately 240 room hotel on top of its recently completed casino.

     - Customers now drive through Black Hawk to reach Central City. Central City has proposed the development of a road directly connecting Central City and Black Hawk with Interstate 70 which would allow customers to reach Central City without driving by or through Black Hawk.

     - Currently, limited stakes gaming in Colorado is constitutionally authorized in Central City, Black Hawk, Cripple Creek and two Native American reservations in southwest Colorado. However, gaming could be approved in other Colorado communities in the future. The legalization of gaming closer to Denver would likely have a material adverse effect on our future results of operations. We will also compete with other forms of gaming in Colorado, including lottery gaming, and horse and dog racing as well as other forms of entertainment.

     - Our operations to date have been limited to development activities and construction. We have had no earnings or operations. Riviera Gaming Management of Colorado, Inc., which will manage our casino, has no experience operating a gaming facility in Colorado. If our casino is not successfully marketed and managed, we may not be able to generate sufficient cash flow to make payments of principal and interest on the notes.

Dependence upon a single gaming site

     We will be solely dependent upon our casino for our cash flow, (except for the keep well agreement with Riviera Holdings as to the first three years of operations). Therefore, we will be subject to greater risks than a geographically diversified gaming company. These greater risks include those caused by: (1) local economic and competitive conditions; (2) inaccessibility due to road construction or closure on primary access routes; (3) changes in local and state governmental laws and regulations; (4) natural and other disasters; (5) a decline in the number of residents near or visitors to the Black Hawk/Central City market; or (6) a decrease in gaming activities in the Black Hawk/Central City market.

    Any of such factors could have a material adverse effect on our ability to generate sufficient cash flow to make payments on the notes.

Adverse weather and road conditions; seasonality

    The City of Black Hawk is located in the Colorado Rocky Mountains, which can be subject to inclement weather. Adverse weather conditions could delay the construction of our casino, resulting in cost overruns or a delayed opening date. In addition, severe weather conditions could adversely affect our operations. The City of Black Hawk is serviced by a single lane winding mountain road that requires cautious driving, particularly in bad weather. The road has tunnels that are subject to closure. Congestion on the road leading to our casino is not uncommon during the peak summer season, holidays and other times of year and may discourage potential customers from traveling to our casino, particularly if road construction is in process.

Limitations on the trustee's exercise of rights with respect to collateral

    You may be unable to obtain the full value of your notes by foreclosing upon collateral. The exchange notes, like the existing notes, will be secured by a first priority lien on substantially all of our assets. Furniture, fixtures and equipment and the assets of our future unrestricted subsidiaries are excluded.

Gaming law restrictions

    Under Colorado gaming laws, the trustee could be precluded from or otherwise limited or delayed in exercising its rights, including selling slot machines at a foreclosure sale, since only persons licensed by the Colorado gaming authorities may have slot machines in their possession. In addition, the trustee may encounter difficulty in selling collateral due to various legal restrictions. These restrictions include that the purchaser or the operator of a gaming facility must be licensed by state authorities or that prior approval of a sale or disposition of collateral must be obtained. If the trustee sought to operate, or retain an operator for, our casino, the trustee or its agents would be required to be licensed under Colorado gaming laws in order to conduct gaming operations in the casino. Since potential purchasers who wish to operate the casino must satisfy such requirements, the number of potential purchasers in a sale of the casino could be less than in the sale of other types of facilities. Additionally, these requirements may delay the sale of, and may adversely affect the price paid for, the collateral.

State law restrictions

    The ability of the trustee to repossess and dispose of collateral for the noteholders will also be subject to the procedural and other restrictions of state real estate and commercial law. If the holders of the notes were undersecured, the trustee may be entitled to a deficiency judgment under certain circumstances after application of any proceeds from any foreclosure sale. There can be no assurance, however, that the trustee would successfully obtain a deficiency judgment, and we cannot predict what the amount of such judgment would be. In addition, we might not be able to satisfy any such judgment.

Bankruptcy
                                       10

     - The right of the trustee to repossess and dispose of the collateral is likely to be significantly impaired by applicable bankruptcy laws if a proceeding under the United States Bankruptcy Code were to be commenced by or against us prior to or possibly even after the trustee has repossessed and disposed of the collateral. If the holders of the notes were undersecured in a bankruptcy case, the trustee for the noteholders will be entitled to assert a secured claim to the extent of the value of the collateral and an unsecured claim for any deficiency. In view of the broad discretionary powers of a bankruptcy court, we cannot predict, following commencement of and during a bankruptcy case: (1) whether payments under the notes would be made; (2) whether or when the trustee could foreclose upon or sell the collateral; (3) whether the term of the notes could be altered in a bankruptcy case; or (4) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral.

     - In the event of a bankruptcy case, we may be able to retain collateral over the claims of the holders of the notes as long as such holders are afforded "adequate protection." "Adequate protection" is within the discretionary powers of the bankruptcy court, and payments on the notes may be delayed and compensation for such a delay is questionable.

     - If a bankruptcy court were to determine that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would be "undersecured" to the extent of any such deficiency. Applicable federal bankruptcy laws do not permit the payment and/or accrual of interest or costs and attorneys' fees to the holders of "undersecured" claims against the debtor during the debtor's bankruptcy case.

     - Under the provisions contained in the indenture, we may discharge our obligations under the indenture or have our obligations released with respect to covenants in the indenture. To do either of these, among other things, we must deposit with the trustee enough money or securities to make all of the required payments on the notes through maturity or a redemption date. It is possible that the deposit may be subject to recovery or avoidance as a preference or fraudulent transfer by us, our creditors or a bankruptcy trustee. For example, if the amount of the deposit exceeds the value of the collateral which has been pledged to the holders of the notes, it is possible that the excess may be subject to recovery or avoidance. In addition, because the holders of the notes will release their liens at the time the funds are deposited into the account, it is possible that a bankruptcy court would consider a payment on the notes at redemption or maturity subject to recovery or avoidance. In addition, it is possible that if we receive the funds for the deposit from a third party, and that third party subsequently becomes a debtor in a bankruptcy case, the deposit may be recoverable if the original transfer from the third party to us is a preferential or fraudulent conveyance. Furthermore, if we were in bankruptcy after the deposit but before redemption or maturity of the notes, it is possible that a bankruptcy court would allow us to use the deposited funds during the pendency of the bankruptcy case as "cash collateral," subject to the right of the holders of the notes to request adequate protection of their interest in the deposit.

     - We have overlapping officers and directors with our affiliates. In the event that one of our affiliates is the subject of a bankruptcy proceeding, that affiliate, its creditors or the trustee in bankruptcy may argue that the assets and liabilities of the various affiliated entities, including our company, should be consolidated and our assets made available for satisfaction of claims against the affiliate that is in bankruptcy. There can be no assurance that a bankruptcy court would not order consolidation of our assets with those of our affiliates.

Fraudulent conveyance considerations

     In connection with the issuance of the existing notes, we granted security interests in the collateral to the trustee. Various fraudulent conveyance and avoidance laws have been enacted for the protection of creditors. Some of these laws protect parties who were not creditors at the time of the challenged transfer but who subsequently became creditors. These laws may permit a court to nullify any transfer of a property interest or any obligation incurred by any of the parties involved in the transactions described in this prospectus. Generally, if a court were to find that: (1) the debtor made the challenged transfer or obligation with the intent of hindering, delaying or defrauding its present or future creditors; or (2) the debtor (A) received less than reasonably equivalent value or fair consideration for incurring the challenged obligation or making the challenged transfer and (B) (i) was insolvent or was rendered insolvent by reason of incurring the challenged obligation or making the challenged transfer, (ii) was engaged or about to engage in a business or transaction for which its assets constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, the court could void the challenged obligation or transfer in whole or in part. The court could also subordinate any claims with respect to the challenged obligation or transfer to all other debts of the debtor. The court's determination as to whether the above is true at any relevant time will vary depending upon the law applied in any such proceeding.

     Generally, a debtor will be considered insolvent if: (1) the sum of its debts was greater than the fair saleable value of all of its assets at a fair valuation; or (2) if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, as they become fixed in amount and nature. Also, a debtor generally will be considered to have been left with unreasonably small capital if its remaining capital, including its reasonably projected cash flow, was reasonably likely to be insufficient for its foreseeable needs, taking into account its foreseeable business operations and reasonably foreseeable economic conditions.

     With respect to our company and Riviera Holdings, the transfers made by Riviera Holdings in connection with the capitalization of our company present the most significant possible fraudulent conveyance issues. In capitalizing our company, Riviera Holdings has contributed $20.0 million of equity capital in cash, comprised of (1) $15.1 million contributed in August 1997 to purchase the land and (2) additional contributions of $4.9 million as of June 30, 1999. See "Capitalization."

     There can be no assurance that Riviera Holdings' past contributions to us will not be found to have constituted either an actual or a constructive fraudulent transfer. In addition, future contributions by Riviera Holdings, including amounts contributed under the completion capital commitment and the keep-well agreement, might also be found to be an actual or constructive fraudulent transfer. Any such possible fraudulent transfer challenges, even if ultimately unsuccessful, could lead to a disruption of our business and alter the manner in which we manage our business and, ultimately, could have a material adverse effect on our ability to meet our obligations under the notes.

Mechanic's liens

     Colorado law provides architects, engineers, contractors, subcontractors and material suppliers with a lien on real property being improved by their services or materials in order to secure their right to be paid. These parties may foreclose their liens if they are not paid in full. The priority of all mechanic's liens arising out of a particular construction project relates back to the date on which construction of the project first commenced. Construction of our casino commenced prior to the recording of the deed of trust securing the notes. Accordingly, all architects, engineers, contractors, subcontractors and material suppliers who provide services or materials in connection with our casino and otherwise comply with the applicable requirements of Colorado law will have a lien on the project senior in priority to the lien of the deed of trust securing the notes. Riviera Holdings has deposited $5.0 million to insure a title insurance company against mechanics liens.

Environmental matters

     The site of our casino is located in a 400-square mile watershed basin that was designated in 1983 by the United States Environmental Protection Agency as a "National Priorities List" Study Area under the Comprehensive Environmental Response, Compensation and Liability Act, sometimes also called the Superfund Act. The Study Area received this designation because of hazardous substance contamination in the soil, groundwater and surface water caused by historical mining activity. The EPA has identified several areas of contamination within the Study Area and in the vicinity of our property that require remediation. The EPA and the State of Colorado have not required remediation of any contamination on or from our property as part of their Superfund investigation and remedial activities. However, sampling of our property disclosed the existence of contaminated groundwater. The EPA or the State of Colorado could require remediation for contaminated groundwater or any remaining contaminated soil on the property some time in the future, and, as the current owner of the property, we could be required to pay for or perform such remediation.

Legislative issues

     Additional legalization of gaming in or near any area from which our casino is expected to draw customers would affect the profitability of our business and lead to a failure on our part to satisfy our obligations under the notes.

     Currently, Colorado law does not authorize video lottery terminals. However, Colorado law permits the legislature, with executive approval, to authorize new types of lottery gaming, such as video lottery terminals, at certain locations. Video lottery terminals are games of chance, similar to slot machines, in which the player pushes a button that causes a random set of numbers or characters to be displayed on a video screen. The player may be awarded a ticket, which can be exchanged for cash or credit play. This form of gaming could compete with slot machine gaming.

     In 1997, the state legislature passed, but then Governor Romer vetoed, a bill that would have permitted video lottery terminals in dog and horse race tracks under certain terms and conditions. Additionally, several cities within Colorado have active citizens' lobbies that were able to place gaming initiatives on recent statewide ballots. Although these initiatives have failed, new initiatives could be introduced on future statewide ballots to allow expansion of gaming in Colorado or prohibit gaming in the gaming market our casino would serve. Future initiatives, if passed, could significantly increase the competition for gaming customers, thereby adversely affecting business in the gaming market our casino would serve. There can be no assurance against future legislation that would create additional competition or that would impose additional restrictions or prohibitions on, or assess additional fees with respect to our business.

     In 1996, Congress created the National Gambling Impact Study Commission (the "NGISC") to study the economic and social impact of all forms of gambling in the United States. The NGISC was composed of both individuals who are associated with the gaming industry and individuals opposed to it. The NGISC commenced its hearings in June 1997, and on June 18, 1999, presented its final report (the "Report"). The Report recommended, among other things, that the regulation of gambling continue to be the responsibility of the states, except for Internet and Indian issues; that Internet gambling be banned; that there be increased federal regulation of Indian gambling; and that Congress direct other agencies to conduct studies of gambling as part of their regular research. The Report also called upon state and local policy makers to consider a moratorium on new or expanded forms of gambling in their jurisdictions, pending further study of gambling. The recommendations of the Report are not binding on any governmental body, but portions of the report are likely to be cited, in both Congress and in state legislatures, by those who are opposed to the presence or expansion of gambling in their jurisdictions and who are seeking additional limitation, regulation, or taxation of gambling facilities or operations that may result could have an adverse impact on the gaming industry in general and on our business or results of operations, in particular.

     Additionally, from time to time, some federal legislators have proposed the imposition of a federal tax on gaming revenues. Any such tax would reduce our cash flow and could prevent us from fulfilling our obligations under the notes.

State gaming tax issues

     The amendment to the Colorado Constitution that legalized limited gaming also subjects casinos in Colorado to an annual gaming tax of up to 40% of the total amounts wagered less all payouts to players. With respect to games of poker, the tax is calculated based on the sums wagered which are retained by the casino as compensation. Effective July 1 of each year, the Colorado Commission establishes the gaming tax for the following 12 months. Currently, the gaming tax is: 2% on the first $2 million of these amounts; 4% on amounts from $2 million to $4 million; 14% on amounts from $4 million to $5 million; 18% on amounts from $5 million to $10 million; and 20% on amounts over $10 million. There can be no assurance that tax rates or fees applicable to our casino will not be increased in the future, either by the Colorado electorate, legislation or action by the Colorado Commission, reducing the profitability of our operations.

Reliability of market data

     We have based the Black Hawk/Central City market data and other information in this prospectus, including parking data, on information supplied by the City of Black Hawk and various public announcements and filings made by some of the larger casinos in the Black Hawk/Central City market. However, we have not independently verified any such information, announcements or filings.

Dependence on key personnel

     Our success will largely depend upon the efforts and skills of (1) Riviera Gaming Management of Colorado, Inc. (the "manager") with whom we have a management  contract  and its  Chairman  of the  Board of  Directors  and  Chief
Executive Officer, William Westerman, its Chief Operating Officer, (the "manager") Ronald Johnson, its Chief Financial Officer, Duane Krohn and (2) our General Manager, Thomas Guth and our Director of Slot Operations, James Davey. The loss of the services of our manager or any of our key officers could have a material adverse effect on our operations. There can be no assurance that we would be able to attract and hire suitable replacements in the event of any such loss of services.

Difficulty in attracting and retaining qualified employees

     The operation of our business requires skilled employees with gaming industry experience and qualifications to obtain the requisite licenses. Currently there is a shortage of skilled labor in the gaming industry. We believe this shortage will make it increasingly difficult and expensive to attract and retain qualified employees. Increasing competition in the Black Hawk/Central City and competing markets may lead to higher costs in order to retain and attract qualified employees. We may incur higher labor costs to attract qualified employees from existing gaming facilities.

No recourse against Riviera Holdings

     You should not expect Riviera Holdings or any of its affiliates to participate in servicing the principal, fixed interest, contingent interest or other payments due on the notes. Neither Riviera Holdings nor any of its affiliates has any obligation to make any payments of any kind to the holders of the notes except for its limited obligations under the completion capital commitment and the keep well agreement.

Adverse tax treatment

     The notes provide for the payment of both fixed interest and contingent interest. Contingent interest will be calculated based on a percentage of our cash flow after we begin operating. The notes and the indenture will have terms typically contained in instruments evidencing indebtedness and are intended to create a debtor-creditor relationship between us and the holders of the notes. We intend to treat the notes as indebtedness for federal income tax purposes. However, this treatment is not binding on the Internal Revenue Service or any court and there can be no assurance that the Internal Revenue Service will not successfully argue that the notes should be treated as equity for federal income tax purposes. If the notes are treated as equity rather than indebtedness, we would not be able to deduct the interest on that portion of the notes. This could have a material adverse effect on our after-tax cash flow and prevent us from fulfilling our obligations under the notes. In addition, the interest payments made on the portion of the notes that are treated as equity will be taxable to the recipient as dividends to the extent of our current and accumulated earnings and profits. This could adversely affect the timing, character and amounts includible in the income of a holder of notes.

     Holders may be required to include amounts in income prior to receipt of cash payments attributable to such income.

No prior market for notes

     The existing notes are currently eligible for trading in the PORTAL market. The exchange notes are new securities for which there is no established market. We have been informed by the initial purchaser that it intends to make a market in these notes. However, the initial purchaser may cease its market making at any time. In addition, the liquidity of the trading market in these notes, and the market price quoted for these notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry in general. As a result, you cannot be sure that an active trading market will develop for these notes.

Failure to exchange existing notes for exchange notes

     If you do not exchange your existing notes for exchange notes pursuant to the exchange offer, you will not be able to resell, offer to resell or otherwise transfer the existing notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act. We will no longer be under an obligation to register the existing notes under the Securities Act except in the limited circumstances provided under the registration rights agreement. In addition, if you want to exchange your existing notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     To the extent that existing notes are not tendered for exchange and accepted in the exchange offer, the trading market for the notes could be adversely affected because of an insufficient float of notes available for trading.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. The existing notes were issued on June 3, 1999.



                                 CAPITALIZATION

     The following table sets forth our capitalization at June 30, 1999. This table should be read in conjunction with the more detailed information and financial statements, including the notes thereto, included elsewhere in this prospectus.


                                                             At June 30, 1999
                                                             ----------------
                                                                  Actual
                                                           (dollars in millions)

Cash and cash equivalents...................                   $  0.8
Cash, restricted (1)........................                     26.3
Short term investments, restricted (1)......                      5.1
Debt:                                                         $  32.2
                                                             ========
  First Mortgage Notes......................                   $ 45.0
  Special Improvement District Bonds(2).....                      0.8
                                                             --------
          Total debt........................                     45.8
Stockholder's equity(3)(4)..................                     23.4
                                                             --------
          Total capitalization..............                   $ 69.2
                                                             ========
----------

(1) Includes $21.3 million in the construction disbursement account (after reimbursement to Riviera Holdings of $10.1 million for amounts advanced to us to cover construction and development costs incurred as of June 30,
    1999), $5.0 million in the completion reserve account and $5.1 million in the interest reserve account at June 30, 1999.

(2) Our casino and the Isle of Capri Casino, the casino located across the street from our casino, have entered into development agreements with the City of Black Hawk to relocate utilities and widen a bridge to access both properties from the highway. The total estimated cost of these improvements is approximately $2.9 million which will be shared equally by us and the Isle of Capri Casino. We will repay our portion of the cost of such improvements over 10 years beginning in January 2000.

(3) Includes capitalized interest of $3.4 million associated with Riviera Holdings' investment at June 30, 1999.

(4) Excludes Riviera Holdings' commitment to contribute to us up to $10.0 million of cash if at any time there are insufficient funds available to enable the Riviera Black Hawk to be operating by May 31, 2000. See "Description of Notes -- Completion Capital Commitment."

                         SELECTED FINANCIAL INFORMATION

     We were organized in August 1997 for the purpose of developing, constructing, equipping and operating the Riviera Black Hawk. Since that time, we have been in the development stage and our activities have been limited to transactions relating to the development of the Riviera Black Hawk.

     The selected financial information presented below at December 31, 1997 and 1998, for the period from August 18, 1997 (Date of Inception) to December 31, 1997, and for the year ended December 31, 1998 has been derived from our audited financial statements included elsewhere in this prospectus. The financial statement information at and for the six months ended June 30, 1999 has been derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements have been prepared by us on a basis consistent with the audited financial statements and including all normal recurring adjustments necessary for a fair presentation of the information set forth therein. Operating results for the six months ended June 30, 1999 are not necessarily indicative of the results that will be achieved for future periods, including the entire year ending December 31, 1999.

     This information is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements, including the notes thereto, and other financial information included elsewhere in this prospectus.


                                                   At                          At
                                                June 30,                  December 31,
                                                  1999              1998                1997
                                             ---------------    --------------      --------------
                                                                     (dollars in thousands)
Balance Sheet Data:
Cash...................................             $   809           $   543              $   49
Total assets...........................                                28,138              16,632
                                                     75,787
Long-term debt, including current                    45,784               687                   0
maturities.............................
Due to Riviera Holdings................                  62             6,241                   0
Total liabilities......................              52,387             8,138                   7
Stockholder's equity (1)...............              23,400            20,000              16,625





                                                                              From
                                                For the                    August 18,
                                                  Six                      1997 (Date
                                                Months      For the Year  of Inception)
                                                 Ended          Ended        through
                                               June 30,     December 31,  December 31,
                                                 1999           1998          1997
                                            -------------  ------------- ---------
                                                        (dollars in thousands)
Statement of Operations:
General and administrative expenses.....    $        (75)         $   0         $   0
Interest expense, other.................
                                                    (193)
Interest income, other..................             115
                                                   ------
Loss before taxes.......................            (153)
                                                   ------
Tax benefit.............................              94
                                                   ------
Net loss................................              59)             0              0
                                                   ======

                                                                     0

----------

(1) Includes capitalized interest of $3.4 million associated with Riviera Holdings' investment.

                       RATIO OF EARNINGS TO FIXED CHARGES



                                                     Six Months Ended             Year Ended
                                                        June 30,                 December 31,
                                                     1999                   1998                   1998
                                                     ----                   ----                   ----
                                                         (in thousands)                       (in thousands)
Earnings:
Pre-tax income (loss)  (1).............................        (59)                 -                   -
Fixed charges..........................................      1,485             1,300                1,972
Less capitalized interest..............................     (1,485)           (1,300)              (1,972)
Earnings (loss) available for fixed charges............        (59)                 -                   -
Ratio of earnings to fixed charges (2).................       Note(3)           Note(3)              Note(3)


         Fixed  charges  include   interest   expense  on   indebtedness,   plus
amortization of deferred financing costs.

    (1) The Company is in the development stage and has not commenced its intended operations. The net loss is the result of general administrative expenses incurred prior to the opening of the Casino.

    (2) For purposes of determining fixed charges, earnings (losses) are defined as earnings (loss) before income taxes plus fixed charges.

    (3) Since the Company is in the development stage and has not commenced operations, its earnings were not sufficient to cover fixed charges by $1,485,000 and $1,300,000 for the six months ended June 30, 1999 and 1998, respectively, and $1,972,000 for the year ended December 31, 1998.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by, our financial statements, including the notes thereto, and the other financial information included elsewhere in this prospectus.

Development Activities

     We were organized in August 1997 and were initially capitalized with $15.1 million of cash contributions from Riviera Holdings. Since that time, our activities have been limited to development activities with respect to the Riviera Black Hawk. We purchased the land on which the Riviera Black Hawk is being constructed in August 1997 and commenced construction in July 1998. We have completed all site improvements, excavation and foundation work. Erection of the steel structure began in April 1999, and the building is expected to be enclosed by mid-August 1999. We will have a 300,000 square foot gaming facility featuring (1) a 31,000 square foot casino with approximately 1,000 slot machines and 12 blackjack tables; (2) parking for 520 vehicles (92% of which will be covered) with convenient self-park and valet options; (3) a 265-seat casual dining restaurant; (4) two themed bars; and (5) an entertainment center with seating for approximately 500 customers. Subject to the delays inherent in construction projects of the magnitude of our casino, and subject to obtaining the necessary gaming licenses, other permits and financing, we expect to open our casino in the first quarter of 2000.

Results Of Operations

     We are in the development stage and do not have any historical operating results other than interest income on unused loan proceeds and interest expense (the majority of which has been capitalized) on our outstanding indebtedness to Riviera Holdings, the receipt of capital contributions and the capitalization of other costs and pre-opening general and administrative expenses in the first six months of 1999 which have been expensed as required under generally accepted accounting principles. See "-- Recently Issued Accounting Standards." The capitalized costs have consisted primarily of license and permit applications, design costs, construction costs and interest during development and construction. Future operating results are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond our control. We believe that the Riviera Black Hawk, if completed and opened, will be able to attract a sufficient number of patrons and achieve the level of activity and revenues necessary to permit us to meet our obligations, including with respect to the notes. However, there can be no assurance that we will be able to achieve these results.

Liquidity And Capital Resources

     Our purchase of the site and all development expenses to date were financed by the proceeds from the sale of the existing notes and by capital contributions and advances from Riviera Holdings. We expect to fund the remaining development of the Riviera Black Hawk from a combination of (1) $21.8 million of the net proceeds from the sale of the existing notes, which remained in the construction disbursement account after reimbursing Riviera Holdings $10.1 million in cash for advances made to us prior to the sale of the existing notes, (2) $10.1 million of the net proceeds from the sale of the existing notes, which were deposited into the completion reserve account and the interest reserve account,
(3) furniture, fixtures and equipment financing in the amount of up to $10.6 million and (4) Special Improvement District Bonds in the amount of $1.5 million. In addition, Riviera Holdings will be obligated under the completion capital commitment to contribute to us up to $10.0 million of cash to us if at any time there are insufficient funds available to enable our casino to be operating by May 31, 2000. In addition, if our casino is not operating by May 31, 2000, Riviera Holdings will be obligated to contribute on that date $10.0 million in cash less any amounts previously contributed under the completion capital commitment. Furthermore, if (1) we do not have the necessary funds to make a payment of fixed interest on the notes during our first three years of operations or (2) our cash flow is less than $9.0 million in any of our first three years of operations, Riviera Holdings will be obligated under the keep-well agreement to contribute cash to us to make up those amounts, subject to a maximum of $5.0 million for any one operating year and $10.0 million in the aggregate.

     After our casino opens, we expect to fund our operating and capital needs from operating cash flow. We intend to have sufficient working capital to provide for reasonably anticipated short-term liquidity needs. In addition, Riviera Holdings has committed to provide us with additional financing under the circumstances described above. However, there can be no assurance that any additional financing, if needed to meet liquidity needs, will be available to us on favorable terms or at all. There can be no assurance that our estimate of foreseeable liquidity needs is accurate or that no new business developments or other unforeseen events will not occur, any of which could result in the need to raise additional funds. We expect that the adequacy of our operating cash flow will depend upon customer acceptance of the Riviera Black Hawk, the continued development of the Black Hawk/Central City market as a gaming destination, the intensity of our competition, the efficiency of operations, the depth of customer demand, the effectiveness of our marketing and promotional efforts and the performance by Riviera Holdings of its agreements to provide capital to us pursuant to the completion capital commitment and the keep-well agreement.

Recently Issued Accounting Standards

     The American Institute of Certified Public Accountants' Accounting Standards Executive Committee recently issued Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities. This standard provides guidance on the financial reporting for start-up costs and organization costs. This standard requires costs of start-up activities and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998, although earlier application is encouraged. We adopted this standard effective January 1, 1999. The impact has been to record a general expense of $75,000 for the six months ended June 30, 1999, that we would have otherwise deferred as pre-opening costs.

     The Financial Accounting Standards Board recently issued FAS No. 137, `Deferral of FAS 133 Accounting for Derivatives' which delays the implementation of that pronouncement to June 15, 2000. We have not determined what effect, if any, that FAS 133 may have on our results of operations.

Year 2000

     In the past, many computer software programs were written using two digits rather than four to define the applicable year. As a result, date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This situation is generally referred to as the "Year 2000 Problem". If such situation occurs, the potential exists for computer system failures or miscalculations by computer programs, which could disrupt operations.

     We have conducted a comprehensive review of our computer systems and other systems for the purpose of assessing our potential Year 2000 Problem, and we are in the process of modifying or replacing those systems which are not Year 2000 compliant. Based upon this review, our management believes such systems will be compliant by mid-calendar 1999. However, if modifications are not made or not completed timely, the Year 2000 Problem could have a significant impact on our operations.

     All costs related to the Year 2000 Problem are expensed as incurred, while the cost of new hardware and software is capitalized and amortized over its expected useful life. The costs associated with Year 2000 compliance have not been and are not anticipated to be material to our financial position or results of operations. As of June 30, 1999, we have incurred costs of approximately
$2,000 (primarily for analysis by internal labor) related to the system applications and anticipates spending an additional $2,000 to become Year 2000 compliant. The estimated completion date and remaining costs are based upon our management's best estimates, as well as third party modification plans and other factors. However, there can be no guarantee that such estimates will occur and actual results could differ.

     In addition, we have communicated with our major vendors and suppliers to determine their state of readiness relative to the Year 2000 Problem and our possible exposure to Year 2000 issues of such third parties. However, there can be no guarantee that the systems of other companies, which our systems may rely upon, will be timely converted or representations made to us by these parties are accurate. As a result the failure of a major vendor or supplier to adequately address their Year 2000 Problem could have a significant adverse impact on our operations.

     As a result of various external risk factors, we could be adversely impacted and the effect could be material regardless of the readiness of our own systems. The most reasonable worst case scenario - if one or more of our utility providers (of electric, natural gas, water, sewer) experiences Year 2000 problems that impact their ability to provide their services, our operations could be adversely impacted. Furthermore, disruption of services for any of the markets for our customers could result in an adverse change in customer visits from the affected market. Automobile traffic to and from the Black Hawk/Central City market could be disrupted by Year 2000 problems, which would limit the ability of potential customers to visit our property. The possible long term disruption of banking services due to Year 2000 problems could ultimately impair our daily financial transactions, including the deposit of monies and processing of checks. Furthermore, credit card processing and customers' access to cash via automated teller machines could also be disrupted. In the event of this type of disruption, we intend to provide minimal services to our customers and assist them, if possible, with transportation to the metropolitan Denver area as hotel facilities are extremely limited in the Black Hawk/Central City area.

     We have developed, and continue to update and revise, contingency plans to address the identified risks. However, given the nature of many of the external risk factors, we do not believe viable alternatives would be available. For example, we cannot develop a meaningful contingency plan to address a disruption of utilities services. Consequently, the occurrence of any of the aforementioned disruptions could, depending upon their severity and duration, have a material adverse impact on our operating results.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     We issued and sold the existing notes to the Initial Purchaser on June 3, 1999 (the "Issue Date"). The Initial Purchaser subsequently sold the existing notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Because the existing notes are subject to transfer restrictions, our company and the Initial Purchaser entered into a registration rights agreement dated June 3, 1999 (the "registration rights agreement"), pursuant to which we agreed:

     - within 45 days after the Issue Date, to prepare and file with the Securities and Exchange Commission the Registration Statement of which this prospectus is a part;

     - within 150 days after the Issue Date, to use our best efforts to cause the Registration Statement to become effective under the Securities Act;

     - upon the effectiveness of the Registration Statement, to offer the exchange notes in exchange for surrender of the existing notes; and

     - to keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the existing notes.

The Registration Statement is intended to satisfy in part our obligations with respect to the existing notes under the registration rights agreement.

    Under existing interpretations of the Securities and Exchange Commission, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that:

     - it is acquiring the exchange notes in the ordinary course of its business;

     - it has no arrangement or understanding with any person to participate in the distribution of the exchange notes;

     - it is not an affiliate of the Company, as such terms are interpreted by the Securities and Exchange Commission; and

     - if such holder is not a broker-dealer, then such holder is not engaged in and does not intend to engage in, a distribution of the exchange notes.

However, broker-dealers ("Participating Broker-Dealers") receiving exchange notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such exchange notes. The Securities and Exchange Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to exchange notes, other than a resale of an unsold allotment from the original sale of the existing notes, with this prospectus. Under the registration rights agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of such exchange notes. Each broker-dealer that receives exchange notes for its own account in exchange for existing notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Terms of The Exchange Offer; Period For Tendering Existing Notes

     Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the exchange offer), we will accept for exchange existing notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used in the prospectus, the term "expiration date" means 5:00 p.m., New York City time, on __________ __, 1999 (90 days after the effective date of this Registration Statement).

However, if we, in our sole discretion, have extended the period of time for which the exchange offer is open, the term "expiration date" means the latest time and date to which the exchange offer is extended.

     As of the date of this prospectus, $45.0 million aggregate principal amount of the existing notes are outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about ___________ __, 1999, to all holders of existing notes known to us. Our obligation to accept existing notes for exchange pursuant to the exchange offer is subject to the conditions as set forth under "--Conditions to the Exchange Offer" below.

     We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any existing notes, by giving notice of such extension to the holders of existing notes as described below. During any such extension, all existing notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any existing notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

     We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any existing notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified below under "--Conditions to the Exchange Offer." We will give notice of any extension, amendment, non-acceptance or termination to the holders of the existing notes as promptly as practicable, such notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     Holders of existing notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

Procedures for Tendering existing notes

     The tender to us of existing notes by a holder of existing notes as set forth below and the acceptance of such tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender existing notes for exchange pursuant to the exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to IBJ Whitehall Bank & Trust Company of New York at one of the addresses set forth below under "--Exchange Agent" on or prior to the expiration date. In addition, the exchange agent must receive:

     - certificates for such existing notes along with the Letter of Transmittal, or

     - prior to the expiration date, a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such existing notes into the exchange agent's account at The Depository Trust Company (the "book-entry transfer facility" or the "Depositary") pursuant to the procedure for book-entry transfer described below, or

     -    the  holder  must  comply  with  the  guaranteed   delivery  procedure
          described below.

     The method of delivery of existing notes, Letters of Transmittal and all other required documents is at your election and risk. If such delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or existing notes to us.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the existing notes surrendered for exchange are tendered:

     - by a registered holder of the existing notes who has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal; or

     -    for the account of an Eligible Institution.

     In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the

United States (collectively, "Eligible Institutions"). If existing notes are registered in the name of a person other than a signer of the Letter of Transmittal, the existing notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on such existing notes guaranteed by an Eligible Institution.

     Any beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and who wishes to tender, should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's existing notes, either (1) make appropriate arrangements to register ownership of the existing notes in such owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of existing notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular existing notes not properly tendered or to not accept any particular existing notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular existing notes either before or after the expiration date including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer. The interpretation of the terms and conditions of the exchange offer as to any particular existing notes either before or after the expiration date, including the Letter of Transmittal and the instructions to such Letter of Transmittal, by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes for exchange must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal or any existing notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

     By tendering, each holder of existing notes will represent to us in writing that, among other things:

     - the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

     - neither the holder nor any such beneficial holder has an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

     - neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company. If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in it distribution of the exchange notes.

     If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such exchange notes to be acquired pursuant to the exchange offer, such holder or any such other person (1) may not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     If the holder is a broker-dealer, the holder must represent that it will receive exchange notes for its own account in exchange for existing notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for existing notes, where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (an "Exchanging Dealer"), must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

Acceptance of existing notes for exchange; Delivery Of exchange notes

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all existing notes property tendered, and will issue the exchange notes promptly after acceptance of the existing notes. See "--Conditions to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral and written notice to the exchange agent.

     The exchange notes will bear interest from the most recent date to which interest has been paid on the existing notes, or if no interest has been paid on the existing notes, from June 3, 1999. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from June 3, 1999. Existing notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of existing notes whose existing notes are accepted for exchange will not receive any payment in respect of accrued interest on such existing notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive such accrued interest on the existing notes.

     In all cases, issuance of exchange notes for existing notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for such existing notes or a timely book-entry confirmation of such existing notes into the exchange agent's account at the book-entry transfer facility, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered existing notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if existing notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged existing notes will be returned without expense to the tendering holder of such existing notes (or, in the case of existing notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described below, such non-exchanged existing notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the exchange offer.

Book-Entry Transfer

     Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of existing notes by causing the book-entry transfer facility to transfer such existing notes into the exchange agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of existing notes may be effected through book-entry transfer at the book-entry transfer facility, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the expiration date, unless such holder has strictly complied with the guaranteed delivery procedures described below.

     We understand that the exchange agent has confirmed with the book-entry transfer facility that any financial institution that is a participant in the book-entry transfer facility's system may utilize the book-entry transfer facility's Automated Tender Offer Program ("ATOP") to tender existing notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that the book-entry transfer facility establish an account with respect to the existing notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of existing notes by causing the book-entry transfer facility to transfer such existing notes into the exchange agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange of the existing notes so tendered will only be made after timely confirmation (a "book-entry confirmation") of such book-entry transfer and timely receipt by the exchange agent of an agent's message, an appropriate
Letter of Transmittal with any required signature guarantee, and any other documents required. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering existing notes which are the subject of such book-entry confirmation and that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

     If a registered holder of the existing notes desires to tender such existing notes and the existing notes are not immediately available, or time will not permit such holder's existing notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

     -    the tender is made through an Eligible Institution;

     - prior to the expiration date, the exchange agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal and Notice of Guaranteed Delivery, substantially in the form provided by us by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of existing notes and the amount of existing notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the exchange agent; and

     - the certificates for all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     Tenders of existing notes may be withdrawn at any time prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must:

     - specify the name of the person having tendered the existing notes to be withdrawn;

     - identify the existing notes to be withdrawn and the principal amount of such existing notes; and

     - where certificates for existing notes have been transmitted specify the name in which such existing notes are registered, if different from that of the withdrawing holder.

     If certificates for existing notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such holder is an Eligible Institution.

     If existing notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn existing notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by us, whose determination shall be final and binding on all parties. Any existing notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any existing notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or in the case of existing notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such existing notes will be credited to an account maintained with such book-entry transfer facility for the existing notes) as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes May be retendered by following one of the procedures described under "--Procedures for Tendering existing notes" above at any time on or prior to the expiration date.

Conditions To The Exchange Offer

     Notwithstanding any other provision of the exchange offer, we shall not be required to accept for exchange, or to issue exchange notes in exchange for, any existing notes. We may terminate or amend the exchange offer if it any time before the acceptance of such existing notes for exchange or the exchange of exchange notes for such existing notes, we determine that:

     - the exchange offer does not comply with any applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission;

     -    we have not received all applicable governmental approvals; or

     - any actions or proceedings of any governmental agency or court exist which could materially impair our ability to consummate the exchange offer.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in its reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any existing notes tendered, and no exchange notes will be issued in exchange for any such existing notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

     IBJ Whitehall Bank & Trust Company has been appointed as the exchange agent for the exchange offer. All executed Letters of Transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the exchange agent addressed as follows:



         By Hand, up to 4:30 p.m.:                 By Registered or Certified Mail:       By Overnight Courier & By Hand after 4:30
                                                                                              p.m. on the expiration date only:
            IBJ Whitehall Bank &                         IBJ Whitehall Bank &                        IBJ Whitehall Bank &
               Trust Company                                Trust Company                               Trust Company
              One State Street                               P.O. Box 84                               One State Street
          New York, New York 10004                      Bowling Green Station                      New York, New York 10004
    Attn: Securities Processing Window,             New York, New York 10274-0084            Attn: Securities Processing Window,
           Subcellar One, (SC-1)                                                                    Subcellar One, (SC-1)

                                                         By Facsimile:
                                                          (212) 858-2611

                                                       Confirm by Telephone:
                                                          (212) 858-2103


    Delivery other than as set forth above will not constitute a valid delivery.

Fees and Expenses

     We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail. However, additional solicitations may be made in person or by telephone by officers and employees of the Company.

     The expenses to be incurred in connection with the exchange offer will be paid by us. Such expenses include fees and expenses of the exchange agent and Trustee, accounting and legal fees and printing costs, among others.

Accounting Treatment

     The exchange notes will be recorded at the same carrying amount as the existing notes, which is the principal amount as reflected in our accounting records on the date of the exchange and, accordingly, no gain or loss will be recognized. The debt issuance costs will be capitalized and amortized to interest expense over the term of the exchange notes.

Transfer Taxes

     Holders who tender their existing notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that existing notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Consequences of failure to exchange; Resales of exchange notes

    Holders of existing notes who do not exchange their existing notes for exchange notes in the exchange offer will continue to be subject to the restrictions on transfer of such existing notes as set forth in the legend thereon as a consequence of the issuance of the existing notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of, the Securities Act and applicable state securities laws. Existing notes not exchanged pursuant to the exchange offer will continue to accrue interest at 13% per annum and will otherwise remain outstanding in accordance with their terms. Holders of existing notes do not have any appraisal or dissenters' rights under the Colorado Business Corporation Act in connection with the exchange offer. In general, the existing notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the existing notes under the Securities Act. However, (1) if the Initial Purchaser so requests with respect to existing notes not eligible to be exchanged for exchange notes in the exchange offer and held by it following consummation of the exchange offer or (2) if any holder of existing notes other than an Exchanging Dealer is not eligible to participate in the exchange offer or, in the case of any holder of existing notes other than an Exchanging Dealer that participates in the exchange offer, does not receive exchange notes in exchange for existing notes that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of us within the meaning of the Securities Act), we are obligated to file a shelf registration statement on the appropriate form under the Securities Act relating to the existing notes held by such persons.

     Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission to third parties in unrelated transactions, we are of the view that exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by holders thereof (other than (1) any such holder which is our "affiliate" within the meaning of Rule 405 under the Securities Act or (2) any broker-dealer that purchases notes from us to resell pursuant to Rule 144A or any other available exemption) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such exchange notes are acquired in the ordinary course of such holders' business and such holders have no arrangement or understanding with any person to participate in the distribution of such exchange notes. If any holder has any arrangement or understanding with respect to the distribution of the exchange notes to be acquired pursuant to the exchange offer, such holder (1) could not rely on the applicable interpretations of the staff of the Securities and Exchange Commission and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. A broker-dealer who holds existing notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be all "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. Each such broker-dealer that receives exchange notes for its own account in exchange for existing notes, where such existing notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." We have not requested the staff of the Securities and Exchange Commission to consider the exchange offer in the context of a no-action letter, and there can be no assurance that the staff would take positions similar to those taken in the interpretive letters referred to above if we were to make such a no-action request.

     In addition, the exchange notes may not be offered or sold in a jurisdiction unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. We have agreed, pursuant to the registration rights agreement and subject to the specified limitations therein, to register or qualify the exchange notes for offer or sale under the securities or blue sky laws of such jurisdictions in the United States as any selling holder of the Notes reasonably requests in writing.

                                    BUSINESS

Riviera Black Hawk

     Riviera Black Hawk, is constructing and will own and operate one of the largest integrated casino, entertainment and parking facilities in the state of Colorado. Located in Black Hawk, Colorado, approximately 40 miles west of Denver, our casino will be one of the first three encountered when traveling from Denver to the adjacent gaming cities of Black Hawk and Central City. Our casino will feature the second largest number of gaming positions in the market with approximately 1,000 slot machines and 12 blackjack tables. We also expect to offer a variety of non-gaming amenities designed to further differentiate our casino including: (1) parking for 520 vehicles (92% of which will be covered) with convenient and free self-park and valet options, (2) a 265-seat casual dining restaurant, (3) two themed bars and (4) an entertainment center with seating for approximately 500 people.

     The initial participants in this market were small, privately held gaming facilities whose inability to offer convenient parking and a full range of traditional casino amenities limited the growth of this market. Subsequently, larger casinos offering such amenities have entered the market, have been gaining market share and have contributed to the consistent growth in the overall market. As of June 30, 1999, there were 29 casinos in the Black Hawk/Central City market, with eight casinos each offering more than 400 gaming positions. Anchor Gaming's Colorado Central Station, located across the street from our casino with approximately 700 gaming machines and 700 valet parking spaces, has been the market leader in terms of win per gaming device. We believe that our casino will be successful due to our: (1) premier location; (2) convenient, covered self-parking; and (3) superior size and amenities.

     We expect to open our casino in the first quarter of 2000. The total cost for our casino, excluding capitalized interest, is expected to be $77.1 million, which includes (1) $15.1 million for the original purchase of the land on which our casino is being developed, (2) $27.6 million of construction costs, (3) $10.6 million for furniture, fixtures and equipment, (4) $8.0 million for project development costs, fees and permits, (5) $2.7 million for pre-opening costs, opening bankroll and other working capital requirements, (6) $10.1 million for a completion reserve and an interest reserve and (7) $3.0 million for fees and expenses related to the sale of the existing notes. We believe the construction budget and timetable for our casino can be achieved based on the following:

     - construction costs will be incurred pursuant to a construction contract with a maximum price of $27.6 million, except for our changes in specifications or delays caused by our company or "force majeure" events;

     - the foundation and external structure of the facility has been substantially completed;

     - $14.9 million (54%) of the $27.6 million construction budget had been expended under the construction contract as of June 30, 1999;

     -    the  construction  contract  provides for a completion date of January
          15, 2000 with incentives for finishing early and penalties for finishing late.

Description of the Riviera Black Hawk

     General. The Riviera Black Hawk is designed to be an integrated gaming facility, providing customers with a broad selection of gaming activities, food and entertainment as well as convenient on-site covered parking. Our casino is being constructed on a 71,000 square foot (1.63 acres) site zoned entirely for gaming, providing us with the flexibility to add additional gaming space as allowable under Colorado gaming regulations. Total square footage for the facility will be 300,000 square feet, which includes a 175,000 square foot parking structure. The land is not subject to any material encumbrances.

     The exterior design of our casino is based on the historic Western Victorian influence found in the Black Hawk area in the late 19th century. Patrons will be able to enter the casino from three entrances: (1) a glass-covered pedestrian entrance facing the Colorado Central Station on the corner of Main and Mill Street, which will serve as the main entrance for pedestrians coming from the Colorado Central Station and other casinos across Mill Street as well as the west entrance of the Isle of Capri Casino; (2) a valet and pedestrian entrance facing the Isle of Capri Casino across Main Street, which will serve as the main entrance for our valet customers, bus customers and pedestrians leaving the Isle of Capri Casino through the north entrance; and (3) elevator access from our attached self-parking structure.

     The interior of the casino will blend the Western Victorian theme with the exciting atmosphere of a modern casino, complete with state-of-the-art slot machines and blackjack tables. The ambiance on the casino floor will be enhanced by the view of the surrounding mountains offered through large windows. Also adding to the Western Victorian theme will be a large, ornate bar located in the center of the casino floor. Our casino will include 30,000 square feet of gaming space located "Las Vegas-style" on a single floor. We expect to offer one of the largest selections of gaming in the market with approximately 1,000 state-of-the-art slot machines and 12 blackjack tables. Each slot machine and each gaming table is considered one gaming position. The slot machines will be available to customers in numerous denominations, including 5(cent), 25(cent), $1 and $5 and will be grouped together to generate an atmosphere of excitement consistent with that typically found in Las Vegas-style casinos.

The Black Hawk/Central City Market

     Gaming was first introduced to the Black Hawk/Central City market in October 1991 following a state-wide referendum where Colorado voters approved limited stakes gaming for three historic mining towns -- Black Hawk, Central City and Cripple Creek. Limited stakes gaming is defined as a maximum single bet of $5. Black Hawk and Central City are contiguous cities located approximately 40 miles west of Denver and about ten miles north of Interstate Highway 70, the main east-west artery from Denver. Historically, these two gold mining communities were popular tourist towns. However, since the inception of casino gaming in October 1991, many of the former tourist-related businesses have been displaced by gaming establishments.

     The first casino in the Black Hawk/Central City market was opened in October 1991 with 14 casinos open by the end of that year. The pace of expansion increased further in 1992 with the number of casinos in the market peaking at 42 casinos. However, due to a trend of consolidation in the market and the displacement of small casinos by the entry of larger, better capitalized operators, the number of casinos has declined to 29 as of June 30, 1999.

     The Black Hawk/Central City market primarily caters to "day-trip" customers from Denver, Boulder, Fort Collins and Golden as well as Cheyenne, Wyoming. Approximately 3.3 million people reside within this 100-mile radius of Black Hawk. Denver provides the market with a demographic base of approximately 1.9 million residents. In addition, residents within a 100 mile radius of the City of Black Hawk had an average household income in excess of $51,000 per annum in 1998. Daily traffic counts passing the Black Hawk/Central City market on Highway 119, as reported by the Colorado Department of Transportation, averaged over 14,000 vehicles per day in 1998.

     The Black Hawk/Central City market's location has contributed to consistent growth in the market since the legalization of gaming in 1991. Gaming revenues have grown from $127.6 million in 1992 to $366.0 million in 1998, representing a 19% compound annual growth rate. These revenues represented approximately 76% of total Colorado gaming revenues (excluding gaming on Native American land).

     The following table sets forth gaming statistics for the Black Hawk/Central City market and well as the individual cities of Black Hawk and Central City:


                             Year Ended December 31,
                            1994 1995 1996 1997 1998


Black Hawk
Gaming revenues (in thousands)..    $ 173,703   $195,857   $219,911    $234,631   $272,008
Number of casinos(1)............           19         19         19          19         19
Number of slots(1)..............        4,231      4,877      5,276       5,340      7,181
Number of tables(1).............          103        113        111         106        125
Win per slot per day(2).........    $   97.71  $  104.70  $  110.68   $  113.77  $  122.24
Win per table per day(2)........    $  375.06  $  365.57  $  365.83   $  370.50  $  383.69

Central City
Gaming revenues (in thousands)..    $  69,702   $ 94,468   $ 88,870    $ 87,391   $ 93,980
Number of casinos(1)............           17         13         12          12         12
Number of slots(1)..............        4,311      3,670      3,259       3,196      3,142
Number of tables(1).............           92         72         60          58         46
Win per slot per day(2).........    $   54.63  $   60.51  $   66.96   $   67.97  $   81.15
Win per table per day(2)........    $  245.32  $  282.12  $  244.14   $  219.63  $  224.21

Black Hawk/Central City Market
Gaming revenues (in thousands)..    $ 243,405   $290,325   $308,781    $322,022   $365,988
Number of casinos(1)............           36         32         31          31         31
Number of slots(1)..............        8,542      8,547      8,535       8,536     10,323
Number of tables(1).............          195        185        171         164        171



----------

(1) As of December 31 for each period shown.

(2) Win per gaming position per day is based on the weighted average number of units during the period presented. Source: Colorado Division of Gaming and Urban Systems, Inc.

     Slot machines account for approximately 95% of the market's total gaming revenues. In contrast, as of December 31, 1998, slot machines in the developed gaming markets of Nevada and New Jersey generate between 65% and 69% of total revenues while slot revenues in emerging markets such as Iowa and Indiana account for approximately 78% of total revenues.

     Since 1992, the number of gaming positions in the Black Hawk/Central City market has grown approximately 44.7% from 7,252 positions in 1992 to 10,494 positions in 1998. The total number of slot machines has increased 45.8% since 1992 to 10,323 in 1998 while the total number of tables in the market has remained relatively flat with 171 tables in the market at the end of 1998. Win per gaming position per day has continued to grow despite the increase in the number of gaming positions.

    The City of Black Hawk has experienced more significant growth in gaming revenues than Central City since 1992. The popularity of Black Hawk in comparison to Central City is due primarily to Black Hawk's superior access to major highways, as patrons must first pass through Black Hawk to access Central City from Denver. Due to this superior location, larger casino operators have focused on building in the City of Black Hawk. As a result, casinos in Black Hawk now generally feature a larger average number of gaming positions, a wider variety of high quality amenities and convenient and free parking for patrons. These factors have contributed to growth in Black Hawk gaming revenues at a compound annual rate of 30.1% since 1992 compared to a more moderate growth for Central City of 4.7% over the same period. The number of slot machines and tables in the City of Black Hawk have increased 125.0% and 50.6%, respectively since 1992, while the number of slot machines and tables in Central City have declined 19.1% and 49.5%, respectively over the same period.

     The information contained in this discussion of the Black Hawk/Central City market was derived from publicly available data, except where stated otherwise. See "Risk Factors -- Competition" and "Risk Factors -- Reliability of Market Data."

Marketing Strategy

     We plan to attract customers to our casino by implementing marketing strategies and promotions designed specifically for this market. In doing so, we hope to create customer loyalty and benefit from repeat visits by our customers. We intend to capitalize on our superior facilities. Specific marketing programs to support this strategy include the Riviera Player's Club and "V.I.P." services offered to repeat gaming customers. The Player's Club is a promotion that rewards casino play and repeat visits to the casino with various privileges and amenities such as cash bonuses, logo gift items and invitations to special events, including free slot tournaments and parties. Riviera Holdings has used the Player's Club promotion in its casino in Las Vegas and, in its capacity as manager of the Riviera Black Hawk, will tailor it for the Black Hawk/Central City market and implement it at our casino. "V.I.P." services will be available to the highest level of players and will include special valet and self-parking services, complimentary food and entertainment offerings and special events specifically designed for this group of customers.

     We believe that we will benefit from strong "walk-in" traffic due to the proximity of our casino to the Colorado Central Station and the Isle of Capri Casino. We intend to develop specific marketing programs designed to attract these "walk-in" customers. We further intend to emphasize quality food and beverage amenities with customer friendly service as a marketing tool. In addition, we will provide entertainment programs designed to meet the tastes of the Black Hawk/Central City market, such as live music performances by popular regional and national groups.

     We also intend to utilize proven database marketing techniques previously implemented by Riviera Holdings at its casino in Las Vegas. Approximately two to three months prior to opening, we expect to begin to solicit members for our Players Club using direct mail advertising. Once our casino is opened to the public, the database will be primarily derived from information supplied by the Players Club, which will help us to identify our best customers by reference to levels of play and frequency of visits. We plan to rely on database marketing in order to best identify target customer segments of the population and to tailor the casino's promotions and amenities to our core group of customers. We will use the current database maintained by Riviera Hotel & Casino in Las Vegas to identify and stratify slot players living in Colorado (approximately 7,000 slot players have been identified) for appropriate incentives. We will establish a bus program that will offer bus patrons incentives directed specifically to them with an accelerated award program based on levels of play. In addition, we plan to promote our casino by advertising in newspapers and on billboards in the local areas.

Competition

     We believe that the primary competitive factors in the market are casino location, availability and convenience of parking, number of slot machines and gaming tables, types and pricing of non-gaming amenities, name recognition and overall atmosphere. We believe our casino will compete favorably with respect to each of these factors.

    See "Risk Factors" for a description of the competitive factors that could impact our casino's financial performance.

Design and Construction Summary

     We have assembled what we believe to be a qualified team to design and construct the Riviera Black Hawk.

     - The Weitz Company, Inc. has been retained as general contractor to build the Riviera Black Hawk. Based on industry sources, Weitz is ranked among the top 50 building contractors in the United States based on total revenues from general building and is the fifth largest contractor in the State of Colorado. Weitz has extensive experience building in mountainous terrain, including projects in Vail, Colorado and Keystone, Colorado.

     - Melick Associates, Inc. has been retained as the architects for the Riviera Black Hawk. Melick Associates has experience with casino projects in mountainous terrain, including projects in Black Hawk, Central City and Cripple Creek.

     - John Franzoi, Riviera Operating Corporation's Vice President of Construction, is managing project development and construction for the Riviera Black Hawk. Mr. Franzoi has a State of Nevada general contractors license and has over 30 years of experience in the construction industry.

     - Phillip Harris has been retained as our representative and construction consultant for the Riviera Black Hawk project. Mr. Harris is assisting Mr. Franzoi in monitoring the progress of the construction of the Riviera Black Hawk. Mr. Harris is a construction consultant with over 30 years construction experience, most recently as Vice President and Operations Manager for GE Johnson Construction Company.

     We have entered into a construction contract with Weitz. The construction contract provides that Weitz and various subcontractors will construct the Riviera Black Hawk, including site development, excavation and construction of the casino and parking garage. For a description of the terms of the construction contract, see "Material Agreements -- Construction Contract."

     We have also entered into an architectural contract with Melick Associates for the architectural design of our casino. The architectural contract covers architectural and interior design and specifications. Melick Associates will administer the construction contract and coordinate and integrate its work with the design build subcontractors. For a description of the terms of our contract with Melick Associates, see "Material Agreements -- Architectural Contract."

     The scope of permits and approvals required for the construction of our casino is extensive and includes state and local land use permits, excavation, building and zoning permits, architectural approvals and approval of street and traffic signals. To date, we have obtained all City of Black Hawk, State of Colorado and federal permits required to construct our casino.

Management

     Riviera Gaming Management of Colorado, Inc. (the "Manager"), which is our direct corporate parent and an indirect, wholly-owned subsidiary of Riviera Holdings, will manage the operations of our casino. We have entered into a management contract for the provision of these management services, which is described in greater detail under the section "Material Agreements -- Management Agreement."

Intellectual Property

     We have entered into a license agreement with Riviera Operating Corporation, a subsidiary of Riviera Holdings, which permits us to use the trademark "Riviera" and other trademarks and logos in connection with our casino on a royalty free basis. The terms of this license agreement are summarized in greater detail in the section "Material Agreements -- Intellectual Property License Agreement."

Property

     Our casino is being constructed on a 71,000 square foot (1.63 acres) parcel of land in Black Hawk, Colorado, which we own. We have no other properties.

Employees

     We anticipate that when the Riviera Black Hawk opens, it will have an average of approximately 350 full-time equivalent employees, with the highest number of employees expected during the summer season.

Legal Proceedings

     We are not a party to any litigation.

Riviera Holdings Corporation

     Riviera Holdings, through its wholly-owned subsidiaries, owns and operates the Riviera Hotel & Casino located on the Las Vegas Strip. Opened in 1955, the Riviera Hotel & Casino is situated on a 26-acre site located across the Strip from Circus Circus and across Paradise Road from the Las Vegas Hilton and the Las Vegas Convention Center.

                      GAMING AND LIQUOR REGULATORY MATTERS

Summary

     In general we, Riviera Holdings, our principal executive officers and those of Riviera Holdings, and any of our employees who will be involved in our gaming operations, will be required to be licensed by the State of Colorado. Colorado also requires that significant stockholders of Riviera Holdings be licensed or certified as suitable for licensure. The licensure process involves the filling out of a form proscribed by the Colorado Gaming Commission, an interview of the prospective licensee and an investigation of such licensee to the extent the Staff of the Colorado Gaming Commission deems necessary. We pay the investigation costs. If any such officer, director or employee were found to be unsuitable for licensure by the Colorado Gaming Commission, we would have to replace such person. If the Colorado Gaming Commission objected to our licensure or that of Riviera Holdings or its significant stockholders, we might be forced to sell our interest in Riviera Black Hawk and pay off the notes to the extent of the net sale proceeds. If the objection of the Colorado Gaming Commission related to licensure or suitability for licensure of any of Riviera Holdings' significant stockholders, Riviera Holdings might attempt to purchase or arrange for the purchase of the Riviera Holdings shares owned by the stockholder to which the Colorado Gaming Commission objected, but Riviera Holdings' ability to make such purchase is limited and it is uncertain whether Riviera Holdings could arrange for such stock repurchase. At present, we have no reason to believe that we will have any problem with respect to licensure by Colorado. See "Risk Factors -- Gaming Licenses, Permits and Approvals."

Background

     Pursuant to an amendment to the Colorado Constitution (the "Colorado Amendment"), limited stakes gaming became lawful in the cities of Central City, Black Hawk and Cripple Creek on October 1, 1991. Limited stakes gaming means a maximum single bet of five dollars on slot machines and in the card games of blackjack and poker.

     The Colorado Amendment, restricts limited stakes gaming to structures that conform to the architectural styles and designs that were common to the areas prior to World War 1, and which conform to the requirements of applicable city ordinances regardless of the age of the structures. No more than 35% of the square footage of any building and no more than 50% of any one floor of any building may be used for limited stakes gaming. The Colorado Amendment also prohibits limited stakes gaming between the hours of 2:00 a.m. and 8:00 a.m., and allows limited stakes gaming to occur in establishments licensed to sell alcoholic beverages.

     Further, the Colorado Amendment provides that, in addition to any other applicable license fees, up to a maximum of 40% of the total amounts wagered less payouts to players may be payable by a licensee for conducting limited stakes gaming. Such percentage is to be established by the Colorado Commission annually.

Regulatory Structure

     The Colorado Amendment subjects the ownership and operation of limited stakes gaming facilities in Colorado to extensive regulation by the Colorado Commission and prohibits persons under the age of 21 from participating in limited stakes gaming. No limited stakes gaming may be conducted in Colorado unless all appropriate gaming licenses are approved by and obtained from the Colorado Commission. The Colorado Commission has full and exclusive authority to promulgate, and has promulgated, rules and regulations governing the licensing, conducting and operating of limited stakes gaming (the "Colorado Regulations"). Such authority does not require any approval by or delegation of authority from the Colorado Department of Revenue (the "Colorado Revenue Department"). The Colorado Amendment also created the Colorado Division of Gaming (the "Division of Gaming") within the Colorado Revenue Department to license, implement, regulate and supervise the conduct of limited stakes gaming in Colorado, which division is supervised and administered by the Director of the Division of Gaming (the "Division Director").

Gaming Licenses

     The Colorado Commission may issue: (1) slot machine or distributor, (2) operator, (3) retail gaming, (4) support and (5) key employee gaming licenses. The first three licenses require annual renewal by the Colorado Commission. Support and key employee licenses are issued for two year periods and are renewable by the Division Director. The Colorado Commission has broad discretion to condition, suspend for up to six months, revoke, limit or restrict a license at any time and also has the authority to impose fines.

     An applicant for a gaming license must complete comprehensive application forms, pay required fees and provide all information required by the Colorado Commission and the Division of Gaming. Prior to licensure, applicants must satisfy the Colorado Commission that they are suitable for licensing. Applicants have the burden of proving their qualifications and must pay the full cost of any background investigations. There is no limit on the cost of such background investigations.

     Gaming employees must hold either a support or key employee license. Every retail gaming licensee must have a key employee licensee in charge of all limited stakes gaming activities when limited stakes gaming is being conducted. The Colorado Commission may determine that a gaming employee is a key employee and, require that such person apply for a key employee license.

     A retail gaming license is required for all persons conducting limited stakes gaming on their premises. In addition, an operator license is required for all persons who engage in the business of placing and operating slot machines on the premises of a retailer. However, a retailer is not required to hold an operator license. No person may have an ownership interest in more than three retail licenses. A slot machine manufacturer or distributor license is required for all persons who manufacture, import or distribute slot machines in Colorado.

     The Colorado Amendment requires that every officer, director, and stockholder of private corporations or equivalent office or ownership holders for non-corporate applicants, and every officer, director or stockholder holding either a 5% or greater interest or controlling interest of a publicly traded corporation or owners of an applicant or licensee shall be a person of good moral character and submit to a full background investigation conducted by the Division of Gaming and the Colorado Commission. The Colorado Commission may require any person having an interest in a license to undergo a full background investigation and pay the cost of investigation in the same manner as an applicant.

     Persons found unsuitable by the Colorado Commission may be required immediately to terminate any interest, association, or agreement with or relationship to a licensee. A finding of unsuitability with respect to any officer, director, employee, associate, lender or beneficial owner of a licensee or applicant also may jeopardize the licensee's license or the applicant's application. A license approval may be conditioned upon the termination of any relationship with unsuitable persons.

Duties of Licensees

     An applicant or licensee must report to the Division of Gaming or Colorado Commission all leases not later than 30 days after the effective date of the lease. Also, an applicant or a license, upon the request of the Colorado Commission or the Division Director, must submit copies of all written gaming contracts and summaries of all oral gaming contracts to which it is or intends to become a party. The Division Director or the Colorado Commission may require changes in the lease or gaming contract before an applicant is approved or participation in such agreement is allowed or may require termination of the lease or gaming contract.

     The Colorado Amendment and the Colorado Regulations require licensees to maintain detailed records that account for all business transactions. Records must be furnished upon demand to the Colorado Commission, the Division of Gaming and other law enforcement authorities. The Colorado Regulations also establish extensive playing procedures and rules of play for poker, blackjack and slot machines. Retail gaming licenses must adopt comprehensive internal control procedures. Such procedures must be approved in advance by the Division of Gaming and include the areas of accounting, surveillance, security, cashier operations, key control and fill and drop procedures, among others. No gaming devices may be used in limited stakes gaming without the approval of the Division Director or the Colorado Commission.

     Licensees have a continuing duty to immediately report to the Division of Gaming the name, date of birth and social security number of all persons who obtain an ownership, financial or equity interest in the licensee of 5% or greater, who have the ability to control the licensee, who have the ability to exercise significant influence over the licensee or who loan any money or other thing of value to the licensee. Licensees must report to the Division of Gaming all licenses, and all applications for licenses, in foreign jurisdictions.

     With limited exceptions applicable to licensees that are publicly traded entities, no person may sell, lease, purchase, convey or acquire any interest in a retail gaming or operator license or business without the prior approval of the Colorado Commission.

     All agreements, contracts, leases, or arrangements in violation of the Colorado Amendment or the Colorado Regulations are void and unenforceable.

Taxes, Fees and Fines

     The Colorado Amendment requires an annual tax of up to 40% on the total amount wagered less all payouts to players. With respect to games of poker, the tax is calculated based on the sums wagered which are retained by the licensee as compensation. Effective July 1 of each year, the Colorado Commission establishes the gaming tax for the following 12 months. Currently, the gaming tax is: 2% on the first $2 million of these amounts; 4% on amounts from $2 million to $4 million; 14% on amounts from $4 million to $5 million; 18% on amounts from $5 million to $10 million; and 20% on amounts over $10 million.

     The Colorado Commission requires all gaming licensees to pay an annual device fee for each slot machine, blackjack table and poker table of $75. The municipality of Black Hawk assesses an annual device fee of $750 per device. There is no statutory limit on state or city device fees, which may be increased at the discretion of the Colorado Commission or the city. In addition, a business improvement fee of as much as $102 per device and a transportation authority device fee of $77 per device also may apply depending upon the location of the licensed premises in Black Hawk. The current annual business improvement fee is $89.04.

     Black Hawk also imposes taxes and fees on other aspects of the businesses of gaming licensees, such as parking, alcoholic beverage licenses and other municipal taxes and fees. Significant increases in these fees and taxes, or the imposition of new taxes and fees, may occur.

     Violation of the Colorado Amendment constitutes a class 1 misdemeanor which may subject the violator to fines or incarceration or both. A licensee who violates the Colorado Amendment or Colorado Regulations is subject to suspension of the license for a period of up to six months, fines or both, or to license revocation.

Requirements for Publicly Traded Corporations

     The Colorado Commission has enacted Rule 4.5, which imposes requirements on publicly traded corporations holding gaming licenses in Colorado and on gaming licenses owned directly or indirectly by a publicly traded corporation, whether through a subsidiary or intermediary company. The term "publicly traded corporation" includes corporations, firms, limited liability companies, trusts, partnerships and other forms of business organizations even if created under the laws of a foreign country. Such requirements shall automatically apply to any ownership interest held by a publicly traded corporation, holding company or intermediary company thereof, where such ownership interest directly or indirectly is, or will be upon approval of the Colorado Commission, 5% or more of the entire licensee. In any event, if the Colorado Commission determines that a publicly traded corporation, or a subsidiary, intermediary company or holding company has the actual ability to exercise influence over a licensee, regardless of the percentage of ownership possessed by said entity, the Colorado Commission may require that entity to comply with the disclosure regulations contained in Rule 4.5.

     Under Rule 4.5, gaming licensees, affiliated companies and controlling persons commencing a public offering of voting securities must notify the Colorado Commission within 10 days of the initial filing of a registration statement with the Securities and Exchange Commission. Licensed publicly traded corporations are also required to send proxy statements to the Division of Gaming within 5 days after distribution of such statement. Licensees to whom Rule 4.5 applies must include in their articles of organization or similar charter documents provisions that: restrict the rights of the licensees to issue voting interests or securities except in accordance with the Colorado Amendment and the Colorado Regulations; limit the rights of persons to transfer voting interests or securities of licensees except in accordance with the Colorado Amendment and the Colorado Regulations; and provide that holders of voting interests or securities of licensees found unsuitable by the Colorado Commission may, within 60 days of such finding of unsuitability, be required to sell their interests or securities back to the issuer at the lesser of the cash equivalent of the holders' investment or the market price as of the date of the finding of unsuitability. Alternatively, the holders may, within 60 days after the finding of unsuitability, transfer the voting interests or securities to a suitable person (as determined by the Colorado Commission). Until the voting interests or securities are held by suitable persons, the issuer may not pay dividends or interest, the securities may not be voted, they may not be included in the voting or securities of the issuer, and the issuer may not pay any remuneration in any form to the holders of the securities.

     Pursuant to Rule 4.5, persons who acquire direct or indirect beneficial ownership of (1) 5% or more of any class of voting securities of a publicly traded corporation are required to include in its articles of organization the Rule 4.5 charter language provisions or (2) 5% or more of the beneficial interest in a gaming licensee directly or indirectly through any class of voting securities of any holding company or intermediary company of a licensee (all such persons hereinafter referred to as "qualifying persons"), shall notify the Division of Gaming within 10 days of such acquisition, are required to submit all requested information and are subject to a finding of suitability as required by the Division of Gaming or the Colorado Commission. Licensees also must notify any qualifying persons of these requirements. A qualifying person whose interest equals 10% or more must apply to the Colorado Commission for a finding of suitability within 45 days after acquiring such securities. Licensees must also notify any qualifying persons of these requirements. Whether or not notified, qualifying persons are responsible for complying with these requirements.

     A qualifying person who is an institutional investor under Rule 4.5 and who individually or in association with others, acquires, directly or indirectly, the beneficial ownership of 15% or more of any class of voting securities must apply to the Colorado Commission for a finding of suitability within 45 days after acquiring such interests.

     The Colorado Regulations also provide for exemption from the requirements for a finding of suitability when the Colorado Commission finds such action to be consistent with the purposes of the Colorado Amendment.

     Pursuant to Rule 4.5, persons found unsuitable by the Colorado Commission must be removed from any position as an officer, director, or employee of a licensee, or from a holding or intermediary company. Such unsuitable persons also are prohibited from any beneficial ownership of the voting securities of any such entities. Licensees, or affiliated entities of licensees, are subject to sanctions for paying dividends or distributions to persons found unsuitable by the Colorado Commission, or for recognizing voting rights of, or paying a salary or any remuneration for services to, unsuitable persons. Licensees or their affiliated entities also may be sanctioned for failing to pursue efforts to require unsuitable persons to relinquish their interest. The Colorado Commission may determine that anyone with a material relationship to, or material involvement with, a licensee or an affiliated company must apply for a finding of suitability or must apply for a key employee or associated person licensee.

Alcoholic Beverage Licenses

     The sale of alcoholic beverages in gaming establishments is subject to strict licensing, control and regulation by state and local authorities and requires a liquor license. Alcoholic beverage licenses are revocable and nontransferable. State and local licensing authorities have full power to limit, condition, suspend for as long as six months or revoke any such licenses. Violation of state alcoholic beverage laws may constitute a criminal offense resulting in incarceration or fines or both.

     There are various classes of retail liquor licenses which may be issued under the Colorado Liquor Code. A gaming licensee may sell malt, vinous or spirituous liquors only by the individual drink for consumption on the premises. Even though a retail gaming licensee may be issued various classes of retail liquor licenses, such gaming licensee may only hold liquor licenses of the same class. An application for an alcoholic beverage license in Colorado requires notice, posting and a public hearing before the local liquor licensing authority prior to approval of the same. The Colorado Department of Revenue's Liquor Enforcement Division must also approve the application.

Riviera Black Hawk Licenses

     Currently, no gaming or liquor licenses in Colorado have been granted in connection with the Riviera Black Hawk, although an application for a restaurant liquor license has been approved by the local licensing authority and is in the process of being forwarded to the State Liquor Enforcement Division for approval. The application for a retail gaming license is pending. Applications for key employee gaming licenses have also been made. Associated Person License applications have been submitted for the officers and directors of Riviera Holdings as well as some of the affiliated companies as required by the Division Director. Additional gaming Associated Person, Key Employee and support license applications will have to be made and approved prior to the opening of the casino.

     Before our casino can obtain the final approval of the Colorado Commission, stockholders of Riviera Holdings who own more than 5% of its common stock must be found "suitable" or have the person(s) with investment power over the investment licensed as associated persons by the Colorado Commission. Three of Riviera Holdings' largest stockholders have submitted (and one will submit) information to the Colorado Commission for the purpose of establishing suitability for licensing or are seeking to have the person(s) with investment power over the investment licensed as associated persons in Colorado. Based upon our discussions with the staff of the Colorado Commission, we are optimistic such stockholders will not present a problem with the Colorado Commission. See "Risk Factors -- Gaming Licenses, Permits and Approvals."

                               MATERIAL AGREEMENTS

Construction Contract

     We have entered into a construction contract for the construction of the Riviera Black Hawk. The construction contract provides for the construction of a casino, parking garage, associated site work and all floor coverings and food service equipment at a price of $27.6 million, including a contingency allowance of $0.5 million. The construction cost is fully supported by a payment and performance bond obtained by the general contractor, Weitz, who is also required to provide comprehensive public liability insurance, including contractual liability coverage, in the amount of $2.0 million plus umbrella coverage in the amount of $20.0 million. As required by the construction contract, we have obtained builder's all risk insurance to insure against damage to the work in place during construction. The price is subject to decrease if cost savings can be achieved during construction, and is subject to material increase if: (1) there are changes to the plans and specifications; (2) work is delayed due to actions of the owner; or (3) "force majeure" events occur during construction.

     Offsite  improvements,  permit  fees and the cost of  independent  testing,
furnishings  and  finish  work,  and  similar  items,   are  excluded  from  the
construction contract and will be completed by us under separate contracts.

     Work under the construction contract has commenced, and approximately $14.9 million, or 54% of the total budget, had been expended as of June 30, 1999. The construction contract provides for substantial completion of the casino project on or before January 15, 2000, subject to extensions due to adverse weather, acts of God, or other causes outside of the general contractor's control as provided in the construction contract. To discourage delays, liquidated damages will be payable by the general contractor for each day that substantial completion is delayed past the scheduled substantial completion date (as it may be extended under the construction contract), as follows: (1) no penalties if the casino project is substantially completed on or before January 31, 2000; (2) $10,000 per day for each day from February 1, 2000, through February 15, 2000, that the casino project is not substantially completed after January 31, 2000; and (3) an additional $15,000 for each day from February 15, 2000, through March 31, 2000, that the casino project is not substantially completed. In addition, to encourage early completion of the casino, incentive fees will be payable to the general contractor. Specifically, the construction contract provides: (1) if Weitz achieves substantial completion of the project on or after December 29, 1999, but prior to January 4, 2000, Weitz's lump sum fee shall be increased by $10,000 for each day that the project is substantially complete prior to January 4, 2000; and (2) if Weitz achieves substantial completion of the project any time before December 29, 1999, Weitz's lump sum fee shall be increased by $15,000 for each day the project is substantially complete prior to December 29, 1999, and $10,000 for each day the project is substantially complete between December 29, 1999, and January 4, 2000.

Architectural Contract

     We have entered into an architectural contract with Melick Associates for the provision of architectural and interior design and specifications for the casino  project  at a  fee  of  approximately  $1.0  million.  Pursuant  to  the architectural contract, the architect will also provide structural and engineering, food service design, water proofing consultants, elevator/escalator consultants and landscape design. However, the architect is not responsible for the work of independent electrical and mechanical design build subcontractors. The architect will administer the construction contract and coordinate its work with the construction subcontractors. The architect has provided professional liability insurance in the amount of $1.0 million per occurrence, $2.0 million aggregate with a $10,000 deductible, and damages under the architectural contract have been limited to the amount of $1.0 million.

Management Agreement

     We have entered into a management agreement with Riviera Gaming Management of Colorado, Inc.(the "Manager") which will end after the tenth full year audited financial statements are available after the opening of our casino. The Manager will have the option of extending the term for up to four additional terms of five years each by giving 180 days written notice.

     The Manager will manage the Riviera Black Hawk in a manner reasonably consistent with the standards and procedures exercised by other casino operators in Black Hawk, Colorado. The Manager will supervise the hiring of all personnel employed at the casino, who will be the employees of Riviera Black Hawk.

The Manager, at its expense, will supply the level of its own staffing that is required to carry out the supervision of a full complement of executives employed and paid by the Riviera Black Hawk.

     The Manager may provide goods and services, including centralized computer systems, service bureau payroll/personnel systems, advertising agency services, centralized purchasing, licensed promotions, trademarks, service marks, legal services and other similar services on a competitive price/fee basis.

     The management fees will consist of a revenue fee and a performance fee. The revenue fee will be based on 1% of net revenues (gross revenues less food and beverage services furnished without charge to customers, but the retail value of which is included in revenue and is then deducted as promotional allowances) and is payable quarterly in arrears. The performance fee will be based on the following percentages of EBITDA (earnings before interest, taxes, depreciation and amortization, whose components are based on generally accepted accounting principles): (1) 10% of EBITDA from $5 million to $10 million, (2) 15% of EBITDA from $10 million to $15 million and (3) 20% of EBITDA in excess of $15 million. The performance fee will be paid based on the preceding quarter's EBITDA in quarterly installments subject to year-end adjustment.

     If there is any default under the management agreement, the Manager will not be entitled to receive management fees, but the Manager will still be entitled to payment for inter-company goods and services.

Intellectual Property License Agreement

     We have entered into a royalty-free license agreement with Riviera Operating Corporation, a subsidiary of Riviera Holdings, for the licensing of the "Riviera" and other trademarks and trade names. The licensing agreement terminates at the same time as the management agreement or earlier upon a change in control of the Manager and, in either case, may be extended by the trustee up to six months thereafter upon foreclosure of the notes.

Tax Sharing Agreement

     Riviera Holdings is the parent of a group of companies which includes ourselves (the "RHC Group") and files consolidated federal income returns. Pursuant to the tax sharing agreement, we pay Riviera Holdings an amount equal to our "separate tax liability." Our separate tax liability is that amount of federal income tax that we would owe if we were to file a tax return independent of the RHC Group. If the calculation of our separate tax liability for any year results in a net operating loss, Riviera Holdings will credit the amount of such loss against any amount which we might otherwise have to pay to Riviera Holdings in any future tax year, provided that we remain a part of the RHC Group. Our obligation to make tax payments pursuant to the tax sharing agreement continues regardless of whether there has been a default in the payment of the notes.

                                   MANAGEMENT

Executive Officers and Directors of the Company

     Set forth below are the names, ages and position of each of our officers and directors as of the date of this prospectus:

Name                         Age                  Position
William L.  Westerman....    67   Chairman of the Board of Directors and
                                  Chief Executive Officer
Ronald P.  Johnson.......    50   President and Director of the Company
Duane R.  Krohn..........    53   Chief Financial Officer, Secretary, Treasurer
                                  and Director of the Company

     The following information summarizes the business experience during at least the past five years of each of our directors and executives:

     William L. Westerman is our Chairman of the Board of Directors and Chief Executive Officer and has held those positions since August 18, 1997. Mr.
Westerman has been the Chairman of the Board and Chief Executive Officer of Riviera Holdings since February 1993. Mr. Westerman was a consultant to Riviera, Inc., from July 1, 1991, until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc., on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products. Alusuisse, a multi-national aluminum and chemical company, acquired Cellu-Craft on June 30, 1989. On January 1, 1990, Mr. Westerman was appointed President of Alusuisse Flexible Packaging (Alusuisse's wholly-owned U.S. subsidiary engaged in the manufacture of flexible packaging for food and pharmaceutical products). Additionally, Mr. Westerman was named a member of the team responsible for all of Alusuisse's multi-national packaging operations with annual sales volume in excess of $1 billion. Mr. Westerman resigned from all his positions with Alusuisse on June 30, 1991. Mr. Westerman has undergraduate and graduate degrees in engineering from Lehigh University and from the University of Ohio, respectively.

     Ronald P. Johnson is our President and a Director and has held those positions since February 1999. Mr. Johnson became Vice President of Gaming Operations of Riviera Operating Corporation in September 1994, and Executive Vice President of Gaming Operations of Riviera Operating Corporation on July 1, 1998. Mr. Johnson became Director of Slots of Riviera Operating Corporation on June 30, 1993, and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President -- Slot Operations and Marketing of Riviera, Inc., from April 1991 until June 30, 1993. Prior to joining Riviera, Inc., Mr. Johnson held slot management positions with Sands Hotel & Casino (1989-1991) and Bally's Grand Las Vegas (1986-1989). In addition to over 12 years of experience in casino operations, Mr. Johnson has 10 years of experience, serving from 1976 to 1986, in various financial marketing and administrative management positions in the slot manufacturing industry with Bally Distributing, Co., International Game Technology and J&T, Inc.

     Duane R. Krohn, CPA, is our Chief Financial Officer, Secretary, Treasurer and a Director and has held those positions since February 1999. Mr. Krohn assumed the position of Treasurer of Riviera Holdings and Riviera Operating Corporation on June 30, 1993, and was elected Vice President of Finance of Riviera Operating Corporation on April 26, 1994, and Executive Vice President of Finance of Riviera Operating Corporation on July 1, 1998. Mr. Krohn was initially employed by Riviera, Inc., in April 1990, as Director of Corporate Finance and served as Vice President -- Finance from March 1992 to June 30, 1993. Mr. Krohn served as Chief Financial Officer of Imperial Palace, Inc.(a casino/hotel operator in Las Vegas) from February 1987 to March 1990. Prior to 1987, Mr. Krohn was Chief Financial Officer of the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

Management of the Riviera Black Hawk

     We have entered into a management agreement with Riviera Gaming Management of Colorado, Inc.(the "Manager"), under which the Manager will manage the daily operations of Riviera Black Hawk. The Manager has hired Thomas Guth and James Davey as the General Manager and Director of Slot Operations for Riviera Black Hawk.

     In addition, we have successfully recruited four other key executives for the positions of Director of Finance, Director of Training and Compliance, Facilities Director and Director of Security and Surveillance. Current management represents a blend of seasoned management experience from both the Black Hawk/Central City and Las Vegas markets. The following is a brief summary of the business experience of Thomas Guth and James Davey:

     Mr. Guth is our general manager. Under a letter agreement, dated January 15, 1999, Mr. Guth will be in charge of coordinating pre-opening functions and will be the senior manager on site after the casino opens. Mr. Guth has over 20 years of casino marketing and casino operations experience. Mr. Guth most recently was Director of Corporate Special Event Marketing for the Boyd Group from September 1998 to March 1999. From July 1992 to May 1998, Mr. Guth was Vice President, Director of Marketing for the Aladdin Hotel & Casino. From 1989 to 1992, Mr. Guth was Director of Special Events/Casino Programs for the Riviera Hotel & Casino. Mr. Guth also has 11 years of experience in casino operations with the Sahara Tahoe, Golden Nugget and Harrah's casinos.

     James Davey is our director of slot operations and reports to Mr. Guth. Under a letter agreement, dated January 9, 1999. Mr. Davey will be in charge of gaming operations. Mr. Davey has over 19 years of experience in slot operations management, having served in various management positions with the Tropicana, Imperial Palace, the Riviera Hotel & Casino and the Four Queens in Las Vegas, Nevada and the Splash casino in Tunica, Mississippi.

     Neither of such agreements has a fixed term. Both Messrs. Guth and Davey have been reimbursed for their relocation expenses and will participate in our life insurance, medical, 401(K) and profit-sharing employee benefit plans at our cost.

                             PRINCIPAL STOCKHOLDERS

     We are an indirect wholly-owned subsidiary of Riviera Holdings. The common stock of Riviera Holdings is traded on the American Stock Exchange. The table below sets forth information regarding the beneficial ownership of the common stock of Riviera Holdings as of June 30, 1999, by (1) each person who, to our knowledge, beneficially owns more than 5% of such common stock, (2) the directors and executive officers of our company and (3) all directors and executive officers of Riviera Holdings and its subsidiary, Riviera Operating Corporation. Each person listed below has sole voting and investment power for the shares set forth opposite that person's name unless otherwise indicated.

                                                    Shares Beneficially Owned+
Name                                                 Number       Percentage
----                                                -------------  ------------
William L.  Westerman(1)(2).................         504,200          9.5%
Ronald P.  Johnson(1)(3)....................          47,750            *
Duane R.  Krohn(1)(4).......................          39,750            *
Robert Vannucci(1)(5).......................          26,918            *
Jerome P.  Grippe(1)(6).....................          24,668            *
Robert R.  Barengo(1)(7)....................           9,380            *
Richard L.  Barovick(1).....................          10,000            *
James N.  Land, Jr.(1)......................           1,500            *
Keyport Life Insurance Co.(8)...............         857,160         16.9
SunAmerica Life Insurance Company(9)........         756,920         14.9
Morgens Entities:(10)
  Betje Partners............................          29,360          0.6
  Morgens Waterfall Income Partners.........          43,920          0.9
  Phoenix Partners, L.P.....................          79,440          1.6
  Restart Partners, L.P.....................         177,997          3.5
  Restart Partners II, L.P..................         374,374          7.4
  Restart Partners III, L.P.................         298,600          5.9
  Endowment Restart LLC.....................         261,109          5.2
                                                    --------         ----
     Total Morgens Entities.................       1,264,800         25.0
James D.  Bennett(11).......................         497,065          9.8
Allen E.  Paulson(12).......................         463,655          9.1
All executive officers and directors as a group
(11 persons)(2)(3)(4)(5)(6)(7)..............         721,563         13.4
----------

+ Based on the number of outstanding shares of Riviera Holdings' common stock on April 30, 1999 and the shares beneficially owned by such persons on June 30, 1999.

* Less than 1%.

(1) The address for each director and officer of our Company or Riviera Holdings is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2) Includes 240,000 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(3) Includes 12,750 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(4) Includes 12,750 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(5) Includes 12,750 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(6) Includes 10,500 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(7) Includes 2,400 shares which may be acquired within 60 days of April 30, 1999, upon the exercise of outstanding options.

(8) The address for Keyport Life Insurance Company is 125 High Street, Boston, Massachusetts 02110. Stein Roe, an affiliate of Keyport, is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the securities, and accordingly, could be deemed to be a "beneficial" owner within the meaning of Rule 13d-3 of the Exchange Act. Stein Roe, however, disclaims actual beneficial ownership of such securities.

(9) The address for SunAmerica Life Insurance Company is One Sun America Center, Century City, California 90067.

(10) The address of Morgens Waterfall is 10 East 50th Street, New York, New York 10022. Morgens Waterfall or its principals are either investment advisors to, or trustees or general partners of, the eight entities listed in the above table ("Morgens Entities") that are the owners of common stock of Riviera Holdings. Morgens Waterfall or its principals have the power and authority to direct this disposition of these securities and, accordingly, could be deemed to be "beneficial" owners within the meaning of Rule 13d-3 of the Exchange Act. Each of Morgens Waterfall, its principals and the Morgens Entities, however, disclaims beneficial ownership with respect to any securities not actually beneficially owned by it.

(11) Includes (a) 323,003 shares held by Restructuring Capital Associates, L.P. and Bennett Restructuring Fund, L.P. and (b) 161,262 shares held by Benett Offshore Restructuring Fund, Inc. The address for Mr. Bennett is c/o Restructuring Capital Associates, L.P. is 450 Park Avenue, New York, New York 10022.

(12) The address for Mr. Paulson is Del Mar Country Club, 6001 Clubhouse Drive, Rancho Santa Fe, California 92067.

                     RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to the sale of the existing notes, Riviera Holdings had contributed $30.1 million to us for (1) the purchase of the land on which the Riviera Black Hawk is being constructed and (2) for construction costs under the construction contract. Of the $30.1 million, Riviera Holdings has advanced $20.0 million in cash equity contributions (excluding capitalized interest) and the remaining $10.1 million was reimbursed to Riviera Holdings from the proceeds of the sale of the existing notes.

     We have entered into a management agreement with Riviera Gaming Management of Colorado, Inc. Under this agreement, Riviera Gaming Management of Colorado, Inc. will manage the operations of our casino. The terms of the management agreement are described in the section "Material Agreements -- Management Agreement."

     We have entered into a license agreement with Riviera Operating Corporation, a subsidiary of Riviera Holdings. Under this agreement, we have the right to use the "Riviera" name and other trademarks, copyrights and trade names in connection with our casino. The terms of the license agreement are described in the section "Material Agreements -- Intellectual Property License Agreement."

     We have entered into a tax sharing agreement with Riviera Holdings. Under this agreement, Riviera Holdings will file consolidated federal income tax returns for us as part of a group of companies and we have agreed to pay Riviera Holdings for our portion of the group's tax liability. The terms of the tax sharing agreement are described in the section "Material Agreements -- Tax Sharing Agreement."

                              DESCRIPTION OF NOTES

     We issued $45.0 million 13% First Mortgage Notes due 2005 With Contingent Interest under an indenture with IBJ Whitehall Bank & Trust Company, as trustee. The terms of the indenture apply to the existing notes and to the exchange notes (the existing notes and the exchange notes being collectively referred to in this section as the "notes"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust
Indenture Act of 1939. The notes are secured obligations. The collateral documents referred to under the caption "Security" define the terms of the collateral that will secure the notes.

     The following description is a summary of the selected provisions of the indenture, the registration rights agreement and the collateral documents which are deemed to be important to you. It does not restate any of those agreements in their entirety. We urge you to read such documents because they, and not this description, define your rights as holders of the notes. Copies of such documents are available as set forth below under the caption "-- Additional Information." See "The Exchange Notes" for a summary of the major note terms.

Principal, Maturity and Interest

     The notes issued in this offering and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. We will issue notes in denominations of $1,000 and integral multiples of $1,000.

     The notes will mature on May 1, 2005. Fixed interest on the notes will accrue at the rate of 13% per annum and will be payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 1999. We will make each fixed interest payment to the holders of record on the immediately preceding April 15 and October 15. Fixed interest will accrue from the date of original issuance, or be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The notes will bear contingent interest after we begin operating. Installments of accrued contingent interest will be payable semi-annually in arrears on each interest payment date to the holders on the record date applicable to the relevant interest payment date, unless all or a portion of the installment is permitted to be deferred. We may defer payment of contingent interest otherwise due and may continue to defer the payment of any installment of contingent interest which has already been deferred if, and only to the extent that: (1) the payment of that portion of contingent interest will cause our adjusted fixed charge coverage ratio for the four consecutive fiscal quarters ending immediately prior to the applicable record date to be less than
1.5 to 1.0 on a pro forma basis after giving effect to the assumed payment of the contingent interest; and (2) the principal amount of the notes corresponding to that contingent interest has not then matured and become due and payable, whether at stated maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise.

     Contingent interest that is deferred will become due and payable upon the earlier of: (1) the next succeeding interest payment date on which all or a portion of that contingent interest is not permitted to be deferred; and (2) the maturity of the corresponding principal amount of the notes, whether at stated maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise.

     The amount of contingent interest payable for any period will be reduced pro rata for reductions in the outstanding principal amount of the notes prior to the immediately preceding record date. No interest will accrue on any contingent interest that is deferred and which does not become due and payable.

     Each installment of contingent interest will be calculated to accrue: (1) from, but not including, the most recent semiannual period for which contingent interest has been paid or through which contingent interest had been calculated and deferred; or (2) if no installment of contingent interest has been paid or deferred, from and including the date on which we become operating; to, and including, the earlier of: (a) the last day of the semiannual period immediately following the semiannual period referred to in clause (1) above if the corresponding principal amount of the notes has not become due and payable; or
(b) the date of payment if the corresponding principal amount of the notes has become due and payable, whether at stated maturity, upon acceleration, upon redemption, upon maturity of repurchase obligation or otherwise.

     Contingent interest will accrue daily on the principal amount of each note outstanding: (1) for any portion of an accrual period which consists of all or part of a semiannual period that ends during such accrual period, 1/180 of the contingent interest with respect to such principal amount for such semiannual period until fully accrued; and (2) for any other portion of an accrual period, 1/180 of the contingent interest with respect to such principal amount for the semiannual period that began and last ended after the date on which we began operating.

Methods of Receiving Payments on the Notes

     If a holder has given wire transfer instructions to us, we will pay all principal, interest, premium and liquidated damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

Paying Agent and Registrar for the Notes

     The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders, and we may act as paying agent or registrar.

Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the indenture. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Security

     The notes are secured by a first priority lien on the collateral which, subject to permitted liens, includes: (1) all funds and securities in the construction disbursement account, the construction reserve account and the interest reserve account; (2) all of the real property comprising the Riviera Black Hawk; (3) all furniture, fixtures and equipment which are part of the Riviera Black Hawk, other than furniture, fixtures and equipment acquired, leased or refinanced through FF&E financing; (4) to the extent permitted by law, the construction contract, the architect agreement, the completion capital commitment, the keep-well agreement, the license agreement, the management agreement and certain other agreements entered into us in connection with the development, construction, ownership and operation of the Riviera Black Hawk;
(5) all licenses and permits relating to the Riviera Black Hawk, other than any gaming license or liquor license; and (6) all of our accounts receivable, general intangibles, inventory and other personal property, other than assets of our future unrestricted subsidiaries.

     The indenture contains a requirement that, after we are designated as a restricted subsidiary (as that term is defined in the Riviera Holdings
Indenture) of Riviera Holdings, the stock of all our then current and future subsidiaries and the assets of our current and future restricted subsidiaries must be pledged to secure the debt evidenced by the Riviera Holdings indenture.

     The security interests may be subordinate to mechanics' liens which may have priority over the security interest on the real property comprising the Riviera Black Hawk, including all additions, improvements and components related to it. We have obtained title insurance on the property in favor of the trustee which will insure against losses from the enforcement of mechanics' liens.

     If an event of default occurs, the trustee may, in addition to any rights and remedies available to it under the indenture and the collateral documents, take such action as it deems advisable to protect and enforce its rights in the collateral, including the institution of sale or foreclosure proceedings. The proceeds received by the trustee from any sale or foreclosure will be applied first to pay the expenses of the sale or foreclosure and fees or any other amounts then payable to the trustee under the indenture, and thereafter to pay amounts due and payable with respect to the notes.

     The proceeds of any sale of collateral pursuant to the indenture and the collateral documents following an event of default may not be sufficient to satisfy payments due on the notes. In addition, the ability of the holders to realize upon the collateral may be limited pursuant to gaming, bankruptcy and other laws, all as described below.

Gaming Law Limitations on Foreclosure

     The trustee's ability to foreclose upon the collateral will be limited by relevant Colorado gaming laws. Therefore, the practical value of realizing on the collateral may, without the appropriate Colorado gaming approvals, be limited.

Bankruptcy Limitations on Foreclosure

     The right of the trustee to repossess and dispose of collateral upon the occurrence of an event of default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or us prior to the trustee having repossessed and disposed of the collateral. Under the Bankruptcy Code, a secured creditor such as the trustee is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. In addition, the Bankruptcy Code permits the debtor to continue to retain and to use collateral (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the bankruptcy court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of the collateral or any other collateral that may be substituted for it. In addition, since the enforcement of the lien of the trustee in the collateral consisting of cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the holders may not have any consent rights with respect to the use of those funds by us during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee could repossess or dispose of the collateral or whether or to what extent holders would be compensated for any delay in payment or loss of value of the collateral.

Completion Capital Commitment

     Riviera Holdings has entered into a completion capital commitment in favor of the trustee for the benefit of the holders providing that if: (1) there are insufficient available funds (as defined in the indenture) to complete the development, construction, equipping and opening of the Riviera Black Hawk so that it is operating by May 31, 2000; (2) we have provided the trustee and the independent construction consultant with a written notice that it is unlikely that there will be sufficient available funds to complete the development, construction, equipping and opening of the Riviera Black Hawk so that it is operating by May 31, 2000; or (3) (a) the independent construction consultant has provided the trustee and us with a written notice that it is unlikely that there will be sufficient available funds (excluding any additional revenues (as defined in the indenture)) to complete the development, construction, equipping and opening of the Riviera Black Hawk so that it is operating by May 31, 2000 and (b) within 10 days of our receiving the notice, we have not provided evidence satisfactory to the independent construction consultant that there will be sufficient additional funds (including any additional revenues) to complete the development, construction, equipping and opening of the Riviera Black Hawk so that it is operating by May 31, 2000; then Riviera Holdings will pay into the construction disbursement account cash in the amounts and at such times as determined by the independent construction consultant to be necessary to remedy the event; provided that the maximum aggregate amount of all such payments is $10.0 million. The independent construction consultant will set forth in a written notice to us its determination of the amounts required to be contributed and the basis of its determination. In addition, if the Riviera Black Hawk is not operating by May 31, 2000, Riviera Holdings will pay $10.0 million, less any amounts paid into the construction disbursement account pursuant to the provisions of the previous paragraph, in cash into the construction disbursement account. Furthermore, Riviera Holdings will be required to pay $10.0 million, less any amounts paid into the construction disbursement account pursuant to the provisions of the previous paragraph, in cash into the construction disbursement account upon (1) the commencement of a voluntary bankruptcy case by us on or prior to May 31, 2000, (2) the commencement of an involuntary bankruptcy case against us which is not dismissed, bonded or discharged on or prior to the earlier of (A) 60 days after the commencement and (B) May 31, 2000, or (3) the entry of an order for relief against us on or prior to May 31, 2000, under any bankruptcy law in effect at any time. Riviera Holdings will not assert any defenses or setoffs to the payment of those amounts.

Deposit Account Agreement

     Pursuant to a deposit account agreement, dated as of June 3, 1999, among Bank of America as deposit bank, Riviera Holdings and First American Title Insurance Company, Riviera Holdings has deposited $5.0 million to insure First American against mechanics lien claims against our Black Hawk property. If no mechanics liens are outstanding 30 days after our casino opens, such $5.0 million deposit will be returned to Riviera Holdings.

Keep-Well Agreement

     Riviera Holdings has entered into a keep-well agreement in favor of the trustee for the benefit of the holders. The keep-well agreement provides that:
(1) if, at any time prior to the end of the fourth operating period (as defined therein), (a) there are not sufficient funds in the interest reserve account to make a payment of fixed interest on the notes and (b) we do not have sufficient funds to make the payment of fixed interest, Riviera Holdings will contribute cash to us in an amount necessary to enable us to make such payment; provided that the amount of any such contribution will be deducted from the amounts that Riviera Holdings is required to contribute to us pursuant to clause (2) below until the total amount of such contributions are deducted; and (2) if our consolidated cash flow for an operating period is less than the $9.0 million target consolidated cash flow for such period, Riviera Holdings will contribute cash to us in an amount equal to the difference; provided that the amount contributed with respect to any operating period pursuant to clauses (1) and (2) above will not exceed the contribution limitation and the amounts contributed with respect to all operating periods will not exceed $10.0 million in the aggregate. "Contribution limitation" means the product of (1) $1.25 million and
(2) the number of fiscal quarters of Riviera Holdings contained in the relevant operating period.

Optional Redemption

     At any time prior to May 1, 2001, we may redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 113% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date, with the net cash proceeds of a qualified public offering (as defined in the indenture); provided that: (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by us); and (2) the redemption must occur within 45 days of the date of the closing of such qualified public offering.

     On or after May 1, 2002, we may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest and liquidated damages, if any, thereon, to the applicable redemption date: if redeemed during the twelve-month period beginning on May 1 2002 - 106.5%, the twelve-month period beginning on May 1, 2003 - 103.25% and at any time after May 1, 2004-100%.

Gaming Redemption

     If any gaming authority requires a holder or beneficial owner of notes to be licensed, qualified or found suitable under any applicable gaming law and such holder or beneficial owner fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the gaming authority), or if such holder or beneficial owner is notified by a gaming authority that it will not be licensed, qualified or found suitable, we will have the right, at our option, to: (1) require the holder or beneficial owner to dispose of such holder's or beneficial owner's notes within 30 days (or such lesser period as required by the gaming authority) of: (a) the termination of the period described above for the holder or beneficial owner to apply for a license, qualification or finding of suitability; or (b) receipt of the notice from the gaming authority that the holder or beneficial owner will not be licensed, qualified or found suitable by the gaming authority; or (2) redeem the notes of the holder or beneficial owner at a redemption price equal to the lesser of the principal amount thereof or the price at which the holder or beneficial owner acquired the notes, together with, in either case, accrued and unpaid interest and liquidated damages, if any, thereon to the earlier of the date of redemption or such earlier date as is required by the gaming authority or the date of the finding of unsuitability by the gaming authority, which may be less than 30 days following the notice of redemption, if so ordered by the gaming authority. Immediately upon a determination by a gaming authority that a holder or beneficial owner of notes will not be licensed, qualified or found suitable, the holder or beneficial owner will not have any further rights with respect to the notes to: (1) exercise, directly or indirectly, through any person, any right conferred by the notes; and (2) receive any interest or any other distribution or payment with respect to the notes, or any remuneration in any form from us for services rendered or otherwise, except the redemption price of the notes.

     We are not required to pay or reimburse any holder or beneficial owner of notes who is required to apply for such license, qualification or finding of suitability for the costs relating thereto. Those expenses will be the obligation of the holder or beneficial owner.

Mandatory Redemption

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

     If a change of control occurs, each holder will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to a change of control offer on the terms set forth in the indenture. In the change of control offer, we will offer a change of control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and liquidated damages, if any, thereon, to the date of purchase. We must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control.

     Change of control includes the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our properties or assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets may be uncertain. Change of control also includes the consummation of any transaction the result of which is that any person other than one or more of our existing significant stockholders (Morgens Entities named in this prospectus, Sun America Life Insurance Company and Keyport Life Insurance Company) and any of their affiliates, becomes the beneficial owner, directly or indirectly, of (a) more than 35% of the outstanding voting stock of the Riviera Holdings and (b) a greater percentage of the outstanding voting stock of Riviera Holdings than is beneficially owned by the existing significant holder holding the largest such percentage.

Asset Sales

     We will not consummate an asset sale unless: (1) the Riviera Black Hawk is operating; (2) we receive consideration at the time of such Asset Sale at least equal to the fair market value of the assets or equity interests issued or sold or otherwise disposed of; (3) such fair market value is determined by our board and evidenced by a resolution of the board set forth in an officers' certificate delivered to the trustee; and (4) at least 80% of the consideration therefor received by us in the form of cash or cash equivalents which will include (a) any liabilities (as shown on our most recent balance sheet, other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets; and (b) any securities, notes or other obligations received by us from such transferee that, within 30 days of receipt, are converted by us into cash (to the extent of the cash received in that conversion).

     Within 180 days after the receipt of any net proceeds from an asset sale, we may apply such net proceeds to make a capital expenditure, improve real property or acquire long-term assets that are used or useful in a line of business permitted by the covenant described below under the caption "-- Principal Covenants -- Line of Business"; provided that we grant to the trustee, on behalf of the holders, a first priority perfected security interest on any such property or assets acquired or constructed with the net proceeds of any such asset sale.

     Any such net proceeds that are not applied or invested as provided in the preceding paragraph will constitute "excess proceeds." When the aggregate amount of excess proceeds exceeds $5.0 million, we will make an asset sale offer to all holders the maximum principal amount of notes that may be purchased out of the excess proceeds. The offer price in any asset sale offer will be equal to 100% of principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, and will be payable in cash. If any excess proceeds remain after consummation of an asset sale offer, the company may use such excess proceeds for any purpose not otherwise prohibited by the indenture and the collateral documents.

     We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an asset sale offer.

     Finally, our ability to pay cash to the holders of notes upon a repurchase may be limited by our existing financial resources.

Events of Loss

     Within 360 days after any event of loss with respect to any collateral with a fair market value (or replacement cost, if greater) in excess of $1.0 million, we may apply the net loss proceeds from such event of loss to the rebuilding, repair, replacement or construction of improvements to the Riviera Black Hawk, with no concurrent obligation to make any purchase of any notes; provided that:
(1) we deliver to the trustee within 60 days of such event of loss a written opinion from a reputable architect that the Riviera Black Hawk with at least the minimum facilities (as defined in the indenture) can be rebuilt, repaired, replaced or constructed and operating within 360 days of the event of loss; (2) an officers' certificate certifying that we have available from net loss proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction described in clause (1) above; and (3) the net loss proceeds are less than $20.0 million. If the net loss proceeds to be used for rebuilding, repair, replacement or construction exceed $5.0 million, then the net loss proceeds will be deposited in the construction disbursement account and disbursed in accordance with the procedures set forth in the cash collateral and disbursement agreement. Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the first sentence of this paragraph will be deemed "excess loss proceeds."

     When the aggregate amount of excess loss proceeds exceeds $5.0 million, we will make an offer to holders (an "event of loss offer") to purchase the maximum principal amount of notes that may be purchased out of the excess loss proceeds, at a purchase price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date of purchase. The date of purchase will not be less than 30 or more than 60 days from the date of the event of loss offer. If the aggregate principal amount of notes tendered pursuant to an Event of Loss Offer exceeds the excess loss proceeds, the trustee will select the notes to be purchased in the manner described below under the caption "-- Selection and Notice." If the aggregate amount of notes tendered pursuant to any event of loss offer is less than the excess loss proceeds, we may, subject to the other provisions of the indenture and the collateral documents, use any remaining excess loss proceeds for general corporate purposes.

     Pending any permitted rebuilding, repair, replacement or construction or the completion of any event of loss offer, we will pledge to the trustee as additional collateral any net loss proceeds or other cash on hand required for such permitted rebuilding, repair, replacement or construction pursuant to the terms of the collateral documents. These pledged funds will be released to us to pay for or reimburse us for the actual cost of such permitted rebuilding, repair, replacement or construction, or such event of loss offer, pursuant to the terms of the collateral documents. Pending the final application of the net loss proceeds, such proceeds will be invested in cash equivalents which will be pledged to the trustee as security for the notes. We will grant to the trustee, on behalf of the holders, a first priority lien, subject to permitted liens, on any property or asset rebuilt, repaired, replaced or constructed with such net loss proceeds on the terms set forth in the indenture and the collateral documents.

     The indenture also provides that with respect to any event of loss pursuant to clause (4) of the definition of "event of loss" that has a fair market value (or replacement cost, if greater) in excess of $5.0 million we will be required to receive consideration at least (1) equal to the fair market value (evidenced by a resolution of the board set forth in an officers' certificate delivered to the trustee) of the assets subject to the event of loss and (2) at least 90% of which is in the form of cash equivalents.

Excess Cash Purchase Offers

     Within 120 days after each operating year, beginning with the first operating year after the Riviera Black Hawk becomes operating, we will make an offer to all holders (the "excess cash flow offer") to purchase the maximum principal amount of notes that is an integral multiple of $1,000 that may be purchased with 50% of excess cash flow in respect of the operating year then ended (the "excess cash flow offer amount"), at a purchase price in cash equal to 101% of the principal amount of the notes to be purchased, plus accrued and unpaid interest and liquidated damages, if any, thereon to the date fixed for the closing of the excess cash flow offer (the "excess cash flow purchase price"), in accordance with the indenture. If the aggregate principal amount of notes tendered pursuant to an excess cash flow offer exceeds the excess cash flow offer amount with respect thereto, the trustee will select the notes to be repurchased in the manner described below under "-- Selection and Notice." If the aggregate amount of notes

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tendered  pursuant  to any excess  cash flow offer is less than the excess  cash flow offer amount, we may, subject to the other provisions of the indenture and the collateral documents, use any remaining excess cash flow for general corporate purposes.

     Excess cash flow means, with respect to our company for any operating year, the consolidated cash flow of our company and our subsidiaries for such operating year, minus (1) fixed interest (including the portion of any payments associated with capital lease obligations) of our company and our subsidiaries that is paid during such operating year and, without duplication, contingent interest of our company and our subsidiaries that is paid or deferred in accordance with the provisions of the indenture during such operating year, but only to the extent that such contingent interest was not deferred in any prior operating year, minus (2) up to $4.0 million in capital expenditures of our company and our subsidiaries paid to maintain or improve our casino that are actually paid during such operating year (excluding any capital expenditures made with the proceeds from the sale of the notes), minus (3) principal payments on indebtedness permitted to be incurred pursuant to the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and minus (4) amounts paid by us to Riviera Holdings pursuant to the tax sharing agreement.

Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows: (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Restructure Covenants

Restricted Payments

     We will not (1) declare or pay any dividend or make any other payment or distribution on account of our equity interests (including, without limitation, any payment in connection with any merger or consolidation or to the direct or indirect holders of our equity interests in any capacity (other than dividends or distributions payable in equity interests (other than disqualified stock) or dividends or distributions payable to us); (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving us) any equity interests in us or any direct or indirect parent of us; (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any indebtedness that is equal in right of payment preference with or subordinated to the notes, except a payment of interest or principal at the stated maturity thereof; or (4) make any restricted investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "restricted payments"), unless, at the time of and after giving effect to such restricted payment: (1) we are operating; (2) no default or event of default shall have occurred and be continuing or would occur as a consequence thereof; (3) we would, at the time of such restricted payment and after giving pro forma effect thereto as if such restricted payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional indebtedness pursuant to the fixed charge coverage ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and (4) such restricted payment, together with the aggregate amount of all other restricted payments made by us (excluding restricted payments permitted by clauses (2) through (7) of the next succeeding paragraph), is less than the sum, without duplication, of: (a) 50% of our consolidated net income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such restricted payment (or, if such consolidated net income for such period is a deficit, less 100% of such deficit), plus (b) 100% of the aggregate net cash proceeds received by us as a contribution to its common equity capital (other than pursuant to the completion capital commitment, the keep-well and any contribution to us from Riviera Holdings of the net proceeds of a qualified public offering which are used to repurchase notes) or from the issue or sale of equity interests in us (other than disqualified stock) or from the issue or sale of convertible or exchangeable disqualified stock or

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

convertible or exchangeable debt securities that have been converted into or exchanged for such equity interests (other than equity interests (or disqualified stock or debt securities) sold to a subsidiary), plus (c) to the extent that any restricted investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such restricted investment (less the cost of disposition, if any) and (ii) the initial amount of such restricted investment.

     With respect to any payments made pursuant to clauses (1) through (7) below, so long as no default has occurred and is continuing or would be caused thereby and, with respect to any payments made pursuant to clause (8) below, no event of default or default in the payment when due of any principal, interest, premium or liquidated damages on the notes shall have occurred or be continuing or would occur as a consequence thereof, the preceding provisions will not prohibit:

        (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment would have complied with the provisions of the indenture;

        (2) the redemption, repurchase, retirement, defeasance or other acquisition of any pari passu or subordinated indebtedness or equity interests of the company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to one of our subsidiaries) of, equity interests of the company (other than disqualified stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (4)(b) of the preceding paragraph;

        (3) the defeasance, redemption, repurchase or other acquisition of our Indebtedness that is subordinate or equal in right of payment preference with the notes with the net cash proceeds from an incurrence of permitted refinancing indebtedness;

        (4) the payment to Riviera Management of amounts owing to it (for reimbursement of goods and services provided) and (for the payment of management fees) of the management agreement subject to the terms of the manager subordination agreement relating thereto between Riviera Management and the trustee and subject to the requirement that all such payments are made in compliance with the covenant described below under the caption "Restriction on Payment of Management Fees;" provided, however, that management may be made whether or not a default has occurred and is continuing or would be caused thereby;

        (5) any redemption required pursuant to the provisions of the indenture described under the caption "-- Gaming Redemption" above;

        (6) the repayment by us to Riviera Holdings of amounts that Riviera Holdings had advanced to us prior to the consummation of the offering of the notes;

        (7) the payment by us to Riviera Holdings at any time after the Riviera Black Hawk has been operating for 180 consecutive days equal to the amount contained in the completion reserve account at the end of that period if our fixed charge coverage ratio for our most recently ended four fiscal quarters after the date on which we became operating for which internal financial statements are available immediately preceding the date on which such payment is to be made is at least 1.5 to 1; provided that if at the time of such payment the Riviera Black Hawk has been operating for less than four fiscal quarters, such fixed charge coverage ratio will be calculated with respect to the number of full fiscal quarters (but in no event less than one full fiscal quarter) for which internal financial statements are available following the date the we first became operating; and

        (8) the payment by us of amounts owing to Riviera Holdings pursuant to the tax sharing agreement.

     The amount of all restricted payments (other than cash) shall be the fair market value on the date of the restricted payment of the assets or securities proposed to be transferred or issued to or by us or such restricted subsidiary, as the case may be, pursuant to the restricted payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by our board. Our board's determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $5.0 million. Not later than the date of making any restricted payment, we shall deliver to the trustee an officers' certificate stating that such restricted payment is

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

permitted and setting forth the basis upon which the calculations required by this "restricted payments" covenant were computed, together with a copy of any fairness opinion or appraisal required by the indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

     We will not, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including acquired debt), and we will not issue any disqualified stock will not permit any of our Subsidiaries to issue any shares of preferred stock; provided, however, that, so long as no default or event of default has occurred and is continuing, we may incur Indebtedness (including acquired debt) or issue disqualified stock, if:

        (1) we are operating;

        (2) our fixed charge coverage ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional indebtedness is incurred or such disqualified stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional indebtedness had been incurred or the preferred stock or disqualified stock had been issued, as the case may be, at the beginning of such four-quarter period; and

        (3) the weighted average life to maturity of such indebtedness is greater than the remaining weighted average life to maturity of the notes.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of indebtedness so long as no default or event of default has occurred and is continuing (collectively, "permitted debt"):

        (1) the incurrence by us and our Subsidiaries of (a) indebtedness represented by the notes to be issued on the date of the indenture and the exchange notes to and (b) their respective obligations arising under the collateral documents to the extent such obligations would represent indebtedness;

        (2) the incurrence by us of permitted refinancing indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (1), (2), (6), (8) or (10) of this paragraph;

        (3) the incurrence by us of intercompany indebtedness between or among us and any of our wholly owned restricted subsidiaries; provided, however, that:

            (a) such indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the notes; and

            (b) (i) any subsequent issuance or transfer of equity interests that results in any such indebtedness being held by a person other than the company or a wholly owned restricted subsidiary thereof, (ii) any sale or other transfer of any such indebtedness to a person that is not either us or a wholly owned restricted subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such indebtedness by the company or such restricted subsidiary, as the case may be, that was not permitted by this clause (3) and (iii) if any restricted subsidiary is the obligor on such indebtedness, such indebtedness is represented by an intercompany note that is pledged to the trustee as security for the notes;

        (4) the incurrence by us of hedging obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate indebtedness that is permitted by the terms of;

        (5) the incurrence by us of indebtedness solely in respect of performance or similar bonds or standby letters of credit; provided that any such bond or standby letter of credit is incurred in the ordinary course of our business in an aggregate amount not to exceed $2.0 million at any one time outstanding; and provided, further, that any such bond or standby letter of credit is incurred on terms customary for operations similar to ours;

        (6) the incurrence by us of FF&E financing; provided, however, that (a) the principal amount of such Indebtedness does not exceed the cost (including sales and excise taxes, installation and delivery charges and

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

    other direct costs of, and other direct expenses paid or charged in connection with, such purchase) of the FF&E purchased or leased with the proceeds thereof, (b) no Indebtedness incurred under the notes is utilized for the purchase or lease of such FF&E and (c) the aggregate principal amount of such indebtedness, including all permitted refinancing indebtedness incurred to refund, refinance or replace any indebtedness incurred pursuant to this clause, does not exceed $15.0 million outstanding at any time;

        (7) bond or surety obligations posted by us in order to prevent the loss or material impairment of or to obtain a gaming license or as otherwise required by an order of any gaming authority to the extent required by applicable law and consistent in character and amount with customary industry practice so long as such Indebtedness does not result in, and is not secured by, a lien on any of the collateral;

        (8) the incurrence by us of indebtedness solely in respect of special assessment bonds, including all permitted refinancing indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, and standby letters of credit or surety bonds required to be issued in connection therewith, in an aggregate amount not to exceed $400,000;

         (9) the guarantee by us of indebtedness permitted to be incurred by another provision of this covenant;

        (10) the incurrence by us of additional indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all permitted refinancing indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, not to exceed $2.0 million; and

        (11) the incurrence by our unrestricted subsidiaries of non-recourse debt; provided, however, that if any such indebtedness ceases to be non-recourse debt, such event shall be deemed to be an incurrence of indebtedness by our restricted subsidiary that was not permitted by this clause (11).

     We will not incur any indebtedness (including permitted debt) that is contractually subordinated in right of payment to any other of our indebtedness of unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of such solely by virtue of being unsecured.

Liens

     We will not, directly or indirectly, create, incur, assume or suffer to exist any lien of any kind on any asset now owned or hereafter acquired, or any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except permitted liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

     We will not, and will not permit any of our restricted subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of such restricted subsidiary to:

        (1) pay dividends or make any other distributions on its capital stock to our Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to us;

        (2) make loans or advances to us; or

        (3) transfer any of its properties or assets to us.

Merger, Consolidation or Sale of Assets

     We may not, directly or indirectly (i) consolidate or merge with or into another person (whether or not we are the surviving corporation) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or our assets to another person; unless:

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

        (1) either (a) we are the surviving corporation or (b) the person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (2) the person formed by or surviving any such consolidation or merger (if other than us) or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all our obligations under the notes, the indenture and the collateral documents;

        (3) immediately after such transaction no default or event of default exists;

        (4) such transaction would not result in the loss or suspension or material impairment of any gaming license unless a comparable replacement gaming license is effective prior to or simultaneously with such loss, suspension or material impairment;

        (5) we or the person formed by or surviving any such consolidation or merger (if other than us), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made:

            (a)  will  have   consolidated  net  worth   immediately  after  the
       transaction   equal  to  or  greater  than  our  consolidated  net  worth immediately preceding the transaction; and

            (b) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the fixed charge coverage ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

        (6) such transaction would not require any holder or beneficial owner of notes to obtain a gaming license or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such holder or beneficial owner would not have been required to obtain a gaming license or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction.

     In addition, we may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other person. This covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among us and any of our wholly owned subsidiaries.

Transactions with Affiliates

     We will not make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate (each, an "affiliate transaction"), unless: (1) such affiliate transaction is on terms that are no less favorable than those that would have been obtained in a comparable transaction by restricted subsidiary with an unrelated person; and (2) we deliver to the trustee: (a) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $1.0 million, a resolution of our board set forth in an officers' certificate certifying that such affiliate transaction complies with this covenant and that such affiliate transaction has been approved unanimously by the board; and (b) with respect to any affiliate transaction or series of related affiliate transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such affiliate transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items shall not be deemed to be affiliate transactions and, therefore, will not be subject to the provisions of the prior paragraph: (1) payments made pursuant to the completion capital commitment, the keep-well agreement, the management agreement, the license agreement and the tax sharing agreement; (2) purchases of goods and services in the ordinary course of business; (3) any employment agreement entered into by us in the ordinary course of business on terms customary in the gaming industry; (4) transactions between or among us and/or our restricted subsidiaries; (5) restricted payments that are permitted by the provisions of the indenture described above under the caption "-- Restricted Payments;" and (6) reasonable fees and compensation (including, without limitation, bonuses, retirement plans and securities, stock options and stock ownership plans) paid or issued to and indemnities provided on behalf of our officers, directors, employees or consultants in the ordinary course of business. Subject to

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

the clauses (1) through (6) in the immediately preceding paragraph, we will not make any loans, advances or other payments to Riviera Holdings, except as permitted pursuant to the provisions of the indenture, including covenant described above under the caption "Restricted Payments."

Limitations on Use of Proceeds

     We deposited $5.1 million of the net proceeds from the sale of the existing notes into the interest reserve account, $31.9 million of the net proceeds from the sale of the existing notes in the construction disbursement account and $5.0 million of the net proceeds from the sale of the existing notes in the completion reserve account. The funds in the interest reserve account, the construction disbursement account and the completion reserve account will be invested solely in government securities. All funds in the cash collateral accounts will be disbursed only in accordance with the cash collateral and disbursement agreement.

Sale and Leaseback Transactions

     We will not enter into any sale and leaseback transaction; provided that we may enter into a sale and leaseback transaction if:

        (1) we could have (a) incurred indebtedness in an amount equal to the attributable debt relating to such sale and leaseback transaction under the fixed charge ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens";

        (2) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the board and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of such sale and leaseback transaction; and

        (3) the transfer of assets in such sale and leaseback transaction is permitted by, and we apply the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

Additional Subsidiary Guarantees

     If we create another subsidiary then any such restricted subsidiary must become a guarantor and execute a supplemental indenture and deliver an opinion of counsel to the trustee.

Designation of Restricted and Unrestricted Subsidiaries

     The board may designate any restricted subsidiary to be an unrestricted subsidiary if that designation would not cause a default. If a restricted subsidiary is designated as an unrestricted subsidiary, all outstanding investments owned by the in the subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for restricted payments under the first paragraph of the covenant described above under the caption "-- Restricted Payments" or permitted investments, as applicable. All such outstanding investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such restricted payment would be permitted at that time and if such restricted subsidiary otherwise meets the definition of an unrestricted subsidiary. The board may redesignate any unrestricted subsidiary to be a restricted subsidiary if the redesignation would not cause a default.

Line of Business

     We will not, and will not permit any subsidiary to, engage in any business or investment activities other than permitted business. We will not, and will not permit any of our Subsidiaries to, engage in any business, development or investment activity other than at or in conjunction with the Riviera Black Hawk until we are operating.

Restriction on Payment of Management Fees

     We will not, directly or indirectly, pay to Riviera Management or any of its affiliates any management fees if at the time of payment: (1) a default or an event of default shall have occurred and be continuing or shall occur as a result thereof; or (2) our fixed charge coverage ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such management fee is proposed to be paid would have been less than 1.5 to 1 (calculated on a pro forma basis after deducting management fees to the extent paid in cash and not deferred and any management fees deferred from a prior period proposed to be paid in cash during such period, but excluding any management fees deferred or accrued and not paid in cash during such period).

     Any management fees not permitted to be paid pursuant to this covenant will be deferred and will accrue and may be paid only at such time that they would otherwise be permitted to be paid hereunder. The right to receive payment of the management fee will be subordinate in right of payment to the right of the holders to receive payments pursuant to the notes. We will not amend the management agreement to increase amounts to be paid thereunder, or in any other manner which would be adverse to us or the holders, including without limitation, to amend the method of computing the management fee.

Reports

     Whether or not required by the Commission, so long as any notes are outstanding, we will furnish to the holders, within the time periods specified in the Commission's rules and regulations:

        (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by our certified independent accountants; and

        (2) all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

     If we have designated any of its subsidiaries as unrestricted subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of our financial condition, our results of operations and our restricted subsidiaries separate from the financial condition and results of operations of our unrestricted subsidiaries.

     In addition, following the consummation of this exchange offer, whether or not required by the Commission, we will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, we have agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Cash Collateral and Disbursement Agreement

     Pursuant to the cash collateral and disbursement agreement, $42.0 million of the net proceeds from the sale of the existing notes were placed into the cash collateral accounts and invested in government securities. All funds and securities in the cash collateral accounts have been pledged as security for the repayment of the notes. Funds in the cash collateral accounts will be disbursed pursuant to the cash collateral and disbursement agreement.

Construction Disbursement Account

We deposited $31.9 million of the net proceeds from the sale of the existing notes in the construction disbursement account, of which $10.1 million was used to reimburse Riviera Holdings for amounts advanced to us to cover construction and development costs. The disbursement agent will invest the remaining funds in government securities which will be held in the construction reserve account until the funds are needed from time to time to pay for the development, construction and opening of the Riviera Black Hawk and our other operating expenses. These funds will be disbursed in accordance with the cash collateral and disbursement agreement. Subject to certain exceptions set forth in the cash collateral and disbursement agreement, the disbursement agent will authorize the disbursement of funds from the construction disbursement account only upon the satisfaction of the disbursement conditions set forth in such agreement.

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

Completion Reserve Account

We deposited $5.0 million of the net proceeds from the sale of the existing notes into the completion reserve account. The disbursement agent invested these funds in government securities which will be held in the completion reserve account until the funds are needed from time to time to insure completion of construction of the Riviera Black Hawk. The disbursement agent will authorize the disbursement of funds from the completion reserve account to the construction disbursement account only upon the satisfaction of the disbursement conditions set forth in the cash collateral and disbursement agreement.

Interest Reserve Account

     We deposited $5.1 million of the net proceeds from the sale of the existing notes into the interest reserve account. These funds as set forth in an officer's certificate, will provide for payment in full of the fixed interest on the notes through May 1, 2000.

Excess Funds

     If any funds remain in the construction disbursement account on the date that the Riviera Black Hawk has been operating for at least 30 consecutive days and (1) there is no ongoing construction (other than maintenance and repairs in the ordinary course of business and other than construction associated with the Riviera Black Hawk in an aggregate amount not to exceed $250,000) in connection with the Riviera Black Hawk and (2) no default or event of default exists under the indenture or the collateral documents, the disbursement agent will, upon our direction, subject to certain exceptions set forth in the cash collateral and disbursement agreement, disburse all remaining funds, if any, in the construction disbursement account to any account or accounts specified by us.

    If any funds remain in the completion reserve account on the date that the Riviera Black Hawk has been operating for at least 180 consecutive days and (1) there is no ongoing construction (other than maintenance and repairs in the ordinary course of business) in connection with the Riviera Black Hawk and (2) no default or event of default exists under the indenture or the collateral documents, the disbursement agent will, upon our direction, subject to certain exceptions set forth in the cash collateral and disbursement agreement, disburse all remaining funds, if any, in the completion reserve account to any account or accounts specified by us.

Events of Default - Cash Collateral and Disbursement Agreement

     An event of default will exist under the cash collateral and disbursement agreement if any of the following shall occur:

        (1) a default or event of default occurs and is continuing under the indenture;

        (2) the disbursement agent, after appropriate consultation with us and the independent construction consultant, does not approve a request for a disbursement of over $50,000 or an amendment to the construction disbursement budget where the aggregate amount that is the subject of the amendment is over $50,000, and such failure continues for a period of 30 days;

        (3)  the  independent  construction   consultant,   in  reviewing  prior
    disbursements, reports an exception in excess of $50,000 and such exception continues for a period of ten days;

        (4) if at any time the amount of available funds, together with any funds contributed into the construction disbursement account pursuant to the completion capital commitment, is less than the amount required in the construction disbursement budget to cause the Riviera Black Hawk to be operating on or before the operating deadline and such deficiency continues for a period of 30 days from notice thereof;

        (5) we fail to perform or observe any of its obligations regarding, among other things, application of the proceeds of the notes (and such failure continues for five days after notice thereof) or regarding, among other things, substitution of accounts;

        (6) we fail to deliver documents necessary to perfect the trustee's security interest in the construction disbursement account, the completion reserve account, the interest reserve account and the investments in each and such failure continues for a period of five days;

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

        (7) we cease to own the property upon which the Riviera Black Hawk is to be constructed, or we abandon the Riviera Black Hawk or otherwise ceases to pursue the operations of the Riviera Black Hawk in accordance with standard industry practice or sells or otherwise disposes of our interest in the Riviera Black Hawk, except as permitted by the covenant in the indenture described under the caption "-- Principal Covenants -- Merger, Consolidation or Sale of Assets";

        (8) any construction document relating to the Riviera Black Hawk with a total contract amount of more than $100,000 is terminated, becomes invalid or illegal, or otherwise ceases to be in full force and effect, provided that with respect to any such construction document other than the construction contract and the architect agreement, no event of default shall be deemed to have occurred under the cash collateral and disbursement agreement as a result of such termination if (a) we provide written notice to the independent construction consultant immediately upon (but in no event more than two business days after) we become aware of such construction document ceasing to be in full force or effect that we intend to replace such construction document (or that such replacement is not necessary) and
    (b) in each case if in the reasonable judgment of the independent construction consultant a replacement is necessary, (i) we obtain a replacement obligor or obligors reasonably acceptable to the independent construction consultant, and (ii) we enter into a replacement construction document on terms no less beneficial to us and the trustee than then current market terms within 60 days of such termination; or

        (9) the independent construction consultant reasonably determines that the Riviera Black Hawk is likely to become operating no earlier than 60 days after the operating deadline.

     If an event of default exists under the cash collateral and disbursement agreement and the disbursement agent has received written notice thereof, the disbursement agent will not be permitted to authorize the disbursement of funds from the construction disbursement account or the completion reserve account, provided that the disbursement agent may continue to disburse funds from the construction reserve account or the completion reserve account (1) in an amount up to $1.5 million (or such other amount as the trustee approves by written notice to the disbursement agent) if necessary to prevent the condition of the Riviera Black Hawk from deteriorating or to preserve work completed on the Riviera Black Hawk, (2) to pay for work already completed or materials already purchased, (3) to pay for retainage amounts if an event of default continues for three consecutive months or more or (4) under certain conditions, to make interest payments on the notes.

Events of Default and Remedies

     Each of the following is an event of default under the indenture:

        (1) default for 30 days in the payment when due of interest on, or liquidated damages with respect to, the notes; provided that payments of contingent interest that are permitted to be deferred as provided in the indenture will not become due for this purpose until such payment is required to be made pursuant to the terms of the indenture;

        (2) default in payment when due of the principal of, or premium, if any, on the notes;

        (3) failure by us or any of our subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," "-- Principal Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," "-- Principal Covenants -- Merger, Consolidation or Sale of Assets" or "Limitation on Use of Proceeds;"

        (4) failure by us or any of our restricted subsidiaries for 30 days after notice thereof to comply with the provisions described under the caption "-- Principal Covenants -- Restricted Payments" and any of the other agreements in the indenture not set forth in clause (3) above;

        (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by us or any of our restricted subsidiaries (or the payment of which is guaranteed by us or any of our restricted subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

            (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "payment default"); or

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

            (b) results in the acceleration of such indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

        (6) failure by us or any of our restricted subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

        (7) breach by us or any of our affiliates of any representation or warranty in any material respect in the collateral documents or any certificates delivered in connection therewith, failure by us or any of our affiliates for 30 days (or such other period as specifically provided therein) after notice thereof to comply with any covenant or agreement set forth in the collateral documents, the repudiation by us of any of its obligations under the collateral documents, the unenforceability of the collateral documents against us or the loss of the perfection or priority of the liens granted by us thereunder for any reason;

         (8) certain events of bankruptcy or insolvency with respect us or any of our restricted subsidiaries;

        (9) revocation, termination, suspension or other cessation of effectiveness for a period of more than 90 consecutive days of any gaming license which results in the cessation or suspension of gaming operations at any gaming facility;

        (10) default by Riviera Holdings in the performance of its obligations set forth in, or repudiation of its obligations under, the completion capital commitment or the keep-well agreement; or

        (11) failure of the Riviera Black Hawk to be operating by the operating deadline or to remain operating thereafter, except (a) as the hours of operation of the Riviera Black Hawk may be limited by any gaming authority or gaming law or (b) for a period of time not to exceed 30 days during any 45-day period and not to exceed 60 days during any one-year period; provided, however, that, in any event, there shall not be an event of default under this clause if the failure to remain operating during such period results from an event of loss pursuant to the terms of the indenture.

     In the case of an event of default arising from certain events of bankruptcy or insolvency with respect to us, any restricted subsidiary that is a significant subsidiary or any group of restricted subsidiaries that, taken together, would constitute a significant subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Holders may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders notice of any continuing default or event of default (except a default or event of default relating to the payment of principal or interest or liquidated damages) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing default or event of default and its consequences under the indenture, except a continuing default or event of default in the payment of interest or liquidated damages on, or the principal of, the notes.

     In the case of any event of default occurring by reason of any willful action or inaction taken or not taken by or on behalf of us with the intention of avoiding payment of the premium that we would have had to pay if we then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an event of default occurs prior to May 1, 2002, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of us with the intention of avoiding the prohibition on redemption of the notes prior to May 1, 2002, then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

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

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any default or event of default, the company is required to deliver to the trustee a statement specifying such default or event of default.

Remedies upon Default Under the Notes

     The trustee will be required to initiate a foreclosure against the collateral in order to enforce its rights under certain of the collateral documents. A foreclosure against the collateral will be subject to certain notice and other procedural limitations.

No Personal Liability of Directors, Officers, Employees and Stockholders

     None of our directors, officers, employees, incorporators or stockholders, as such, shall have any liability for any of our obligations under the notes, the indenture, the collateral documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding notes ("legal defeasance") except for: (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and liquidated damages, if any, on such notes when such payments are due from the trust referred to below;
(2) our obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust; (3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and (4) the legal defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture ("covenant defeasance") and thereafter any omission to comply with those covenants shall not constitute a default or event of default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "events of default" will no longer constitute an event of default with respect to the notes. In addition, the liens securing the collateral will be released upon covenant defeasance or legal defeasance.

    In order to exercise either legal defeasance or covenant defeasance:

        (1) we must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in u.s. dollars, non-callable government securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and fixed interest, the maximum amount payable as contingent interest and premium and liquidated damages, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to maturity or to a particular redemption date;

        (2) in the case of legal defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

        (3) in the case of covenant defeasance we shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;


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        (4) no default or event of default shall have occurred and be continuing on the date of such deposit (other than a default or event of default resulting from the borrowing of funds to be applied to such deposit);

        (5) such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which we or any of our restricted subsidiaries is a party or by which we or any of our restricted subsidiaries is bound;

        (6) we must deliver to the trustee an officers' certificate stating that the deposit was not made by us with the intent of preferring the holders over our other creditors with the intent of defeating, hindering, delaying or defrauding creditors or others; and

        (7) we must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Amendment, Supplement and Waiver

     Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of the holders of at least 66 2/3% in aggregate principal amount of the notes then outstanding, an amendment or waiver may not affect the liens in favor of the trustee and the holders created under the collateral documents in a manner adverse to the holders or release all or substantially all of the collateral, in each case, other than pursuant to the release of collateral in accordance with the provisions of the indenture and of the applicable collateral documents.

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

        (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

        (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

        (3) reduce the rate of or change the time for payment of interest on any note;

        (4) waive a default or event of default in the payment of principal of, or interest or premium, or liquidated damages, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

        (5) make any note payable in money other than that stated in the notes;

        (6) make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or liquidated damages, if any, on the notes; or

        (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders").

     Notwithstanding the preceding, without the consent of any holder of notes, we and the trustee may amend or supplement the indenture or the notes:

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

        (1) to cure any ambiguity, defect or inconsistency;

        (2) to provide for uncertificated notes in addition to or in place of certificated notes;

        (3) to provide for the assumption of the our obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of our assets;

        (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

        (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust indenture Act.

Concerning the Trustee

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an event of default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

     Anyone who receives this prospectus may obtain a copy of the indenture, each of the collateral documents and registration rights agreement without charge by writing to Riviera Black Hawk, Inc., Riviera Hotel & Casino, 2901 Las Vegas Boulevard South, Las Vegas, NV 89109, Attention: Executive Vice President of Finance.

Registration Rights; Liquidated Damages

     The following description is a summary of selected provisions of the registration rights agreement deemed important to you. It does not restate that agreement in its entirety. We urge you to read the proposed form of registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders. See "Available Information."

     The registration rights agreement provides:

        (1) we will file an exchange offer Registration Statement with the Commission on or prior to 45 days after the sale of the existing notes;

        (2) we will use its best efforts to have the exchange offer Registration Statement declared effective by the Commission on or prior to 150 days after the sale of the existing notes;

        (3) unless the exchange offer would not be permitted by applicable law or Commission policy, we will

            (a) commence the exchange offer; and

            (b) use its best efforts to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer Registration Statement was declared effective by the Commission, exchange notes in exchange for all notes tendered prior thereto in the exchange offer; and

        (4) if obligated to file the shelf registration statement, we will use its best efforts to file the shelf registration statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the shelf registration to be declared effective by the Commission on or prior to 150 days after such obligation arises.

    If:

        (1) we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

        (2) any of such registration statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "effectiveness target date");

        (3) we fail to consummate  the exchange offer within 45 business days of
    the   effectiveness   target  date  with  respect  to  the  exchange   offer
    Registration Statement; or

        (4) the exchange offer Registration Statement or the shelf registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted securities during the periods specified in the registration rights agreement (each such event referred to in clauses (1) through (4) above, a "registration default"), then we will pay liquidated damages to each holder, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

     The amount of the liquidated damages will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of liquidated damages for all registration defaults of $.50 per week per $1,000 principal amount of notes.

     All accrued liquidated damages will be paid by us on each interest payment date.

     Following the cure of all registration defaults, the accrual of liquidated damages will cease.

     Holders of notes will be required to make certain representations to us (as described in the registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding liquidated damages set forth above. By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify us against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from us.

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


                 UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material United States federal income tax consequences of the exchange offer to a holder of existing notes that is an individual citizen or resident of the United States or a United States corporation that purchased the existing notes pursuant to their original issue (a "holder"). It also summarizes the material United States income tax consequences resulting from the ownership and disposition of the exchange notes. This discussion is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations, and judicial and administrative determinations, all of which are subject to change at any time, possibly on a retroactive basis. The following relates only to the existing notes, and the exchange notes received in exchange for the existing notes, that are held as "capital assets" within the meaning of Section 1221 of the Code by holders. It does not discuss state, local or foreign tax consequences, nor does it discuss tax consequences to subsequent purchasers (persons who did not purchase the existing notes pursuant to their original issue), or to categories of holders that are subject to special rules, such as foreign persons, tax-exempt organizations, insurance companies, banks, dealers in stocks and securities and persons holding the notes as part of a "straddle," "hedge," or "conversion transaction." Tax consequences may vary depending on the particular status of an investor.

     No rulings will be sought from the IRS with respect to the federal income tax consequences of the exchange offer and the ownership and disposition of the exchange noes. There can be no assurance that the IRS will not take positions contrary to the federal income tax consequences discussed below. In particular, we intend to treat the notes as indebtedness for federal income tax purposes. However, this treatment is not binding on the IRS or any court and there can be no assurance that the IRS will not successfully argue (or that a court will not hold) that the notes should be treated as equity for federal income tax purposes. If any portion of the notes is treated as equity rather than indebtedness, we would not be able to deduct the interest on that portion of the notes. This could have a material adverse effect on our after-tax cash flow. In addition, the interest payments made on the portion of the notes that are treated as equity will be taxable to the recipient as dividends to the extent of our current and accumulated earnings and profits. This could adversely affect the timing, character and amounts includible in the income of a holder of notes.

     THIS SECTION DOES NOT PURPORT TO DEAL WITH ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO AN INVESTOR'S DECISION TO EXCHANGE EXISTING NOTES FOR EXCHANGE NOTES. EACH INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE APPLICATION OF THE FEDERAL INCOME TAX LAWS AND OTHER TAX LAWS TO ITS PARTICULAR SITUATION BEFORE DETERMINING WHETHER TO EXCHANGE EXISTING NOTES FOR EXCHANGE NOTES.

The Exchange Offer

     The exchange of existing notes pursuant to the exchange offer should be treated as a continuation of the corresponding existing notes because the terms of the exchange notes are not materially different from the terms of the existing notes. Accordingly, such exchange should not constitute a taxable event to holders, and therefore:

     - no gain or loss should be realized by holders upon receipt of an exchange note;

     - the holding period of an exchange note should include the holding period of the existing note for which the exchange note was exchanged; and

     - the adjusted tax basis of the exchange note should be the same as the adjusted tax basis of the existing note for which the exchange note was exchanged immediately before the exchange.

Recognition of Interest Income

     Certain Treasury Regulations (the "Contingent Payment Regulations") govern the treatment of debt instruments issued on or after August 13, 1996 that provide for one or more contingent payments. Because the notes provide for one or more contingent payments of interest, the Contingent Payment Regulations will apply to the notes while owned by a holder.. Under the Contingent Payment Regulations, we must construct a projected payment schedule for the notes, and holders generally must recognize all interest income with respect to a note on a constant yield basis based on this projected payment schedule, subject to adjustments if actual contingent payments differ from those projected. This interest is treated as "original issue discount."

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

     In particular, the projected payment schedule will be determined by including all noncontingent payments and the "expected value" of all contingent payments on the notes. The projected payment schedule must produce the "comparable yield," which is the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the notes. The amount of interest that accrues each accrual period is the product of the "comparable yield" and the note's "adjusted issue price" at the beginning of each accrual period. The "adjusted issue price" of a note is equal to the initial offering price paid by the holders for a substantial amount of the notes, increased by interest previously accrued on the note (determined without adjustments for differences between the projected payment schedule and the actual payments on the notes), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note. Except for adjustments made for differences between actual and projected payments, the amount of interest included in income by a holder of a note is the sum of the "daily portions" of interest income with respect to the note for each day during the taxable year (or portion thereof) on which the holder held such note. The "daily portions" of interest income are determined by allocating to each day in any accrual period a ratable portion of the interest income allocable to that accrual period. If actual payments differ from projected payments, then holders will generally be required in any given taxable year either to include additional interest in gross income (in case the actual payments exceed projected payments in such taxable year) or to reduce the amount of interest income otherwise accounted (in case the actual payments are less than the projected payments in such taxable year). If the negative adjustment exceeds the interest for the taxable year that would otherwise have been accounted for on the notes, the excess will be treated as ordinary loss. However, the amount treated as an ordinary loss in any taxable year is limited to the amount by which the holder's total interest inclusions on the notes exceed the total amount of the net negative adjustments treated as ordinary loss in prior years. Any remaining excess will be a negative adjustment carryforward and treated as a negative adjustment in the succeeding year. If a note is sold, exchanged, or retired, any negative adjustment carryforward from the prior year will reduce the holder's amount realized on the sale, exchange or retirement.

     Thus, under the rules described in the preceding paragraph, depending on the "comparable yield" and "expected value" used to determine the projected payment schedule, holders of notes may be required to include amounts in income prior to the receipt of cash payments attributable to such income. We will provide to holders the projected payment schedule for the notes. The projected payment schedule for the notes will consist of all fixed interest payments, all scheduled principal payments and a projected amount and time for each contingent interest payment. The yield, timing and amounts set forth on the projected payment schedule are for federal income tax purposes only and are not assurances by us with respect to any aspect of the notes. Holders will generally be bound by the projected payment schedule. However, the IRS will not respect a projected payment schedule which it determines to be unreasonable. Holders are strongly urged to consult their tax advisors with respect to the application of the contingent payment rules described above to the notes.

     It is possible that the notes may be subject to the provisions of the Internal Revenue Code dealing with high yield discount obligations in which case we may not be entitled to claim a deduction with respect to a certain portion of the interest payments (the "Disqualified Portion"). This could reduce the amount of cash available to us to meet our obligations under the notes.

Sale, Retirement or Other Taxable Disposition

     A holder of a note will generally recognize gain or loss upon the sale, redemption, retirement, or other taxable disposition of the note in an amount equal to the difference between (1) the amount of cash and the fair market value of property received in exchange therefor, except to the extent attributable to the payment of accrued interest or original issue discount, which generally will be taxable to the holder as ordinary income, reduced by any negative adjustment carryforward (as described above) and (2) the holder's adjusted tax basis in the note. A holder's adjusted tax basis in a note generally will be equal to the price paid for the note, increased by the amount of original issue discount previously accrued on the note (determined without adjustments), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made on the note.

     If a note is sold or otherwise disposed of when there are remaining contingent payments under the projected payment schedule, then any gain recognized under the sale or other disposition will be ordinary interest income. Any loss recognized will be ordinary loss to the extent the holders' total interest inclusions on a note exceed the total amount of ordinary loss the holder took into account under the rules described above with respect to differences between actual payments and projected payments, and any additional loss will generally be a capital loss. If, however, a note is sold or otherwise disposed of after there are no remaining contingent payments due on the note under the projected payment schedule, the resulting gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year.

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

Liquidated Damages

     We intend to take the position that the liquidated damages described above under "Description of Notes -- Registration Rights; Liquidated Damages" will be taxable to the holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes. The IRS may take a different position, however, which could affect the timing of both the holder's income and our deduction with respect to the liquidated damages.

Backup Withholding

     A holder of notes may be subject to backup withholding at the rate of 31% with respect to interest paid on, original issue discount accrued on and gross proceeds from a sale or other disposition of, the notes unless (1) the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of notes who does not provide us with his or her correct taxpayer identification number may be subject to penalties imposed by the IRS.

     We will report to the holders of the notes and the IRS the amount of any "reportable payments," including any original issue discount accrued on the notes and any amount withheld with respect to the notes during the calendar year.

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


                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where such existing notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until ___________, 1999 (90 days after the effective date of this Registration Statement), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

     We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange Noes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     Each broker-dealer that receives exchange notes are required to deliver a prospectus in connection with any resale of such note.

     Each broker-dealer that acquired existing notes as a result of market making or other trading activities may use the exchange offer prospectus, as supplemented or amended for resales of exchange notes.

     Broker-dealers that acquired the existing notes directly from the Company in the initial offering and not as a result of market making or trading activities cannot use the prospectus for the exchange offer in connection with resales of the exchange notes and, absent an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with secondary resale of the exchange notes and cannot rely on the position of the staff in Exxon Capital Holdings Corporation (avail. April 13,
1989).

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


                                  LEGAL MATTERS

     The validity of the exchange notes offered hereby will be passed upon for the Company by Dechert Price & Rhoads, New York, New York. Certain legal matters with respect to Colorado law will be passed upon by Holme, Roberts & Owen LLP, Denver, Colorado and Verner, Liipfert, Bernhard, McPherson & Hand, Chartered, Washington, D.C.

                                     EXPERTS

     The financial statements of Riviera Black Hawk, Inc. (a development stage company) as of December 31, 1997 and 1998 and for the period from August 18, 1997 (date of inception) through December 31, 1997 and for the year ended December 31, 1998, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company's status as a development stage entity) and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Riviera Holdings Corporation and Subsidiaries as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 incorporated in this prospectus by reference from the Annual Report on Form 10-K of Riviera Holdings Corporation and Subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

     The Statements as to matters of law and legal conclusions concerning Colorado gaming law included under the captions "Risk Factors--Gaming licenses, permits and approvals," "--Legislative issues" and "--State gaming tax issues" and "Gaming and Liquor Regulatory Matters" have been prepared by Holme, Roberts & Owen LLP, Denver, Colorado and Edward McGrath,,Verner, Liipfert, Bernhard, McPherson & Hand, Chartered, Washington, D.C., gaming counsel for the Company.

                              AVAILABLE INFORMATION

     We are not currently subject to the periodic reporting and other informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). We have agreed that, whether or not required to do so by the rules and regulations of the Securities and Exchange Commission, so long as any notes remain outstanding, we will furnish to the trustee and deliver or cause to be delivered to holders of the notes, beginning with respect to our fiscal quarter ending June 30, 1999, (1) all consolidated quarterly and annual financial information that would be required to be contained in a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such forms and, with respect to the annual information only, a report thereon by our certified independent accountants and (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports. From and after the time a registration statement with respect to the notes is declared effective by the Securities and Exchange Commission, we will file such information with the Securities and Exchange Commission, provided the Securities and Exchange Commission will accept such filing.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer. This prospectus, which is a part of the registration statement, does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. For further information with respect to the Company and the notes to be issued in the exchange offer, please reference the registration statement, including its exhibits. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved.

     Copies of the registration statement, including all related exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the SEC, or obtained at prescribed rates from the Public Reference Section of the SEC at the address set forth above. In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

Riviera Black Hawk, Inc.
444 Main Street
Black Hawk, Colorado  80422
(303) 582-1000

RIVIERA BLACK HAWK, INC.
(A Development Stage Company)
--------------------------------------------------------------------------------




                                                                            Page

TABLE OF CONTENTS                                                            F-1
INDEPENDENT AUDITORS' REPORT                                                 F-2
FINANCIAL STATEMENTS:
         Balance Sheets as of June 30, 1999  (Unaudited),
              December 31, 1998 and 1997                                     F-3
         Statements of Operations for the Six Months Ended June 30,
              1999 (Unaudited)and cumulative from August 18, 1997
              (Inception) through June 30, 1999 (Unaudited)                  F-4
         Statements of Stockholder's Equity for the Six Months Ended
              June 30, 1999 (Unaudited) and for the Year Ended
              December 31, 1998 and for the Period from
              August 18, 1997 (Inception) through December 31, 1997          F-5
         Statements of Cash Flows for the Six Months Ended June 30, 1999
              and 1998 (Unaudited), and for the Year Ended December 31,
              1998 and for the Period from August 18, 1997  (Inception)
              through December 31, 1997 and cumulative from August 18,
              1997 (Inception) through June 30, 1999 (Unaudited)             F-6
         Notes to Financial Statements                                    F-7-11

                          INDEPENDENT AUDITORS' REPORT

Riviera Black Hawk, Inc.
 (A Development Stage Company):

     We have audited the accompanying balance sheets of Riviera Black Hawk, Inc. (a Development Stage Company) (the "Company") as of December 31, 1998 and 1997, and the related statements of operations, stockholder's equity and of cash flows for the period from August 18, 1997 (date of inception) through December 31, 1997, and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its cash flows for the period from August 18, 1997 (date of inception) through December 31, 1997, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

     The Company is in the development stage at December 31, 1998. As discussed in Note 1 to the financial statements, successful completion of the Company's development program and, ultimately, the attainment of profitable operations is dependent upon future events, including obtaining certain regulatory approvals and achieving a level of sales adequate to support the Company's cost structure.



Deloitte & Touche LLP

Las Vegas, Nevada
February 19, 1999

                            RIVIERA BLACK HAWK, INC.

                          (A Development Stage Company)
                                 BALANCE SHEETS
            JUNE 30, 1999 (UNAUDITED) AND DECEMBER 31, 1998 AND 1997
                      (In thousands, except share amounts)


                                                              June                  December 31,
ASSETS                                                        1999               1998           1997
                                                              ----               ----           ----
                                                          (Unaudited)


CURRENT ASSETS:
     Cash and cash equivalents......................       $       809     $       543     $      49
     Cash, restricted...............................            26,278
     Short-term investments, restricted.............             5,119
     Prepaid expenses...............................                30              73            _
                                                           -----------     -----------     ---------
         Total current assets.......................            32,236             616            49
PROPERTY AND EQUIPMENT..............................            39,936          27,112        16,583
DEFERRED FINANCING COSTS............................             3,114
OTHER ASSETS........................................                94               3
CASH, RESTRICTED....................................               407             407            _
                                                           -----------     -----------     ---------
         TOTAL......................................       $    75,787     $    28,138     $  16,632
                                                           ===========     ===========     =========

                      LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
     Accounts payable and accrued liabilities.......       $     5,897     $     1,210     $       7
     Accrued interest expense.......................               455
     Accrued expenses, other........................               189              -             -
                                                           -----------     -----------     ---------
     Total current liabilities......................             6,541           1,210             7
                                                           -----------     -----------     ---------
NONCURRENT LIABILITIES:
     Due to Riviera Holdings Corporation............                62           6,241
     13% First Mortage Notes........................            45,000
     Special   improvement   district   bonds,   net  of           784             687            -
                                                           -----------     -----------     ---------
         undisbursed funds of $780..................
         Total noncurrent liabilities...............            45,846           6,928            -
                                                           -----------     -----------     ---------
         Total liabilities..........................            52,387           8,138             7
                                                           -----------     -----------     ---------
COMMITMENTS AND CONTINGENCIES STOCKHOLDER'S EQUITY:

Common stock, $.01 par value;  10,000 shares authorized;
     1,000 shares issued and outstanding............

     Additional paid-in capital.....................            23,459          20,000        16,625

     Accumulated deficit............................               (59)           -               -
                                                           -----------     -----------     ---------
         Total stockholder's equity.................            23,400          20,000        16,625
                                                           -----------     -----------     ---------
         TOTAL .....................................       $    75,787     $    28,138     $  16,632
                                                           ===========     ===========     =========


                        See notes to financialstatements.

                            RIVIERA BLACK HAWK, INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
         SIX MONTHS ENDED JUNE 30, 1999 AND PERIOD FROM AUGUST 18, 1997
              (DATE OF INCEPTION) THROUGH JUNE 30, 1999 (UNAUDITED)
                                 (In thousands)


                                                             Six           Cumulative from
                                                            Months         August 18, 1997
                                                             Ended            (Date of
                                                           June 30,      Inception) through
                                                             1999           June 30, 1999
                                                          ---------      ------------------


Selling, general and administrative.................      $     (75)         $      (75)
OTHER INCOME (EXPENSE):
Interest expense....................................           (193)               (193)
Interest income.....................................            115                 115
     Total other income (expense)...................            (78)                (78)
Loss before taxes...................................           (153)               (153)
Tax benefit.........................................             94                  94
 Net loss...........................................      $     (59)         $      (59)


                       See notes to financial statements.

                            RIVIERA BLACK HAWK, INC.
                          (A Development Stage Company)

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                      PERIOD FROM AUGUST 18, 1997 (DATE OF


                                                  INCEPTION)   THROUGH  DECEMBER
                                                  31,   1997  AND   YEAR   ENDED
                                                  DECEMBER  31, 1998 AND FOR THE
                                                  SIX MONTHS ENDED JUNE 30, 1999
                                                  (Unaudited)
                      (In thousands, except share amounts)



                                                                     Additional
                                                 Common Stock        Paid-in     Accumulated
                                              Shares      Amount     Capital       Deficit       Total
                                              ------      ------     ---------   -----------     -----
BALANCE, AUGUST 18, 1997
     (Date of Inception)................           -      $   -      $     -                    $     -
     Common stock issued................        1,000
     Contributed capital................           -          -        16,625                     16,625
                                             --------     ------     --------     ---------     --------
BALANCE, DECEMBER 31, 1997..............        1,000                  16,625                     16,625
     Contributed capital................           -          -         3,375                      3,375
                                             --------     ------     --------     ---------     --------
BALANCE, DECEMBER 31, 1998..............        1,000                  20,000                     20,000
     Contributed capital (unaudited)....                                3,459                      3,459
     Net loss (unaudited)...............           -          -            -            (59)         (59)
                                             --------     ------     --------     ---------     --------
BALANCE, JUNE 30, 1999..................
     (Unaudited)........................        1,000     $   -      $ 23,459     $     (59)    $ 23,400
                                             ========     ======     ========     =========     ========

                       See notes to financial statements.

                            RIVIERA BLACK HAWK, INC.
                          (A Development Stage Company)

                            STATEMENTS OF CASH FLOWS
             PERIOD FROM AUGUST 18, 1997 (DATE OF INCEPTION) THROUGH
             DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998 AND
     SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED) AND CUMULATIVE FROM AUGUST 18, 1997 (INCEPTION) THROUGH JUNE 30, 1999 (UNAUDITED) (In thousands)


                                                                                                    Cumulative
                                                                                      August 18,    from August
                                               Six          Six                         1997        18, 1997
                                               Months       Months                   (Inception)     (Date of
                                               Ended        Ended                        to          Inception)
                                               June 30,     June 30,                  December      through June
                                               1999         1998            1998      31, 1997        30, 1999
                                               ----------   ----------   ----------   ----------   -----------
NET LOSS....................................   $      (59)  $            $            $            $      (59)
                                               ----------                                          -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment.......       (6,562)      (2,040)      (6,667)     (15,923)     (29,152)
   Decrease (increase) in prepaid expenses..           43                       (73)                      (30)
   Increase in cash - restricted............      (26,278)                                            (26,278)
   Purchase of short-term investments.......       (5,119)                                             (5,119)
   Deferred financing costs.................       (3,114)                                             (3,114)
   Increase in restricted cash..............                                   (407)                     (407)
   Increase in other assets.................          (91)                       (3)                      (94)
                                               ----------   ----------   ----------   ----------   -----------
       Net cash used in investing activities      (41,121)      (2,040)      (7,150)     (15,923)     (64,194)
                                               ----------   ----------   ----------   ----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Advances   from   (payments   to)   Riviera
    Holding Corporation.....................       (6,179)         343        6,241                        62
 Proceeds from long-term borrowings.........       45,000                                              45,000
 Contribution of paid-in capital............        2,625        2,117        1,403       15,972       20,000
                                               ----------   ----------   ----------   ----------   -----------
       Net   cash    provided   by   financing     41,446        2,460        7,644       15,972       65,062
         activities.........................
                                               ----------   ----------   ----------   ----------   -----------

INCREASE IN CASH AND CASH EQUIVALENTS.......          266          420          494           49          809
CASH AND CASH EQUIVALENTS, BEGINNING
     OF PERIOD                                        543           49           49
                                               ----------   ----------   ----------   ----------   -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD....
                                               $      809   $      469   $      543   $       49   $      809
                                               ==========   ==========   ==========   ==========   ===========

SUPPLEMENTAL DISCLOSURE OF NONCASH
  INFORMATION:
Property   and   equipment   purchased   using
  accounts payable..........................   $    5,897                $    1,203   $        7   $    5,897
                                               ==========   ==========   ==========   ==========   ===========
Property  acquired  using special  improvement
  district bonds............................   $       97                $      687   $            $      784
                                               ==========   ==========   ==========   ==========   ===========
CAPITALIZED  INTEREST  CONTRIBUTED  BY RIVIERA
  HOLDINGS CORP.............................   $      834   $    1,300   $    1,972   $      653   $    3,459
                                               ==========   ==========   ==========   ==========   ===========
CAPITALIZED INTEREST, Other.................   $      644   $            $            $            $      644
                                               ==========   ==========   ==========   ==========   ===========

                       See notes to financial statements.

                            RIVIERA BLACK HAWK, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS
             PERIOD FROM AUGUST 18, 1997 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1997 AND THE YEAR ENDED DECEMBER 31, 1998

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization and Basis of Presentation - On August 18, 1997 (date of inception), Riviera Black Hawk, Inc. (the "Company") was formed. The Company is a wholly owned subsidiary of Riviera Holdings Corporation. The Company is a development stage enterprise that has not commenced operations and will not commence operations until acceptable financing is obtained, the casino is constructed, and gaming licenses are obtained. The principal purpose of the Company is to develop a casino and entertainment complex in Black Hawk, Colorado, which is anticipated to open in the first quarter of 2000. The Company has begun construction on this casino in Black Hawk, Colorado, on a site that was purchased for $15.1 million in August 1997.

      Financial Statements at June 30, 1999 and for the Six Months Ended June 30, 1999 and 1998 - The financial information at June 30, 1999 and for the six months ended June 30, 1999 and 1998 is unaudited. However, such information reflects all adjustments (consisting solely of normal recurring adjustments) that are, in the opinion of management, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim period. The results of operations for the six months ended June 30, 1999 and 1998 are not necessarily indicative of the results that will be achieved for the entire year.

      Certain Significant Risks and Uncertainties:

          Gaming Regulation Licensing - The Company's ability to conduct gaming operations in the state of Colorado depends on the ability of the Company and Riviera Holdings Corporation to obtain licensing from the Colorado gaming authorities. Such licensing and qualifications will be reviewed periodically by the gaming authorities in Colorado.

          Competition - The Black Hawk/Central City, Colorado, market already has many established casinos. The market is highly competitive, and other development projects are currently being planned.

          Construction Risks - Any construction project entails significant construction risks, including, but not limited to, cost overruns, delays in receipt of governmental approvals, shortages of materials or skilled labor, labor disputes, unforeseen environmental or engineering problems, work stoppages, fire and other natural disasters, construction scheduling problems, and weather interferences, any of which, if they occurred, could delay construction or result in a substantial increase in costs to the Company.

      Completion Capital Commitment - Riviera Holdings Corporation, will be obligated to contribute to the Company up to $10.0 million of cash if at any time there are insufficient funds available to enable the casino in Black Hawk, Colorado to be operating by May 31, 2000. In addition, if the casino is not operating by May 31, 2000, Riviera Holdings Corporation will be obligated to contribute to the Company on that date $10.0 million in cash less any amounts previously contributed under the Completion Capital Commitment.

      Keep-Well Agreement - The Company and Riviera Holdings Corporation will enter into a Keep-Well Agreement wherein, if (1) the Company does not have the necessary funds to make a payment of fixed interest on the notes during our first three years of operations or (2) consolidated cash flow is less than $9.0 million in any of our first three years of operations, Riviera Holdings Corporation will be obligated to contribute cash to the Company to make up those amounts (up to a maximum of $5.0 million for any one operating year and $10.0 million in the aggregate).

      Cash and Cash Equivalents - The Company considers cash and all highly liquid investments with a maturity at the time of purchase of three months or less to be cash equivalents. At December 31, 1998 and 1997, there were no cash equivalents.

      Property and Equipment - Property and equipment are stated at cost, and capitalized lease assets are stated at the present value of future minimum lease payments at the date of lease inception. Interest incurred during construction of new facilities or major additions to facilities is capitalized and amortized over the life of the asset. Depreciation will be computed, upon the commencement of gaming operations, using the straight-line method over the shorter of the estimated useful lives or lease terms, if applicable, of the related assets. The costs of normal maintenance and repairs will be charged to expense as incurred. Gains or losses on disposals will be recognized as incurred.

      Other Assets - The Company is in the development stage and is currently incurring organizational costs, which are being capitalized until operations of the casino commence, at which time such organizational costs will be amortized over a five-year period. Organizational costs consist primarily of legal fees associated with establishing the gaming licenses for business.

      Restricted Cash - At December 31, 1998, the Company had a deposit with a commercial bank in the amount of $407,000, which is restricted as to use. This amount is required by a construction bond.

      Estimates and Assumptions - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from estimates.

      Recently Issued Accounting Standards - The American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities. This standard provides guidance on the financial reporting for start-up costs and organization costs. This standard requires costs of start-up activities and organization costs to be expensed as incurred, and is effective for fiscal years beginning after December 15, 1998, although earlier application is encouraged. Management does not expect that the effect of adopting this standard will have a material impact on the Company's financial statements.

      Federal Income Taxes - Riviera Holdings Corporation allocated income tax expense or benefit to the Company as if the Company were filing separate tax returns pursuant to a tax sharing arrangement. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Company had no results of operation through December 31, 1998 that would have created taxable events. Accordingly, no provision is shown in these financial statements through December 31, 1998.

2.    RELATED-PARTY TRANSACTIONS

      As of December 31, 1998, Riviera Holdings Corporation has contributed $15.1 million to acquire land for the casino in Black Hawk and $4.9 million in cash for developing the land for the casino, for a total capital contribution of $20 million.

      At December 31, 1998, the Company owed approximately $6.2 million to Riviera Holdings Corporation, representing advances made by Riviera Holdings Corporation for costs related to the development of the Riviera Black Hawk casino. The advances are bearing interest at 10.6 percent and are due June 30, 2000.

      The Company has entered into a management agreement in principle (the "Management Agreement") with Riviera Gaming Management of Colorado, Inc., (the "Manager") a wholly owned subsidiary of Riviera Holdings Corporation, which, in exchange for a fee, will manage the Company. The management fee will consist of a revenue fee and a performance fee. The revenue fee will be based on 1% of net revenues (gross revenues less complimentaries) and is payable quarterly in arrears. The performance fee will be based on the following percentages of EBITDA (earnings before interest, taxes, depreciation and amortization, whose components are based on generally accepted accounting principles): (1) 10% of EBITDA from $5 million to $10 million, (2) 15% of EBITDA from $10 million to $15 million and (3) 20% of EBITDA in excess of $15 million. The performance fee will be based on the preceding quarter's EBITDA, paid in quarterly installments subject to year-end adjustment. The management fee will go into effect on the date of the opening of the Riviera Black Hawk casino.

      If there is any default under the management agreement, the manager will not be entitled to receive management fees, but the manager will still be entitled to inter-company service fees.

3.    PROPERTY AND EQUIPMENT


      Property and equipment consist of the following at December 31 (amounts in thousands):

                                                  1998         1997

     Land and improvements                      $15,790      $15,100
     Construction in progress                    11,322        1,483
                                                -------      -------
     Total property and equipment               $27,112      $16,583
                                                =======      =======

      In 1998 and 1997, $2.0 million and $.6 million, respectively, in interest costs were capitalized on the construction project.

4.    SPECIAL IMPROVEMENT DISTRICT BONDS

      The City of Black Hawk, Colorado, issued Special Improvement District bonds ("SID bonds") in the amount of $2.9 million in July 1998. The bond proceeds will be used to finance surface, underground, and utility improvements, widen and improve a bridge, and improve traffic signals and other infrastructure projects that benefit the Riviera Black Hawk property and an adjacent casino. The SID bonds contain a lien provision that attaches to the property until the bonds are fully paid.

      The Company is responsible to repay approximately 50% of the bonds. At December 31, 1998, $1.4 million of the $2.9 million had been expended on the designated projects. The remaining bond proceeds were in a controlled disbursement account managed by the City of Black Hawk. The Company is recording 50% of the costs of improvements to land improvements and a corresponding amount to SID bonds payable. The bonds accrue interest at 5% payable semiannually on June 1, and December 1 commencing December 1, 1998.

      The Company's share of the debt on the SID bonds, when the project is complete, is payable over ten years beginning in January 2000, as follows (amounts in thousands):

       1999                                                          $ -
       2000                                                             112
       2001                                                             120
       2002                                                             127
       2003                                                             132
       Thereafter                                                       979
                                                                     ------

                                                                     $1,470
                                                                     ======

5.    COMMITMENTS AND CONTINGENCIES

      The Company has entered into a guaranteed maximum price construction contract for the construction of the Riviera Black Hawk at a guaranteed maximum price of $27.6 million, including a contingency allowance of $0.5 million, for the construction of the casino, parking garage, associated site work and all floor coverings and food service equipment. The construction cost is fully supported by a payment and performance bond obtained by the general contractor, Weitz, who is also required to provide comprehensive public liability insurance, including contractual liability coverage, in the amount of $2.0 million plus umbrella coverage in the amount of $20.0 million. The Company has obtained builder's all risk insurance to insure against damage to the work in place during construction. The guaranteed maximum price is subject to decrease if there are changes to the plans and specifications, if the work is delayed due to actions of the owner or, due to customary contingencies that occur during construction.

      To discourage delays, liquidated damages will be payable by the general contractor for each day that substantial completion is delayed past the scheduled substantial completion date (as it may be extended under the guaranteed maximum price construction contract), as follows: (1) no penalties if the casino project is substantially completed on or before January 31, 2000; (2) $10,000 per day each day from February 1, 2000 through February 14, 2000 that the casino project is not substantially completed after January 31, 2000; and (3) an additional $15,000 for each day from February 15, 2000 through June 30, 2000. In addition, to encourage early completion of the casino, incentive fees will be payable to the general contractor. Specifically, the guaranteed maximum price construction contract provides: (1) if Weitz achieves substantial completion of the project on or after December 29, 1999, but prior to January 4, 2000, Weitz's lump sum fee shall be increased as incentive by $10,000 for each day that the project is substantially complete prior to January 4, 2000; and (2) if Weitz achieves substantial completion of the project any time before December 29, 1999, Weitz's lump sum fee shall be increased as incentive by $15,000 for each day the project is substantially complete prior to December 29, 1999, plus the $10,000 for each day the project is substantially complete between December 29, 1999 and January 4, 2000.

      The Company has a contract for architect services for approximately $1.0 million. Substantially all expected services have been rendered and paid on the contract at December 31, 1998.

6.    SUBSEQUENT EVENTS (UNAUDITED)

     During the 6 months ended June 30, 1999, Riviera Holdings Corporation contributed another $3.5 million of additional paid in capital.

     The Financial Accounting Standards Board recently issued FAS No. 137, `Deferral of FAS 133 Accounting for Derivatives' which delays the implementation of that pronouncement to June 15, 2000. The Company has not determined what effect, if any, that FAS 133 may have on its results of operations.

     The impact of adopting SOP 98-5 has been to record general expenses of $75,000 for the first six months of 1999 that the Company would otherwise have deferred as a pre-opening cost.

      On June 3, 1999, the Company closed a $45 million private placement of 13% First Mortgage Notes. The net proceeds of the placement will be used to fund the completion of RBH's casino project in Black Hawk, Colorado. The Riviera Holdings Corporation has not guaranteed the $45 million RBH Notes, but has agreed to a "Capital Completion Commitment" of up to $10 million and a "Keep Well Agreement" of $5 million per year (or an aggregate limited to $10 million) for the first 3 years of RBH operations to cover if (i) the $5.85 million interest on such Notes is not paid by RBH and
      (ii) the amount by which RBH cash flow is less than $7.5 million per year.

      The notes were issued at a cost in the amount of $3.5 million. The deferred financing costs are being amortized over the life of the notes on a straight-line basis which approximates the effective interest method.

      The 13% First Mortgage Note Indenture provides that, in certain circumstances, the Company must offer to repurchase the 13% Notes upon the occurrence of a change of control or certain other events. In the event of such mandatory redemption or repurchase prior to maturity, the Company would be unable to pay the principal amount of the 10% Notes without a refinancing.

      The 13% First Mortgage Note Indenture contains certain covenants, which limit the ability of the Company and its restricted subsidiaries, subject to certain exceptions, to: (i) incur additional indebtedness; (ii) pay dividends or other distributions, repurchase capital stock or other equity interests or subordinated indebtedness; (iii) enter into certain transactions with affiliates; (iv) create certain liens; sell certain assets; and (v) enter into certain mergers and consolidations. As a result of these restrictions, the ability of the Company to incur additional indebtedness to fund operations or to make capital expenditures is limited. In the event that cash flow from operations is insufficient to cover cash requirements, the Company would be required to curtail or defer certain of their capital expenditure programs under these circumstances, which could have an adverse effect on the Company's operations. At June 30, 1999, the Company believes that it is in compliance with the covenants.

      Amounts related to the Riviera Black Hawk casino project in Black Hawk, Colorado are restricted in use to that project or for the related 13% First Mortgage Notes interest payments.

      Pursuant to a deposit account agreement, dated as of June 3, 1999, among Bank of America as deposit bank, Riviera Holdings Corporation and First American Title Insurance Company, Riviera Holdings Corporation has deposited $5.0 million to insure First American against mechanics lien claims against the Black Hawk property. If no mechanics liens are outstanding 30 days after the casino opens, such $5.0 million deposit will be returned to Riviera Holdings Corporation.

      The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities, and requires such securities to be classified as either held to maturity, trading, or available for sale.

      Management determines the appropriate classification of its investment securities at the time of purchase and re-evaluates such determination at each balance sheet date. Held-to-maturity securities are carried at amortized cost. At June 30, 1999, securities classified as held to maturity comprised debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies, and repurchase agreements, with an amortized cost of $5,119,000, maturing in three months or more.

                                     ******

ANNEX A
RIVIERA HOLDINGS CORPORATION

Riviera Holdings Corporation's consolidated financial statements are incorporated by reference in this prospectus only to illustrate its ability to service its obligations under the Completion Capital Commitment and the Keep-Well Agreement. Neither Riviera Holdings Corporation nor any of its
affiliates will participate in servicing the principal, fixed interest, contingent interest or other payments due on the notes. Neither Riviera Holdings Corporation nor any of its affiliates has any obligation to make any payments of any kind to the holders of the notes.

================================================================================

  We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. This prospectus does not offer to buy or sell any notes in any jurisdiction where it is unlawful. You must not rely on unauthorized information or representations. The information contained in this prospectus is current only as of its date.

                                ----------------


                                TABLE OF CONTENTS

Forward-Looking Statements.................................iii
Summary......................................................1
Risk Factors.................................................8
Use Of Proceeds.............................................15
Capitalization..............................................15
Selected Financial Information..............................16
Ratio Of Earnings To Fixed Charges..........................17
Management's Discussion And Analysis Of Financial Condition
 And Results Of Operations..................................18
The Exchange Offer..........................................21
Business....................................................28
Gaming And Liquor Regulatory Matters........................33
Material Agreements.........................................37
Management..................................................39
Principal Stockholders......................................41
Relationships And Related Transactions......................43
Description Of Notes........................................44
United States Federal Income Tax Considerations.............64
Plan Of Distribution........................................67
Legal Matters...............................................68
Experts.....................................................68
Available Information.......................................68

     Until _____ __, 1999 (90 days after the effective date of this Registration Statement), all dealers effecting transactions in the exchange notes, whether or not participating in the original distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================



================================================================================


                                   $45,000,000


                                     [LOGO]



                            Riviera Black Hawk, Inc.

                                OFFER TO EXCHANGE

                            13% First Mortgage Notes
                                    due 2005
                            With Contingent Interest

                               for all outstanding

                            13% First Mortgage Notes
                                    due 2005
                            With Contingent Interest

                            -------------------------

                                   PROSPECTUS
                            -------------------------



                               __________ __, 1999


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

    Article 109 of the Colorado Business Corporation Act provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

    In addition, Article 109 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation.

    Article 109 also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

    The Bylaws of the Company provide for the indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that such person is or was a director or officer of the Company or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of the Company or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of the Company serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of the Company or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of the Company, except to the extent that such indemnification is prohibited by applicable law. The Bylaws of the Company also provide that such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled as a matter of law or under any by-law, agreement, vote of stockholders or otherwise.

    Section 7-108-402 of the Colorado Business Corporation Act provides that a corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability: for any breach of the director's duty of loyalty to the corporation or its shareholders; for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; for acts specified in Section 7-108-403 of the Colorado Business Corporation Act (pertaining to certain prohibited acts including unlawful payments of dividends or unlawful purchases or redemptions of the corporation's capital stock); or for any transaction from which the director derived an improper personal benefit. The Articles of Incorporation of the Company contains a provision so limiting the personal liability of directors of the Company.

Item 21.  Exhibits and Financial Statement Schedules

     (a) Exhibits:

                                  EXHIBIT INDEX


  Exhibit No.                      Description
-------------   ----------------------------------------------------------------
     3.01       Articles of Amendment to the Articles of Incorporation of the
                Company.+

     3.02       Articles of Incorporation of the Company.+

     3.03       Bylaws of the Company.+

     4.01 Indenture, dated as of June 3, 1999, among the Company, Riviera Holdings and the Initial Purchaser.++

     4.02 Form of 13% First Mortgage Note due 2005 with Contingent Interest (included in Exhibit 4.01).++

     4.03 Purchase Agreement, dated as of May 27, 1999, by and among the Company, Riviera Holdings and the Initial Purchaser.++

     4.04 Registration Rights Agreement, dated as of June 3, 1999, by and between the Company and the Initial Purchaser.++

     5.01       Opinion of Dechert Price & Rhoads.++

     10.01 The Completion Capital Commitment, dated as of June 3, 1999, by and between the Company and Riviera Holdings.++

     10.02 The Keep-Well Agreement, dated as of June 3, 1999, by and between the Company and Riviera Holdings.++

     10.03 The Tax-Sharing Agreement, dated as of June 3, 1999, by and between the Company and Riviera Holdings.++

     10.04 The Management Agreement, dated as of June 3, 1999, by and between the Company and Riviera Gaming Management of Colorado, Inc.++

     10.05 The Trademark License Agreement, dated as of June 3, 1999, by and between the Company and Riviera Operating Corporation.++

     10.06 The Deed of Trust, dated as of June 3, 1999, made by the Company to the Public Trustee of the County of Gilpin, Colorado, for the benefit of the Trustee.++

     10.07      The Assignment of Rents.++

     10.08 The Environmental Indemnity, dated as of June 3, 1999, between the Company and the Trustee.++

     10.09 The Cash Collateral and Disbursement Agreement, dated as of June 3, 1999, among the Company, the Trustee and Crss Constructors, Inc.++

     10.10 The Account Agreement, dated as of June 3, 1999, among the Company, the Trustee and IBJ Whitehall Bank and Trust Company.++

     10.11 The Security Agreement, dated as of June 3, 1999, made by the Company in favor of the Trustee.++

     10.12 The Manager Subordination Agreement, dated as of June 3, 1999, by Riviera Gaming Management of Colorado in favor of the Trustee.++

     10.13 The Collateral Assignment of Trademark, dated as of June 3, 1999, by and between the Company and the Trustee.++

     10.14 The Collateral Assignment, dated as of June 3, 1999, by and between the Company and the Trustee.++

     10.15 The Pledge and Assignment Agreement, dated as of June 3, 1999, by and between the Company and the Trustee.++

     10.16 Deposit Account Agreement, dated as of June 1999, among Bank of America, Riviera Holdings and First American Title Insurance Company.+

     10.17 Construction Contract, made as of December 29, 1997, among the Company, Weitz-Cohen Construction Co. and Melick Associates, Inc.+

     23.01 Consent of Dechert Price & Rhoads (included in the opinion filed as Exhibit 5.01).++

     23.02      Consent of Deloitte & Touche LLP for Riviera Black Hawk, Inc.+

     23.03      Consent  of   Deloitte  &  Touche  LLP  for   Riviera   Holdings
                Corporation.+

     23.04      Consent of Holme Roberts & Owen LLP.+++

     23.05      Consent of Verner, Liipfert, Bernhard, McPherson & Hand,
                Chartered.+++

     99.01      Form of Letter of Transmittal.++

     99.02      Form of Notice of Guaranteed Delivery.++


* Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this Agreement are omitted. The Exhibit contains a list identifying the contents of all schedules and the Registrants agree to furnish supplementally copies of such schedules to the Commission upon request.

--------------------

+     Filed herewith.
++    Previously filed.
+++   To be filed by amendment.

    (b) Financial Statement Schedules:

    Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

Item 22.  Undertakings

    (a)  Each of the undersigned registrants hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the corporation being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the below-named Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on the 30th day of August 1999.

                            RIVIERA BLACK HAWK, INC.



                           By:  /s/ William L. Westerman
                                ----------------------------------------
                                William L. Westerman
                                Chief Executive Officer and Director

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities at the above-named Registrant on the 30th day of August, 1999.



                           By:  /s/ Ronald P. Johnson
                                ----------------------------------------
                                Ronald P. Johnson
                                President and Director



                           By:  /s/ Duane R. Krohn
                                ----------------------------------------
                                Duane R. Krohn
                                Secretary, Treasurer, Chief Financial Officer
                                   and Director

                                  EXHIBIT INDEX

  Exhibit No.                                                Description


     3.01 Articles of Amendment to the Articles of Incorporation of the Company.+

     3.02    Articles of Incorporation of the Company.+

     3.03    Bylaws of the Company.+

     4.01 Indenture, dated as of June 3, 1999, among the Company, Riviera Holdings and the Initial Purchaser.++

     4.02 Form of 13% First Mortgage Note due 2005 with Contingent Interest (included in Exhibit 4.01).++

     4.03 Purchase Agreement, dated as of May 27, 1999, by and among the Company, Riviera Holdings and the Initial Purchaser.++

     4.04 Registration Rights Agreement, dated as of June 3, 1999, by and between the Company and the Initial Purchaser.++

     5.01    Opinion of Dechert Price & Rhoads.++

     10.01 The Completion Capital Commitment, dated as of June 3, 1999, by and between the Company and Riviera Holdings.++

     10.02 The Keep-Well Agreement, dated as of June 3, 1999, by and between the Company and Riviera Holdings.++

     10.03 The Tax-Sharing Agreement, dated as of June 3, 1999, by and between the Company and Riviera Holdings.++

     10.04 The Management Agreement, dated as of June 3, 1999, by and between the Company and Riviera Gaming Management of Colorado, Inc.++

     10.05 The Trademark License Agreement, dated as of June 3, 1999, by and between the Company and Riviera Operating Corporation.++

     10.06 The Deed of Trust, dated as of June 3, 1999, made by the Company to the Public Trustee of the County of Gilpin, Colorado, for the benefit of the Trustee.++

     10.07   The Assignment of Rents.++

     10.08 The Environmental Indemnity, dated as of June 3, 1999, between the Company and the Trustee.++

     10.09 The Cash Collateral and Disbursement Agreement, dated as of June 3, 1999, among the Company, the Trustee and Crss Constructors, Inc.++

     10.10 The Account Agreement, dated as of June 3, 1999, among the Company, the Trustee and IBJ Whitehall Bank and Trust Company.++

     10.11 The Security Agreement, dated as of June 3, 1999, made by the Company in favor of the Trustee.++

     10.12 The Manager Subordination Agreement, dated as of June 3, 1999, by Riviera Gaming Management of Colorado in favor of the Trustee.++

     10.13 The Collateral Assignment of Trademark, dated as of June 3, 1999, by and between the Company and the Trustee.++

     10.14 The Collateral Assignment, dated as of June 3, 1999, by and between the Company and the Trustee.++

     10.15 The Pledge and Assignment Agreement, dated as of June 3, 1999, by and between the Company and the Trustee.++

     10.16 Deposit Account Agreement, dated as of June 1999, among Bank of America, Riviera Holdings and First American Title Insurance Company.+

     10.17 Construction Contract, made as of December 29, 1987, among the Company, Weitz-Cohen Construction Co. and Melick Associates, Inc.+

     23.01 Consent of Dechert Price & Rhoads (included in the opinion filed as Exhibit 5.01).++

     23.02   Consent of Deloitte & Touche LLP for Riviera Black Hawk, Inc.+

     23.03   Consent of Deloitte & Touche LLP for Riviera Holdings Corporation.+

     23.04   Consent of Holme Roberts & Owen LLP.+++

     23.05   Consent of Verner, Liipfert, Bernhard, McPherson & Hand,
             Chartered.+++

     99.01   Form of Letter of Transmittal.++

     99.02   Form of Notice of Guaranteed Delivery.++

* Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to this Agreement are omitted. The Exhibit contains a list identifying the contents of all schedules and the Registrants agree to furnish supplementally copies of such schedules to the Commission upon request.

-------------------

+    Filed herewith.
++   Previously filed.
+++  To be filed by amendment.